PROSPECTUS	Filed pursuant to Rule 424(b)(3) (File No. 333-280449)

TRINITY CAPITAL INC.

Up to $50,000,000 in Aggregate Principal Amount of
6.00% Convertible Notes due 2025 and
Shares of Common Stock Issuable Upon Conversion Thereof
by the Selling Securityholders

We are a specialty lending company that provides debt, including loans and equipment financings, to growth-stage companies, including venture-backed companies and companies with institutional equity investors. We define “growth-stage companies” as companies that have significant ownership and active participation by sponsors, such as institutional investors or private equity firms, and expected annual revenues of up to $100 million.

We are an internally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). We have elected to be treated, and intend to qualify annually, as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Regulation” and “Certain U.S. Federal Income Tax Considerations.”

Our investment objective is to generate current income and, to a lesser extent, capital appreciation through our investments. We seek to achieve our investment objective by making investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. In addition, we may obtain warrants or contingent exit fees at funding from many of our portfolio companies, providing an additional potential source of investment returns.

We primarily seek to invest in loans and equipment financings to growth-stage companies that have generally completed product development and are in need of capital to fund revenue growth. Our loans and equipment financings generally range from $5 million to $50 million. We are not limited to investing in any particular industry or geographic area and seek to invest in under-financed segments of the private credit markets. The debt in which we invest typically is not rated by any rating agency, but if these instruments were rated, they would likely receive a rating of below investment grade (that is, below BBB- or Baa3), which is often referred to as “high yield” or “junk.”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are subject to reduced public company reporting requirements and intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “TRIN.” On January 23, 2025, the last reported sales price of our common stock on Nasdaq was $14.92 per share. The net asset value per share of our common stock at September 30, 2024 (the last date prior to the date of this prospectus for which we reported net asset value) was $13.13.

Our 6.00% Convertible Notes due 2025 (the “Convertible Notes”) have no history of public trading and we do not intend to list the Convertible Notes on any national securities exchange.

This prospectus relates to the resale from time to time of (i) up to $50,000,000 in aggregate principal amount the Convertible Notes and (ii) shares our common stock, par value $0.001 per share, issuable upon the conversion of the Convertible Notes, from time to time, by the selling securityholders identified in this prospectus or any accompanying prospectus supplement, if any (the “Selling Securityholders”). This prospectus also relates to the issuance and sale of shares of our common stock issued upon the conversion of the Convertible Notes by subsequent purchasers of the Convertible Notes. This prospectus does not necessarily mean that the Selling Securityholders will offer or sell any or all of the Convertible Notes or shares of our common stock issuable upon conversion of the Convertible Notes. We cannot predict when or in what amounts, if any, the Selling Securityholders may sell the Convertible Notes or shares of our common stock issuable upon conversion of the Convertible Notes offered by this prospectus. The prices at which the Selling Securityholders may sell the Convertible Notes or shares of our common stock issuable upon conversion of the Convertible Notes will be determined by the prevailing market price for the Convertible Notes or shares of our common stock issuable upon conversion of the Convertible Notes, or in negotiated transactions. We are filing the registration statement, of which this prospectus forms a part, pursuant to a registration rights agreement, dated as of December 11, 2020, we entered into for the benefit of the Selling Securityholders. We will not receive any of the proceeds from the resale of the Convertible Notes or shares of our common stock issuable upon conversion of the Convertible Notes.

The Convertible Notes were issued pursuant to a Base Indenture, dated as of January 16, 2020, between us and U.S. Bank National Association, as trustee (together with its successor in interest, U.S. Bank Trust Company, National Association, the “Trustee”), and a Second Supplemental Indenture, dated as of December 11, 2020, between us and the Trustee. The Convertible Notes mature on December 11, 2025, unless earlier converted or repurchased. The Convertible Notes bear interest at a rate of 6.00% per year, subject to additional interest upon certain events, payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2021. If an investment grade rating is not maintained with respect to the Convertible Notes, additional interest of 0.75% per annum will accrue on the Convertible Notes until such time as the Convertible Notes receive an investment grade rating of “BBB-” (or its equivalent) or better. A credit rating is not a recommendation to buy, sell or hold securities, should be evaluated independently from similar ratings of other securities or companies, and may be subject to revision or withdrawal at any time. There can be no assurance that a credit rating will remain for any given period of time.

Holders may convert their Convertible Notes, at their option, at any time on or prior to the close of business on the business day immediately preceding the maturity date. The conversion rate was initially 66.6667 shares of common stock per $1,000 principal amount of the Convertible Notes (equivalent to an initial conversion price of approximately $15.00 per share of common stock). Effective immediately after the close of business on December 31, 2024, the conversion rate changed to 81.6439 shares of the Company’s common stock, per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $12.25 per share of common stock) as a result of a certain cash dividend of the Company. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances. Upon conversion of the Convertible Notes, we will pay or deliver, as the case may be, cash, shares of our common stock, par value $0.001 per share, or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of the Convertible Notes, equal to the conversion rate, as described in this prospectus.

At our option, we may cause the holders to convert all or a portion of the then outstanding principal amount of the Convertible Notes plus accrued but unpaid interest, but excluding the date of such conversion, at any time on or prior to the close of business on the business day immediately preceding the maturity date, if the closing sale price of our common stock on a national securities exchange, including Nasdaq, for any 30 consecutive trading days exceeds 120% of the conversion price, as may be adjusted. Upon such conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of the Convertible Notes, equal to the conversion rate, and a forced conversion make-whole payment, if any, in cash, as described in this prospectus.

If we undergo a fundamental change (as defined herein), holders may require us to repurchase for cash all or part of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Convertible Notes are our direct senior unsecured obligation and rank pari passu, or equal in right of payment, with all outstanding and future unsecured unsubordinated indebtedness issued by us. No sinking fund is provided for the Convertible Notes. See “Description of the Convertible Notes.” As of September 30, 2024, on a consolidated basis, we had approximately $922.5 million of indebtedness outstanding, $290.0 million of which was secured indebtedness of our wholly-owned subsidiary, TrinCap Funding, LLC, and $632.5 million of which was unsecured indebtedness, which amount includes the Convertible Notes. See “Prospectus Summary — Recent Developments.”

Investing in the Convertible Notes and our common stock involves a high degree of risk, including credit risk and the risk of the use of leverage, and is highly speculative. Before buying any Convertible Notes or shares of our common stock, you should read the discussion of the material risks of investing in our securities in “Risk Factors” beginning on page 21 of this prospectus and any risk factors included in any accompanying prospectus supplement, if any.

This prospectus and any accompanying prospectus supplement, if any, contains important information you should know before investing in our securities. Please read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein before investing and keep it for future reference. We also file periodic and current reports, proxy statements and other information about us with the U.S. Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 1 N. 1st Street, Suite 302, Phoenix, Arizona 85004, calling us at (480) 374-5350 or visiting our corporate website located at www.trinitycap.com. Information on our website is not incorporated into or a part of this prospectus and any accompanying prospectus supplement, if any. The SEC also maintains a website at www.sec.gov that contains this information.

THE CONVERTIBLE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 24, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, which constitutes a delayed offering in reliance on Rule 415 under the Securities Act, the Selling Securityholders may offer and sell, from time to time, up to $50,000,000 in aggregate principal amount of the Convertible Notes or the shares of our common stock issuable upon conversion of the Convertible Notes. We cannot predict when or in what amounts, if any, the Selling Securityholders may sell the Convertible Notes or the shares of our common stock issuable upon conversion of the Convertible Notes. The prices at which the Selling Securityholders may sell the Convertible Notes or the shares of our common stock issuable upon conversion of the Convertible Notes will be determined by the prevailing market price for the Convertible Notes or the shares of our common stock issuable upon conversion of the Convertible Notes, or in negotiated transactions. This prospectus, any accompanying prospectus supplement and the documents we incorporate by reference into this prospectus provide you with a general description of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes that the Selling Securityholders may offer and sell, from time to time. We may provide a prospectus supplement that will contain specific information about the terms of the offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement, any free writing prospectus and the documents incorporated by reference in this prospectus and any accompanying prospectus supplement before making an investment decision.

This prospectus may contain estimates and information concerning our industry, including market size and growth rates of the markets in which we participate, that are based on industry publications and other third-party reports. This information involves many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Neither we nor the Selling Securityholders have independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described or referenced in the section titled “Risk Factors,” that could cause results to differ materially from those expressed in these publications and reports.

This prospectus includes summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the section titled “Available Information.”

You should rely only on the information included or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We and the Selling Securityholders have not authorized any other person to provide you with different information or to make representations as to matters not stated in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by us or on our behalf or to which we have referred you do not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. You should not assume that the information included or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. Our financial condition, results of operations and prospects may have changed since any such date. To the extent required by law, we will amend or supplement the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement to reflect any material changes to such information subsequent to the date of the prospectus and any accompanying prospectus supplement and prior to the completion of any offering pursuant to the prospectus and any accompanying prospectus supplement.

ii

PROSPECTUS SUMMARY

This summary highlights some of the information included elsewhere in this prospectus or incorporated by reference. It is not complete and may not contain all of the information that you may want to consider before investing in our securities. You should carefully read this entire prospectus, any accompanying prospectus supplement and any document incorporated by reference before investing in our securities.

Throughout this prospectus, except where the context suggests otherwise:

•        the terms “we,” “us,” “our,” “Trinity,” and “Company” refer, collectively, to the Legacy Funds (as defined below) and their respective subsidiaries, general partners, managers and managing members, as applicable prior to the consummation of the Formation Transactions (as defined below) and Trinity Capital Inc. after the consummation of the Formation Transactions; and

•        “Legacy Funds” refers collectively to Trinity Capital Investment, LLC, Trinity Capital Fund II, L.P. (“Fund II”), Trinity Capital Fund III, L.P. (“Fund III”), Trinity Capital Fund IV, L.P. (“Fund IV”) and Trinity Sidecar Income Fund, L.P. and their respective subsidiaries, general partners, managers and managing members, as applicable.

Trinity Capital Inc.

Overview

Trinity Capital Inc., a Maryland corporation, provides debt, including loans and equipment financings, to growth-stage companies, including venture-backed companies and companies with institutional equity investors. Our investment objective is to generate current income and, to a lesser extent, capital appreciation through our investments. We seek to achieve our investment objective by making investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Our equipment financings involve loans for general or specific use, including acquiring equipment, that are secured by the equipment or other assets of the portfolio company. In addition, we may obtain warrants or contingent exit fees at funding from many of our portfolio companies, providing an additional potential source of investment returns. The warrants entitle us to purchase preferred or common ownership shares of a portfolio company, and we typically target the amount of such warrants to scale in proportion to the amount of the debt or equipment financing. Contingent exit fees are cash fees payable upon the consummation of certain trigger events, such as a successful change of control or initial public offering of the portfolio company. In addition, we may obtain rights to purchase additional shares of our portfolio companies in subsequent equity financing rounds.

We target investments in growth-stage companies, which are typically private companies, including venture-backed companies and companies with institutional equity investors. We define “growth-stage companies” as companies that have significant ownership and active participation by sponsors, such as institutional investors or private equity firms, and expected annual revenues of up to $100 million. Subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), we are not limited to investing in any particular industry or geographic area and seek to invest in under-financed segments of the private credit markets. The debt in which we invest typically is not rated by any rating agency, but if these instruments were rated, they would likely receive a rating of below investment grade (that is, below BBB- or Baa3), which is often referred to as “high yield” or “junk.”

We primarily seek to invest in loans and equipment financings to growth-stage companies that have generally completed product development and are in need of capital to fund revenue growth. We believe a lack of profitability often limits these companies’ ability to access traditional bank financing and our in-house engineering and operations experience allows us to better understand this risk and earn what we believe to be higher overall returns and better risk-adjusted returns than those associated with traditional bank loans.

Our loans and equipment financings generally range from $5 million to $50 million, and we generally limit each loan or equipment financing to approximately five percent or less of our total assets. We believe investments of this scale are generally sufficient to support near-term growth needs of most growth-stage companies. We seek to structure our loans and equipment financings such that amortization of the amount invested quickly reduces our risk exposure. Leveraging the experience of our investment professionals, we seek to target companies at their growth-stage of development and to identify financing opportunities ignored by the traditional direct lending community.

As of September 30, 2024, our investment portfolio had an aggregate fair value of approximately $1,686.9 million and was comprised of approximately $1,269.7 million in secured loans, $305.1 million in equipment financings, and $112.2 million in equity and warrants, across 145 portfolio companies. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

In December 2020, we issued $50 million in aggregate principal amount of our 6.00% Convertible Notes due 2025 (the “Convertible Notes”), at an original issuance price of 97.376% of the aggregate principal thereof, in reliance upon the available exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). This offering relates to the resale from time to time of (i) up to $50,000,000 in aggregate principal amount the Convertible Notes and (ii) shares our common stock, par value $0.001 per share, issuable upon the conversion of the Convertible Notes, from time to time, by the selling securityholders identified in this prospectus or any accompanying prospectus supplement, if any (the “Selling Securityholders”). This prospectus also relates to the issuance and sale of shares of our common stock issued upon the conversion of the Convertible Notes by subsequent purchasers of the Convertible Notes. We will not receive any of the proceeds from the resale of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes. See “Plan of Distribution” and “Selling Securityholders.”

We are an internally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. We have elected to be treated, and intend to qualify annually, as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Regulation” and “Certain U.S. Federal Income Tax Considerations.” For example, as a BDC, at least 70% of our assets must be assets of the type listed in Section 55(a) of the 1940 Act, as described herein.

Our History

On January 16, 2020, through a series of transactions (the “Formation Transactions”), we acquired the Legacy Funds, including their respective investment portfolios (collectively, the “Legacy Portfolio”), and Trinity Capital Holdings, LLC, a holding company whose subsidiaries managed and/or had the right to receive fees from certain of the Legacy Funds (“Trinity Capital Holdings”).

On February 2, 2021, we completed our initial public offering of 8,006,291 shares of our common stock at a price of $14.00 per share, inclusive of the underwriters’ option to purchase additional shares, which was exercised in full. Our shares of common stock began trading on the Nasdaq Global Select Market (“Nasdaq”) on January 29, 2021 under the symbol “TRIN.”

On December 5, 2022, we entered into a joint venture agreement with certain funds and accounts managed by a specialty credit manager (collectively, the “JV Partner”) to co-manage Senior Credit Corp 2022 LLC (the “JV”). The JV invests in secured loans and equipment financings to growth-stage companies that have been originated by us. To achieve these goals, we have agreed to offer the JV the opportunity to purchase up to 40% in dollar amount, but not less than 25% in dollar amount, of the entire amount of each secured loan and equipment financing advance originated by us during the period commencing on September 1, 2022 and ending on June 5, 2026.

On March 16, 2023, we formed an unconsolidated wholly owned subsidiary, Trinity Capital Adviser LLC (“Adviser Sub”), a Delaware limited liability company. We were granted exemptive relief by the U.S. Securities and Exchange Commission (the “SEC”) that permits us to organize, acquire, wholly own and operate the Adviser Sub as an investment adviser registered under the Investment Advisers Act of 1940, as amended. The Adviser Sub may provide investment advisory and related services to one or more investment vehicles (the “Adviser Funds”) with ownership by one or more unrelated third-party investors and receive fee income for such services.

On June 28, 2024, we and a specialty credit manager funded a portion of our respective capital commitments to commence operations of a credit fund, EPT 16 LLC (“EPT 16”), a Delaware limited liability company. EPT 16 has acquired and intends to acquire, hold and, as applicable, dispose of investments that have been originated by us.

For additional information regarding our history and the Formation Transactions, see “Business.”

Borrowings

Through our wholly owned subsidiary, TrinCap Funding, LLC (“TCF”), we are a party to a credit agreement (as amended, the “KeyBank Credit Agreement”) with KeyBank, National Association (“KeyBank”). The KeyBank Credit Agreement matures on July 27, 2029, unless extended, and includes a commitment of $510.0 million from KeyBank and other banks and allows us, through TCF, to borrow up to $690.0 million. Borrowings under the KeyBank Credit Agreement bear interest at a rate equal to Adjusted Term Secured Overnight Financing Rate (“SOFR”) plus, as of September 30, 2024, 2.85% to 3.25%, subject to the number of eligible loans in the collateral pool. As of September 30, 2024, approximately $290.0 million was outstanding under the KeyBank Credit Agreement. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In January 2020, we issued $125 million in aggregate principal amount of our 7.00% Notes due 2025 (the “January 2025 Notes”) in reliance upon the available exemptions from the registration requirements of the Securities Act (the “144A Note Offering”). The January 2025 Notes were issued pursuant to an Indenture, dated as of January 16, 2020 (the “Base Indenture”), between us and the Trustee, and a First Supplemental Indenture, dated as of January 16, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “2025 Notes Indenture”), between us and the Trustee. In July 2022, we issued $57.5 million in aggregate principal amount of the 7.00% Notes due 2025 in an additional issuance of such 7.00% Notes due 2025 (the “July 2025 Notes” and together with the January 2025 Notes, the “2025 Notes”). The July 2025 Notes are treated as a single series with the January 2025 Notes under the First Supplemental Indenture and have the same terms as the January 2025 Notes (other than issue date and issue price). The 2025 Notes had the same CUSIP number and were fungible and ranked equally. In connection with the additional issuance of the July 2025 Notes, the 2025 Notes began trading on Nasdaq under the symbol “TRINL” on July 29, 2022.

On May 17, 2024, the Company redeemed $30.0 million in aggregate principal amount of outstanding 2025 Notes at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon.

As of September 30, 2024, the outstanding aggregate principal amount of the 2025 Notes was $152.5 million. The 2025 Notes matured on January 16, 2025 (the “2025 Notes Maturity Date”) following which the 2025 Notes were delisted from Nasdaq. Prior to maturity, the 2025 Notes bore interest at a rate of 7.00% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2020. See “Prospectus Summary — Recent Developments,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Securities Eligible for Future Sale.”

In December 2020, we issued $50 million in aggregate principal amount of the Convertible Notes, at an original issuance price of 97.376% of the aggregate principal thereof, in reliance upon the available exemptions from the registration requirements of the Securities Act (the “Convertible Notes Offering”). The Convertible Notes were issued pursuant to the Base Indenture and a Second Supplemental Indenture, dated as of December 11, 2020, between us and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Convertible Notes Indenture”). The Convertible Notes mature on December 11, 2025 (the “Convertible Notes Maturity Date”), unless earlier converted or repurchased in accordance with their terms prior to such date. The Convertible Notes bear interest at a rate of 6.00% per year, subject to additional interest of 0.75% per annum if we do not maintain an investment grade rating with respect to the Convertible Notes, payable semiannually on May 1 and November 1 of each year, commencing on May 1, 2021. Holders may convert their Convertible Notes, at their option, at any time on or prior to the close of business on the business day immediately preceding the Convertible Notes Maturity Date. The conversion rate was initially 66.6667 shares of our common stock, per $1,000 principal amount of the Convertible Notes (equivalent to an initial conversion price of approximately $15.00 per share of common stock). Effective immediately after the close of business on December 31, 2024, the conversion rate changed to 81.6439 shares of our common stock, per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $12.25 per share of common stock) as a result of certain cash dividends of the Company. The net asset value per share of our common stock at September 30, 2024 (the last date prior to the date of this prospectus for which we reported net asset value) was $13.13. The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Upon conversion of the Convertible Notes, we will pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of the Convertible Notes, equal to the then existing conversion rate. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Securities Eligible for Future Sale,” as well as “Note 5. Borrowings — 6.00% Convertible Notes due 2025” in our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2024.

In August 2021, we issued $125 million in aggregate principal amount of our 4.375% Notes due 2026 (the “August 2026 Notes”). The August 2026 Notes were issued pursuant to the Base Indenture and a Third Supplemental Indenture, dated as of August 24, 2021 (together with the Base Indenture, the “August 2026 Notes Indenture”), between us and the Trustee. The August 2026 Notes mature on August 24, 2026, unless repurchased or redeemed in accordance with their terms prior to such date, and bear interest at a rate of 4.375% per year payable semiannually on February 15 and August 15 of each year, commencing on February 15, 2022. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In December 2021, we issued $75 million in aggregate principal amount of our 4.25% Notes due 2026 (the “December 2026 Notes”). The December 2026 Notes were issued pursuant to the Base Indenture and a Fourth Supplemental Indenture, dated as of December 10, 2021 (together with the Base Indenture, the “December 2026 Notes Indenture”), between us and the Trustee. The December 2026 Notes mature on December 15, 2026, unless repurchased or redeemed in accordance with their terms prior to such date, and bear interest at a rate of 4.25% per year payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2022. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In March 2024, we issued $115 million in aggregate principal amount of our 7.875% Notes due 2029 (the “March 2029 Notes”). The March 2029 Notes were issued pursuant to the Base Indenture and a Fifth Supplemental Indenture, dated as of March 28, 2024, between us and the Trustee (the “March 2029 Notes Indenture”). The March 2029 Notes mature on March 30, 2029, unless repurchased or redeemed in accordance with their terms prior to such date, and bear interest at a rate of 7.875% per year payable on March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2024. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In July 2024, we issued $115 million in aggregate principal amount of our 7.875% Notes due 2029 (the “September 2029 Notes”). The September 2029 Notes were issued pursuant to the Base Indenture and a Sixth Supplemental Indenture, dated as of July 19, 2024, between us and the Trustee (the “September 2029 Notes Indenture”). The September 2029 Notes mature on September 30, 2029, unless repurchased or redeemed in accordance with their terms prior to such date, and bear interest at a rate of 7.875% per year payable on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2024. See “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We currently borrow and may continue to borrow money from time to time if immediately after such borrowing, the ratio of our total assets (less total liabilities other than indebtedness represented by senior securities) to our total indebtedness represented by senior securities plus preferred stock, if any, is at least 150%. This means that generally, we can borrow up to $2 for every $1 of investor equity. As of September 30, 2024, our asset coverage ratio was approximately 182.0%.

Our Business and Structure

Overview

We are a specialty lending company that provides debt, including loans and equipment financings, to growth-stage companies, including venture-backed companies and companies with institutional equity investors. Our investment objective is to generate current income and, to a lesser extent, capital appreciation through our investments. We seek to achieve our investment objective by making investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Our equipment financings involve loans for general or specific use, including acquiring equipment, that are secured by the equipment or other assets of the portfolio company. In addition, we may obtain warrants or contingent exit fees at funding from many of our portfolio companies, providing an additional potential source of investment returns. The warrants entitle us to purchase preferred or common ownership shares of a portfolio company, and we typically target the amount of such warrants to scale in proportion to the amount of the debt or equipment financing. Contingent exit fees are cash fees payable upon the consummation of certain trigger events, such as a successful change of control or initial public offering of the portfolio company. In addition, we may obtain rights to purchase additional shares of our portfolio companies in subsequent equity financing rounds.

We target investments in growth-stage companies with institutional investor support, experienced management teams, promising products and offerings, and large expanding markets. We define “growth-stage companies” as companies that have significant ownership and active participation by sponsors and expected annual revenues of up to $100 million. These companies typically are private companies that have begun to have success selling their products to the market and need additional capital to expand their operations and sales. Despite often achieving growing revenues, these types of companies typically have limited financing options to fund their growth. Equity, being dilutive in nature, is generally the most expensive form of capital available, while traditional bank financing is rarely available, given the lifecycle stage of these companies. Financing from us bridges this financing gap, providing companies with growth capital, which may result in improved profitability, less dilution for all equity investors, and increased enterprise value. Subject to the requirements of the 1940 Act, we are not limited to investing in any particular industry or geographic area and seek to invest in under-financed segments of the private credit markets.

Our loans generally have initial interest-only periods of up to 24 months, and our equipment financings generally begin amortizing immediately. Our loans and equipment financings generally have a total term of up to 60 months. These investments are typically secured by a blanket first position lien, a specific asset lien on mission-critical assets and/or a blanket second position lien. We may also make a limited number of direct equity and equity-related investments in conjunction with our debt investments. We target growth-stage companies that have recently issued equity to raise cash to offset potential cash flow needs related to projected growth, have achieved positive cash flow to cover debt service, or have institutional investors committed to providing additional funding. A loan or equipment financing may be structured to tie the amortization of the loan or equipment financing to the portfolio company’s projected cash balances while cash is still available for operations. As such, the loan or equipment financing may have a reduced risk of default. We believe that the amortizing nature of our investments will mitigate risk and significantly reduce the risk of our investments over a relatively short period. We focus on protecting and recovering principal in each investment and structure our investments to provide downside protection.

Our loans and equipment financings generally range from $5 million to $50 million, and we generally limit each loan or equipment financing to approximately five percent or less of our total assets. We believe investments of this scale are generally sufficient to support near-term growth needs of most growth-stage companies. We seek to structure our loans and equipment financings such that amortization of the amount invested quickly reduces our risk exposure. Leveraging the experience of our investment professionals, we seek to target companies at their growth-stage of development and seek to identify financing opportunities ignored by the traditional direct lending community.

Certain of the loans in which we invest have financial maintenance covenants, which are used to proactively address materially adverse changes in a portfolio company’s financial performance. However, we have invested in and may in the future invest in or obtain significant exposure to “covenant-lite” loans, which generally are loans that do not have a complete set of financial maintenance covenants. Generally, covenant-lite loans provide borrower companies more freedom to negatively impact lenders because their covenants are incurrence-based, which means they are only tested and can only be breached following an affirmative action of the borrower, rather than by a deterioration in the borrower’s financial condition. Accordingly, because we invest in and have exposure to covenant-lite loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Management Team

We are an internally managed BDC employing 86 dedicated professionals as of September, 2024, including 58 investment, origination and portfolio management professionals, all of whom have experience working on investment and financing transactions for growth- and early-stage companies. All of our employees are located in the United States.

Our management team has prior management experience, including with early-stage tech startups, and employs a highly systematized investment approach. Our senior management team, led by Kyle Brown, comprises the majority of the senior management team that managed the Legacy Funds and sourced the Legacy Portfolio, and we believe is well positioned to take advantage of the potential investment opportunities available in the marketplace.

•        Kyle Brown, our Chief Executive Officer, President and Chief Investment Officer, has been with Trinity since 2015 and is responsible for managing Trinity’s investment activities. He has historically managed relationships with potential investment partners, including venture capital firms and technology bank lenders, allowing us to nearly triple the number of investment opportunities reviewed by our senior management after Mr. Brown joined the senior management of Trinity.

•        Steven L. Brown, our founder, is our Executive Chairman and has over 25 years of experience in venture equity and venture debt investing and working with growth-stage companies.

•        Gerald Harder, our Chief Operating Officer, has been with Trinity since 2016, and we believe his prior 30 years of engineering and operations experience adds significant value in guiding the Company’s operations team and steward strategy.

•        Ron Kundich, our Chief Credit Officer, is responsible for overseeing the Company’s lending, underwriting and credit processes.

•        Michael Testa, our Chief Financial Officer and Treasurer, has over 20 years of finance and accounting experience, having worked both at a credit-focused asset manager and a large global accounting firm.

All investment decisions are made by our Investment Committee (the “Investment Committee”), whose members consist of Steven L. Brown, Gerald Harder, Kyle Brown, Ron Kundich and a vertical market leader (on a rotating basis throughout the year). We consider these individuals to be our portfolio managers. The Investment Committee approves proposed investments by majority consent in accordance with investment guidelines and procedures established by the Investment Committee. See “Management” and “Executive Compensation” for additional information regarding these individuals.

The members of the Investment Committee have worked together in predecessor investment funds, including the Legacy Funds, and bring decades of combined experience investing in venture debt and venture capital and managing venture-backed start-ups and other public and private entities. As a result, the members of the Investment Committee have strong backgrounds in venture capital, private equity, investing, finance, operations, management and intellectual property, and have developed a strong working knowledge in these areas and a broad network of contacts. Combined, as of September 30, 2024, the members of the Investment Committee had over 75 years in aggregate of operating experience in various public and private companies, many of them venture-funded. As a group, they have managed through all aspects of the venture capital lifecycle, including participating in change of control transactions with venture-backed companies that they founded and/or served.

Potential Competitive Advantages

We believe that we are one of only a select group of specialty lenders that has our depth of knowledge, experience, and track record in lending to growth-stage companies. Further, we are one of an even smaller subset of specialty lenders that offers both loans and equipment financings. Our other potential competitive advantages include:

•        In-house engineering and operations expertise to evaluate growth-stage companies’ business products and plans.

•        Direct origination networks that benefit from relationships with venture banks, institutional equity investors and entrepreneurs built during the term of operations of the Legacy Funds, which began in 2008.

•        A dedicated staff of professionals covering credit origination and underwriting, as well as portfolio management functions.

•        A proprietary credit rating system and regimented process for evaluating and underwriting prospective portfolio companies.

•        Scalable software platforms developed during the term of operations of the Legacy Funds, which support our underwriting processes and loan monitoring functions.

For additional information regarding our potential competitive advantages, see “Business.”

Market Opportunity

We believe that an attractive market opportunity exists for providing debt and equipment financings to growth-stage companies for the following reasons:

•        Growth-stage companies have generally been underserved by traditional lending sources.

•        Unfulfilled demand exists for loans and equipment financings to growth-stage companies due to the complexity of evaluating risk in these investments.

•        Debt investments with warrants are less dilutive than traditional equity financing and complement equity financing from venture capital and private equity funds.

•        Equity funding of growth-stage companies, including venture capital backed companies, has increased steadily over the last ten years, resulting in new lending and equipment financing opportunities.

•        The annual venture debt market in the U.S. surpassed $30 billion for the fourth consecutive year in 2023. We believe that the equipment financing market is even more fragmented, with the majority of equipment financing providers unable to fund investments for more than $10 million. We believe there are significant growth opportunities for us to expand our market share in the venture debt market and become a one-stop shop for loans and equipment financings for growth-stage companies.

Growth-Stage Companies are Underserved by Traditional Lenders.    We believe many viable growth-stage companies have been unable to obtain sufficient growth financing from traditional lenders, including financial services companies such as commercial banks and finance companies, because traditional lenders have continued to consolidate and have adopted a more risk-averse approach to lending. More importantly, we believe traditional lenders are typically unable to underwrite the risk associated with these companies effectively. The cash flow characteristics of many growth-stage companies include significant research and development expenditures and high projected revenue growth, thus often making such companies difficult to evaluate from a credit perspective. In addition, the balance sheets of many of these companies often include a disproportionately large amount of intellectual property assets, which can be difficult to value. Finally, the speed of innovation in technology and rapid shifts in consumer demand and market share add to the difficulty in evaluating these companies. Due to the difficulties described above, we believe traditional lenders generally refrain from lending and/or providing equipment financing to growth-stage companies, instead preferring the risk-reward profile of traditional fixed asset-based lending. We believe traditional lenders generally do not have flexible product offerings that meet the needs of growth-stage companies. The financing products offered by traditional lenders typically impose restrictive covenants and conditions on borrowers, including limiting cash outflows and requiring a significant depository relationship to facilitate rapid liquidation.

Unfulfilled Demand for Loans and Equipment Financings to Growth-Stage Companies.    Private capital in the form of loans and equipment financings from specialty finance companies continues to be an important source of funding for growth-stage companies. We believe that the level of demand for loans and equipment financings is a function of the level of annual venture equity investment activity and can be as much as 20% to 30% of such investment activity. We believe this market is largely served by a handful of venture banks, with whom our products generally do not compete, and a relative few term lenders and lessors. We believe that demand for loans and equipment financings to growth-stage companies is currently underserved, given the high level of activity in venture capital equity market for the growth-stage companies in which we invest. We believe certain venture lending companies have begun to focus on larger investment opportunities, potentially creating additional opportunities for us in the near term. Our senior management team has seen a significant increase in the number of potential investment opportunities over the last ten years.

Debt Investments with Warrants Complement Equity Financing from Venture Capital and Private Equity Funds.    We believe that growth-stage companies and their financial sponsors will continue to view debt, including loans and equipment financings, as an attractive source of capital because it augments the capital provided by venture capital and private equity funds. We believe that our debt investments, including loans and equipment financings, will provide access to growth capital that otherwise may only be available through incremental equity investments by new or existing equity investors. As such, we intend to provide portfolio companies and their financial sponsors with an opportunity to diversify their capital sources. Generally, we believe many growth-stage companies target a portion of their capital to be debt and equipment financing in an attempt to minimize ownership dilution to existing investors and company founders. In addition, because growth-stage companies generally reach a more mature stage prior to reaching a liquidity event, we believe our investments could provide the capital needed to grow or recapitalize during the extended growth period sometimes required prior to liquidity events.

For additional information regarding our market opportunity, see “Business.”

Investment Philosophy, Strategy and Process

We lend money in the form of term loans and equipment financings and, to a lesser extent, working capital loans to growth-stage companies. Investors may receive returns from three sources  —  the loan’s interest payments or equipment financing payments and the associated contractual fees; the final principal payment; and, contingent upon a successful change of control or initial public offering, proceeds from the equity positions or contingent exit fees obtained at loan or equipment financing origination.

We primarily seek to invest in loans and equipment financings to growth-stage companies that have generally completed product development and are in need of capital to fund revenue growth. We believe a lack of profitability often limits these companies’ ability to access traditional bank financing and our in-house engineering and operations experience allows us to better understand this risk and earn what we believe to be higher overall returns and better risk-adjusted returns than those associated with traditional bank loans. Leveraging the experience of our investment professionals, we seek to target companies at their growth-stage of development and seek to identify financing opportunities ignored by the traditional direct lending community.

Subject to the requirements under the 1940 Act, which require that we invest at least 70% of our total assets in qualifying assets, we may also engage in other lending activities by investing in assets that are not qualifying assets under the requirements of the 1940 Act, including asset-backed lending, which may constitute up to 30% of our total assets.

We believe good candidates for loans and equipment financings appear in all business sectors. We are not limited to investing in any particular industry or geographic area and seek to invest in under-financed segments of the private credit markets. We believe in diversification and do not intend to specialize in any one sector. Our portfolio companies are selected from a wide range of industries, technologies and geographic regions. Since we focus on investing in portfolio companies alongside venture capital firms and technology banks, we anticipate that most of our opportunities will come from sectors that those sources finance. See “Business” for additional details.

Recent Developments

Series A Notes

On October 29, 2024, we entered into a note purchase agreement (the “Note Purchase Agreement”) governing the issuance of (i) $55.5 million in aggregate principal amount of Series A Senior Notes, Tranche A, due October 29, 2027 (the “Series A 2027 Notes”), (ii) $73.0 million in aggregate principal amount of Series A Senior Notes, Tranche B, due October 29, 2028 (the “Series A 2028 Notes”) and (iii) $14.0 million in aggregate principal amount of Series A Senior Notes, Tranche C, due October 29, 2029 (the “Series A 2029 Notes” and, together with the Series A 2027 Notes and Series A 2028 Notes, collectively, the “Series A Notes”) to certain qualified institutional investors in a private placement.

The Series A Notes were delivered and paid for on October 29, 2024, subject to certain customary closing conditions. The Series A 2027 Notes have a fixed interest rate of 7.54% per year, the Series A 2028 Notes have a fixed interest rate of 7.60% per year and the Series A 2029 Notes have a fixed interest rate of 7.66% per year, subject to a step up to the extent a Below Investment Grade Event (as defined in the Note Purchase Agreement) or a Secured Debt Ratio Event (as defined in the Note Purchase Agreement) occurs. The Series A 2027 Notes will mature on October 29, 2027, the Series A 2028 Notes will mature on October 29, 2028 and the Series A 2029 Notes will mature on October 29, 2029, unless redeemed, purchased or prepaid prior to such date by us in accordance with the terms of the Note Purchase Agreement. Interest on the Series A Notes will be due semiannually in April and October of each year, beginning in April 2025. In addition, we are obligated to offer to repay the Series A Notes at par (plus accrued and unpaid interest to, but not including, the date of prepayment) if certain change in control events occur. Subject to the terms of the Note Purchase Agreement, we may redeem the Series A Notes in whole or in part at any time or from time to time at our option at par plus accrued interest to the prepayment date and, if the Series A 2027 Notes are redeemed on or before August 31, 2027, the Series A 2028 Notes are redeemed on or before August 31, 2028 or the Series A 2029 Notes are redeemed on or before August 1, 2029, a make-whole premium.

The Series A Notes were offered in reliance on Section 4(a)(2) of the Securities Act. The Series A Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable.

Stock Repurchase Program

On November 7, 2024, the Company’s Board of Directors (the “Board”) authorized a stock repurchase plan permitting the Company, at its option and in compliance with applicable law, to repurchase up to $30 million of shares of its common stock. Unless amended or extended, the stock repurchase plan will terminate upon the earlier of November 7, 2025 or the Company’s repurchase of $30 million of shares of its common stock.

Dividend Declaration

On December 12, 2024, the Board declared a cash dividend in the amount of $0.51 per share and payable on January 15, 2025 to stockholders of record as of December 31, 2024.

2025 Notes Maturity

On January 16, 2025, the 2025 Notes matured pursuant to their terms and were repaid in full, and are no longer outstanding or listed on Nasdaq.

Corporate Information

Our principal executive offices are located at 1 N. 1st Street, Suite 302, Phoenix, Arizona 85004 and our telephone number is (480) 374-5350. Our corporate website is located at www.trinitycap.com. Information on our website is not incorporated into or a part of this prospectus.

SPECIFIC TERMS OF THE CONVERTIBLE NOTES AND THE OFFERING

This section outlines certain legal and financial terms of the Convertible Notes. You should read this section together with the more detailed description of (i) the Convertible Notes under the heading “Description of the Convertible Notes” and (ii) our common stock under the heading “Description of Our Capital Stock” in this prospectus, together with any accompanying prospectus supplement and any documents incorporated by reference before investing in the Convertible Notes and the shares of our common stock issuable upon conversion thereof. Capitalized terms used in this prospectus and not otherwise defined shall have the meanings ascribed to them in the Convertible Notes Indenture.

Issuer	Trinity Capital Inc.
Title of the securities	6.00% Convertible Notes due 2025 Common stock, par value $0.001 per share
Amount of securities being offered by the Selling Securityholders

Up to $50,000,000 in aggregate principal amount of the Convertible Notes.

Up to 4,082,195 shares of common stock, which represents the number of shares issuable upon conversion of the Convertible Notes at the conversion rate of 81.6439 shares per $1,000 principal amount of the Convertible Notes pursuant to the Convertible Notes Indenture. See “— Conversion Rights” below.

The Convertible Notes were issued by us in the Convertible Notes Offering at an original issuance price of 97.376% of the aggregate principal thereof. The Convertible Notes and the shares of our common stock issuable upon conversion thereof are being registered for resale by the Selling Securityholders pursuant to the registration rights agreement, dated December 11, 2020 (the “Convertible Notes Registration Rights Agreement”), that we entered into for the benefit of the holders of the Convertible Notes concurrently with the closing of the Convertible Notes Offering. See “Selling Securityholders” and “Plan of Distribution.”

This prospectus does not necessarily mean that the Selling Securityholders will offer or sell any or all of the Convertible Notes or the shares of our common stock issuable upon conversion thereof. We cannot predict when or in what amounts, if any, the Selling Securityholders may sell the Convertible Notes or the shares of our common stock issuable upon conversion thereof being offered by this prospectus. The prices at which the Selling Securityholders may sell the Convertible Notes and the shares of our common stock issuable upon conversion thereof will be determined by the prevailing market price for such securities or in negotiated transactions.

Principal payable at maturity

100% of the aggregate principal amount outstanding; the principal amount of each Convertible Note will be payable on its stated maturity date at the corporate trust office of the trustee, paying agent, and security registrar for the Convertible Notes or at such other office as we may designate.

Type of note	Fixed rate unsecured convertible senior note
Interest rate

6.00% per year, subject to additional interest upon certain events. If an investment grade rating is not maintained with respect to the Convertible Notes, additional interest of 0.75% per annum will accrue on the Convertible Notes until such time as the Convertible Notes receive an investment grade rating of “BBB-” (or its equivalent) or better. A credit rating is not a recommendation to buy, sell or hold securities, should be evaluated independently from similar ratings of other securities or companies, and may be subject to revision or withdrawal at any time. There can be no assurance that a credit rating will remain for any given period of time. See “Description of the Convertible Notes.”

Day count basis	360-day year of twelve 30-day months
Original issue date	December 11, 2020
Stated maturity date	December 11, 2025, unless earlier repurchased or converted
Date interest started accruing	December 11, 2020
Interest payment dates

Semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2021. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest periods

The initial interest period is the period from and including December 11, 2020, to, but excluding, the initial interest payment date, and the subsequent interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.

Regular record dates for interest	Every April 15 and October 15, commencing April 15, 2021.
Specified currency	U.S. Dollars
Place of payment	The City of New York and/or such other places that may be specified in the Convertible Notes Indenture or a notice to holders of the Convertible Notes.
Business day

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York or another place of payment are authorized or obligated by law or executive order to close.

Denominations	We issued the Convertible Notes in denominations of $1,000.
Conversion Rights

Holders may convert their Convertible Notes, at their option, at any time on or prior to the close of business on the business day immediately preceding the Convertible Notes Maturity Date, in multiples of $1,000 principal amount.

The conversion rate for the Convertible Notes was initially 66.6667 shares of common stock per $1,000 principal amount of the Convertible Notes (equivalent to an initial conversion price of approximately $15.00 per share of common stock). Effective immediately after the close of business on December 31, 2024, the conversion rate changed to 81.6439 shares of the Company’s common stock, per $1,000 principal amount of the Convertible Notes (equivalent to a conversion price of approximately $12.25 per share of common stock) as a result of a certain cash dividend of the Company. The net asset value per share of our common stock at September 30, 2024 (the last date prior to the date of this prospectus for which we reported net asset value) was $13.13. The conversion rate is subject to adjustment in some events, including, but not limited to, the declaration of any dividends, but will not be adjusted for any accrued and unpaid interest, as described under “Description of the Convertible Notes — Conversion of Convertible Notes — Conversion Rate Adjustments.” In addition, following certain corporate events that occur prior to the Convertible Notes Maturity Date, we will increase the conversion rate for a holder who elects to convert its Convertible Notes in connection with such a corporate event in certain circumstances, as described under “Description of the Convertible Notes — Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

Upon conversion of the Convertible Notes, we will pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, for each $1,000 principal amount of Convertible Notes converted, equal to the conversion rate (together with a cash payment in lieu of delivering any fractional share) on the second business day immediately following the relevant conversion date.

Holders will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a Note, except in limited circumstances. Instead, interest will be deemed to be paid by the payment of cash or delivery to a holder of shares of our common stock, as applicable, together with a cash payment for any fractional shares, upon conversion of a Note. See “Description of the Convertible Notes — Conversion of Convertible Notes — General.”

Forced Conversion

At our option, we may cause the holders to convert all or a portion of the then outstanding principal amount of the Convertible Notes plus accrued but unpaid interest to, but excluding, the date of such conversion, at any time on or prior to the close of business on the business day immediately preceding the Convertible Notes Maturity Date, if the closing sale price of our common stock on a national securities exchange, including Nasdaq, for any 30 consecutive trading days exceeds 120% of the conversion price, as may be adjusted. Upon such conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of the Convertible Notes, equal to the conversion rate, and a forced conversion make-whole payment, if any, in cash, as described in this prospectus. See “Description of the Convertible Notes — Forced Conversion.”

Ranking of Convertible Notes

The Convertible Notes are our direct senior unsecured obligations and rank:

•   pari passu with our other outstanding and future unsecured unsubordinated indebtedness, including, without limitations, $152.5 million in aggregate principal amount of the 2025 Notes outstanding as of September 30, 2024, $125.0 million in aggregate principal amount of the August 2026 Notes outstanding as of September 30, 2024, $75.0 million in aggregate principal amount of the December 2026 Notes outstanding as of September 30, 2024, $115.0 million in aggregate principal amount of the March 2029 Notes outstanding as of September 30, 2024, and $115.0 million in aggregate principal amount of the September 2029 Notes outstanding as of September 30, 2024;

•   senior to any of our future indebtedness that expressly provides it is subordinated to the Convertible Notes;

•   effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness; and

•   structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including, without limitation, borrowings under the KeyBank Credit Agreement, of which approximately $290.0 million was outstanding as of September 30, 2024 and is secured by the assets of our wholly-owned subsidiary, TCF.

As of September 30, 2024, our asset coverage ratio was approximately 182.0%. We target a leverage range of between 1.15x to 1.35x.

As of September 30, 2024, on a consolidated basis, we had approximately $922.5 million of total indebtedness outstanding, $290.0 million of which was secured indebtedness under the KeyBank Credit Agreement and $632.5 million of which was unsecured indebtedness. Such unsecured indebtedness reflects the aggregate principal amount of 2025 Notes, August 2026 Notes, December 2026 Notes, March 2029 Notes, September 2029 Notes and Convertible Notes outstanding.

Through our wholly owned subsidiary, TCF, we have a borrowing capacity of up to $690.0 million, with committed availability of $510.0 million, under the KeyBank Credit Agreement with $220.0 million of capacity remaining as of September 30, 2024, and borrowings thereunder generally bear interest at a rate of Adjusted Term SOFR plus, as of September 30, 2024, 2.85% to 3.25%.

See “Prospectus Summary — Recent Developments” for additional information regarding the 2025 Notes.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no holder of the Convertible Notes will be entitled to receive shares of our common stock upon conversion of the Convertible Notes to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) of more than 5.0% of the shares of our common stock outstanding at such time (the “limitation”). Any purported delivery of shares of our common stock upon conversion of the Convertible Notes shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 5.0% of the shares of our common stock outstanding at such time. If any delivery of shares of our common stock owed to a holder upon conversion of Convertible Notes is not made, in whole or in part, as a result of the limitation, our obligation to make such delivery shall not be extinguished and we shall deliver such shares of our common stock as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 5.0% of the shares of our common stock outstanding at such time. The limitation shall no longer apply following the effective date of any fundamental change, as defined in “Description of the Convertible Notes — Purchase of Convertible Notes at Your Option upon a Fundamental Change.”

Fundamental Change

Holders of the Convertible Notes may require us to purchase for cash all or any portion of their Convertible Notes upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the Convertible Notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of the Convertible Notes — Purchase of Convertible Notes at Your Option upon a Fundamental Change.”

Sinking fund	The Convertible Notes are not subject to any sinking fund. A sinking fund is a reserve fund accumulated over a period of time for the retirement of debt.

Other covenants

In addition to any covenants described elsewhere in this prospectus, the following covenants apply to the Convertible Notes:

•   We agree that for the period of time during which the Convertible Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. As of the date of this prospectus, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•   We agree that, for the period of time during which the Convertible Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions. As of this prospectus, these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will permit us to continue paying dividends or distributions and the restrictions will not apply unless and until such time as our asset coverage (as defined in the 1940 Act, except to the extent modified by this covenant) has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions for more than six consecutive months. For the purposes of determining “asset coverage” as used above, any and all indebtedness of the Company, including any outstanding borrowings under the KeyBank Credit Agreement and any successor or additional credit facility, will be deemed a senior security of us.

•   If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Convertible Notes and the trustee, for the period of time during which the Convertible Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles, or GAAP.

•   We have agreed to use our commercially reasonably efforts to maintain a rating on the Convertible Notes at all times.

Events of default

Holders of the Convertible Notes will have certain rights if an event of default occurs with respect to the Convertible Notes and is not cured. In addition to any events of default set forth in the Convertible Notes Indenture, the following shall be events of default:

•   We do not pay the principal of any Convertible Note when due and payable at maturity;

•   We do not pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, upon the conversion of any Convertible Note;

•   We do not pay interest on any Convertible Note when due and payable, and such default is not cured within 30 days of its due date;

•   We remain in breach of any other covenant in respect of the Convertible Notes for 60 days after we receive a written notice of default stating we are in breach (the notice must be sent by either the trustee or holders of at least 25% of the principal amount of the outstanding Convertible Notes);

•   We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 60 days;

•   Pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, on the last business day of each of twenty four consecutive calendar months, any class of securities will have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any exemptive relief granted to us by the SEC; or

•   Upon the occurrence of a payment default or acceleration on any indebtedness for borrowed money (other than non-recourse indebtedness) of us or any subsidiary of us (if the aggregate principal amount of such indebtedness and such default or acceleration is not cured within 120 days of its due date), when taken together with the aggregate principal amount of any other indebtedness for borrowed money of us or any subsidiary of us as to which a payment default or an acceleration shall have occurred and shall be continuing (and such default or acceleration is not cured within 120 days of its due date), aggregates $10.0 million or more at any time.

See “Description of the Convertible Notes — Events of Default” for additional information.
Absence of a public market for the Convertible Notes

There is currently no active public trading market for the Convertible Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the Convertible Notes. We do not intend to apply for a listing of the Convertible Notes on any securities exchange or any automated dealer quotation system.

Common stock symbol on the Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) and trades under the symbol “TRIN”. On January 23, 2025, the last reported closing sales price of our common stock on Nasdaq was $14.92 per share.

Common stock outstanding	As of September 30, 2024, 57,642,040 shares of our common stock are outstanding.
Further issuances

We will have the ability to issue additional debt securities under the Base Indenture with terms different from the Convertible Notes and, without the consent of the holders of the Convertible Notes, to reopen the Convertible Notes and issue additional Convertible Notes under the Convertible Notes Indenture. If we issue additional debt securities, these additional debt securities could have a lien or other security interest greater than that accorded to the holders of the Convertible Notes, which are unsecured.

Use of proceeds

All of the Convertible Notes and the shares of our common stock issuable upon conversion thereof being offered by the Selling Securityholders pursuant to this prospectus and any accompanying prospectus supplement will be sold by the Selling Securityholders for their own account. We will not receive any of the proceeds from the resale of the Convertible Notes and the shares of our common stock issuable upon conversion thereof by the Selling Securityholders.

Certain U.S. Federal Income Tax Considerations

For the U.S. federal income tax consequences of the holding, disposition and conversion of the Convertible Notes, and the holding and disposition of shares of our common stock, see “Certain U.S. Federal Income Tax Considerations.”

Form of Convertible Notes; Book-Entry Form

The Convertible Notes are represented by a global security that has been deposited and registered in the name of The Depository Trust Company (“DTC”) or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Convertible Notes. Beneficial interest in the Convertible Notes are represented through book entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interest in the Convertible Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC.

Trustee, paying agent, and conversion agent	U.S. Bank Trust Company, National Association (formerly U.S. Bank National Association)
Governing law	The Convertible Notes and the Convertible Notes Indenture are governed by and construed in accordance with the laws of the State of New York.
Global clearance and settlement procedures

Interests in the Convertible Notes trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in such Convertible Notes will, therefore, be required by DTC to be settled in immediately available funds. None of the Company, the trustee or the paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. The expenses shown in the table under “Annual expenses” are based on estimated amounts for our current fiscal year. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “us” or “the Company” or that “we” will pay fees or expenses, you will indirectly bear these fees or expenses as an investor in the Company.
Stockholder transaction expenses:
Sales load (as a percentage of offering price)	(1)
Offering expenses (as a percentage of offering price)	(2)
Distribution reinvestment plan expenses	$15.00(3)
Total stockholder transaction expenses (as a percentage of offering price)	(2)
Annual expenses (as a percentage of net assets attributable to common stock):
Operating expenses	7.70	%(4)
Interest payments on borrowed funds	11.23	%(5)
Acquired fund fees and expenses	0.16	%(6)
Total annual expenses	19.09	%(7)

____________

(1)      In the event that the Convertible Notes and/or the shares of common stock issuable upon conversion thereof to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load (underwriting discount and commission).

(2)      Pursuant to the Convertible Notes Registration Rights Agreement, we will pay certain fees and expenses incurred in this offering and in disposing of the Convertible Notes and the shares of common stock issuable upon conversion thereof, including all registration and filing fees, any other regulatory fees, printing and delivery expenses, listing fees and expenses, fees and expenses of counsel, independent certified public accountants, and any special experts retained by us, as well as reasonable and documented fees and expenses of counsel to the Selling Securityholders in an amount not to exceed $75,000. The Selling Securityholders will be responsible for (i) all brokers’ and underwriters’ discounts and commissions, transfer taxes, and transfer fees relating to the sale or disposition of the Convertible Notes and the shares of common stock issuable upon conversion thereof, and (ii) the fees and expenses of any counsel to the Selling Securityholders exceeding $75,000. The prospectus supplement, if any, corresponding to each offering will disclose the applicable offering expenses and total stockholder transaction expenses.

(3)      The expenses of our distribution reinvestment plan are included in “Operating expenses.” The plan administrator’s fees will be paid by us. There will be no brokerage charges or other charges to stockholders who participate in our distribution reinvestment plan except that, if a participant elects by written notice to the plan administrator prior to termination of the participant’s account to have the plan administrator sell part or all of the shares held by the plan administrator in the participant’s account and remit the proceeds to the participant, the plan administrator is authorized to deduct a $15.00 transaction fee plus a $0.12 per share brokerage commission from the proceeds. For additional information, see “Distribution Reinvestment Plan.”

(4)      Operating expenses represent the estimated annual operating expenses of the Company and its consolidated subsidiaries based on annualized operating expenses estimated for the current fiscal year, which considers the actual expenses for the quarter ended September 30, 2024. We do not have an investment adviser and are internally managed by our executive officers under the supervision of the Board. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals including, without limitation, compensation expenses related to salaries, discretionary bonuses and grants of options and restricted stock, if any. Operating expenses include the fees and expenses incident to the Convertible Notes and/or shares of common stock issued upon the conversion of such notes registered for resale pursuant to the registration statement of which this prospectus is a part, in accordance with the Convertible Notes Registration Rights Agreement. With respect to our obligations under such agreement, we estimate that we will incur an aggregate of approximately $150,000 of such fees and expenses.

(5)      Interest payments on borrowed funds represents an estimate of our annualized interest expense incurred based on estimated borrowings outstanding under the KeyBank Credit Facility, the Convertible Notes, the August 2026 Notes, the December 2026 Notes, the March 2029 Notes, the September 2029 Notes and the Series A Notes over the next twelve months. The assumed weighted average interest rate on our total debt outstanding was 8.0%. Assumes we had $442.5 million outstanding under the Keybank Credit Facility, $50.0 million in aggregate principal amount of the Convertible Notes, $125.0 million in aggregate principal amount of the August 2026 Notes, $75.0 million in aggregate principal amount of the December 2026 Notes, $115.0 million in aggregate principal amount of the March 2029 Notes, $115.0 million in aggregate principal amount of the

September 2029 Notes, and $142.5 million in aggregate principal amount of the Series A Notes. We may borrow additional funds from time to time to make investments to the extent we determine that the economic situation is conducive to doing so. We may also issue additional debt securities or preferred stock, subject to our compliance with applicable requirements under the 1940 Act.

(6)      Acquired fund fees and expenses represent the estimated indirect expense incurred due to investments in other investment companies and private funds.

(7)      The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above. The stockholder transaction expenses described above are included in the following example.
	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return (none of which is subject to a capital gains incentive fee)	$177	$461	$670	$984

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, if our Board authorizes and we declare a cash dividend, participants in our distribution reinvestment plan who have not otherwise elected to receive cash will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Distribution Reinvestment Plan” for additional information regarding our distribution reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses, and actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

FINANCIAL HIGHLIGHTS

Information regarding our financial highlights is incorporated by reference herein from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

Information regarding our price range of common stock and distributions is incorporated by reference herein from our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks associated with the investment, including those described in this prospectus, any accompanying prospectus supplement, “Part I, Item IA. Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein in their entirety, “Part II, Item 1A. Risk Factors” in our most recent Quarterly Report on Form 10-Q, which is incorporated by reference herein in their entirety, and any document incorporated by reference herein. You should carefully consider these risk factors, together with all of the other information included in this prospectus and any accompanying prospectus supplement before you decide whether to make an investment in our securities. The risks set out in this prospectus, any accompanying prospectus supplement, “Part I, Item IA. Risk Factors” in our most recent Annual Report on Form 10-K, “Part II, Item 1A. Risk Factors” in our most recent Quarterly Report on Form 10-Q, and any document incorporated by reference herein are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Convertible Notes

The Convertible Notes are unsecured and therefore are effectively subordinated to any secured indebtedness currently outstanding or that may be incurred in the future and rank pari passu with, or equal to, all outstanding and future unsecured unsubordinated indebtedness issued by us and our general liabilities.

The Convertible Notes are not secured by any of our assets or any of the assets of any of our subsidiaries. As a result, the Convertible Notes are effectively subordinated to any outstanding secured indebtedness as of the date of this prospectus (including the KeyBank Credit Agreement) or that we or our subsidiaries may incur in the future (or any indebtedness that is initially unsecured as to which we subsequently grant a security interest) to the extent of the value of the assets securing such indebtedness. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any of our secured indebtedness or secured indebtedness of our subsidiaries may assert rights against the assets pledged to secure that indebtedness in order to receive full payment of their indebtedness before the assets may be used to pay other creditors, including the holders of the Convertible Notes. As of September 30, 2024, through of our wholly owned subsidiary, TCF, we had approximately $290.0 million of borrowings outstanding under the KeyBank Credit Agreement. The indebtedness under the KeyBank Credit Agreement is effectively senior to the Convertible Notes to the extent of the value of the assets securing such indebtedness. In addition, as of September 30, 2024, we had $152.5 million in aggregate principal amount of the 2025 Notes outstanding, $125.0 million in aggregate principal amount of the August 2026 Notes outstanding, $75.0 million in aggregate principal amount of the December 2026 Notes outstanding, $115.0 million in aggregate principal amount of the March 2029 Notes outstanding and $115.0 million in aggregate principal amount of the September 2029 Notes outstanding, each of which rank pari passu with the Convertible Notes. See “Prospectus Summary — Recent Developments” for additional information regarding the 2025 Notes.

The Convertible Notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The Convertible Notes are obligations exclusively of Trinity Capital Inc., and not of any of our subsidiaries. None of our subsidiaries are a guarantor of the Convertible Notes, and the Convertible Notes are not required to be guaranteed by any subsidiary we may acquire or create in the future. Any assets of our subsidiaries will not be directly available to satisfy the claims of our creditors, including holders of the Convertible Notes. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors of our subsidiaries will have priority over our equity interests in such entities (and therefore the claims of our creditors, including holders of the Convertible Notes) with respect to the assets of such entities. Even if we are recognized as a creditor of one or more of these entities, our claims would still be effectively subordinated to any security interests in the assets of any such entity and to any indebtedness or other liabilities of any such entity senior to our claims. Consequently, the Convertible Notes are structurally subordinated to all indebtedness and other liabilities, including trade payables, of any of our existing or future subsidiaries. Certain of these entities serve as guarantors under the KeyBank Credit Agreement, and in the future our subsidiaries may incur substantial additional indebtedness, all of which is and would be structurally senior to the Convertible Notes.

The Convertible Notes Indenture contains limited protection for holders of the Convertible Notes.

The Convertible Notes Indenture offers limited protection to holders of the Convertible Notes. The terms of the Convertible Notes Indenture and the Convertible Notes do not restrict our or any of our subsidiaries’ ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances or events that could have a material adverse impact on the holders’ investment in the Convertible Notes. In particular, the terms of the Convertible Notes Indenture and the Convertible Notes will not place any restrictions on our or our subsidiaries’ ability to:

•        issue securities or otherwise incur additional indebtedness or other obligations, including (1) any indebtedness or other obligations that would be equal in right of payment to the Convertible Notes, (2) any indebtedness or other obligations that would be secured and therefore rank effectively senior in right of payment to the Convertible Notes to the extent of the values of the assets securing such debt, (3) indebtedness of ours that is guaranteed by one or more of our subsidiaries and which therefore is structurally senior to the Convertible Notes and (4) securities, indebtedness or obligations issued or incurred by our subsidiaries that would be senior to our equity interests in those entities and therefore rank structurally senior to the Convertible Notes with respect to the assets of our subsidiaries, in each case other than an incurrence of indebtedness or other obligation that would cause a violation of Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act, but giving effect, in each case, to any exemptive relief granted to us by the SEC. Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt or the sale of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150%;

•        pay dividends on, or purchase or redeem or make any payments in respect of, capital stock or other securities ranking junior in right of payment to the Convertible Notes;

•        sell assets (other than certain limited restrictions on our ability to consolidate, merge or sell all or substantially all of our assets);

•        enter into transactions with affiliates;

•        create liens (including liens on the shares of our subsidiaries) or enter into sale and leaseback transactions;

•        make investments; or

•        create restrictions on the payment of dividends or other amounts to us from our subsidiaries.

Furthermore, the terms of the Convertible Notes Indenture and the Convertible Notes do not protect holders of the Convertible Notes in the event that we experience changes (including significant adverse changes) in our financial condition, results of operations or credit ratings, if any, as they do not require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth, revenues, income, cash flow, or liquidity.

Our ability to recapitalize, incur additional debt (including additional debt that matures prior to the maturity of the Convertible Notes), and take a number of other actions that are not limited by the terms of the Convertible Notes may have important consequences for holders of the Convertible Notes, including making it more difficult for us to satisfy our obligations with respect to the Convertible Notes or negatively affecting the trading value of the Convertible Notes.

Other debt we issue or incur in the future could contain more protections for its holders than the Convertible Notes Indenture and the Convertible Notes, including additional covenants and events of default. The issuance or incurrence of any such debt with incremental protections could affect the market for, trading levels, and prices of the Convertible Notes.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Convertible Notes.

Any default under the agreements governing our indebtedness or under other indebtedness to which we may be a party, that is not waived by the required lenders or holders and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Convertible Notes and substantially decrease the market value of the Convertible Notes.

If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our current indebtedness or other debt we may incur in the future could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders or holders under the agreements governing our indebtedness, or other indebtedness that we may incur in the future, to avoid being in default. If we breach our covenants under the agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required lenders or holders. If this occurs, we would be in default and our lenders or debt holders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation.

If we are unable to repay debt, lenders having secured obligations, including KeyBank under the KeyBank Credit Agreement, could proceed against the collateral securing the debt. Because the Convertible Notes Indenture will have, and any future debt will likely have, customary cross-default provisions, if the indebtedness thereunder, hereunder or under any future credit facility is accelerated, we may be unable to repay or finance the amounts due. See “Description of the Convertible Notes.”

We may not have, or have the ability to raise, the funds necessary to purchase the Convertible Notes as required upon a fundamental change, and our future debt may contain limitations on our ability to deliver shares of our common stock upon conversion or purchase of the Convertible Notes.

Holders of the Convertible Notes will have the right to require us to purchase their Convertible Notes for cash upon the occurrence of a fundamental change at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any. As defined in the Convertible Notes Indenture, a fundamental change means the occurrence of either a change in control or the termination of trading of our common stock on any national securities exchange. We may not have enough available cash or be able to obtain financing at the time we are required to make purchases of Convertible Notes surrendered therefor. In addition, our ability to purchase the Convertible Notes or to deliver shares of our common stock upon conversions of the Convertible Notes may be limited by law, by regulatory authority or by agreements governing our indebtedness. Our failure to purchase Convertible Notes at a time when the purchase is required by the Convertible Notes Indenture or deliver any shares of our common stock upon future conversions of the Convertible Notes as required by the Convertible Notes Indenture would constitute a default under the Convertible Notes Indenture. A default under the Convertible Notes Indenture or the fundamental change itself could also lead to a default under the KeyBank Credit Agreement, the Note Purchase Agreement and/or the August 2026 Notes Indenture, December 2026 Notes Indenture, the March 2029 Notes Indenture and the September 2029 Notes Indenture. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the Convertible Notes.

The conversion rate of the Convertible Notes may not be adjusted for all dilutive events.

The conversion rate of the Convertible Notes is subject to adjustment upon certain events, including the issuance of certain stock dividends on our common stock, certain issuance of rights or warrants subdivisions, combinations, certain distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers, as described under “Description of the Convertible Notes — Conversion Rights — Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the Convertible Notes or the common stock. An event that adversely affects the value of the Convertible Notes may occur, and that event may not result in an adjustment to the conversion rate.

If we issue shares of our common stock upon conversion of some or all of the Convertible Notes, our stockholders, including holders that received shares of our common stock upon conversion of their Convertible Notes, may experience dilution.

The forced conversion provision may materially adversely affect the holders’ return on the Convertible Notes.

At our option, we may cause the holders to convert all or a portion of the then outstanding principal amount of the Convertible Notes plus accrued but unpaid interest to, but excluding the date of such conversion, at any time on or prior to the close of business on the business day immediately preceding the maturity date, if the closing sale price of our common stock for any 30 consecutive trading days exceeds 120% of the conversion price, as may be adjusted. Upon such conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of the Convertible Notes, equal to the conversion rate, and a forced conversion make-whole payment, if any, in cash, as described Convertible Notes Indenture. In this circumstance, the holders may not be able to reinvest the proceeds therefrom in a comparable security at an effective interest rate as high as that of the Convertible Notes.

There is currently no active public trading market for the Convertible Notes; as a result, a holder may not be able to resell their Convertible Notes.

There currently is no active public trading market for the Convertible Notes. We do not currently intend to apply for listing of the Convertible Notes on any securities exchange or for quotation of any such notes on any automated dealer quotation system. If no active trading market develops, a holder may not be able to resell their Convertible Notes at their fair market value or at all. If any Convertible Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, general economic conditions, our financial condition, performance and prospects and other factors. If a market is made for any Convertible Notes, any such market-making may be discontinued at any time. In addition, any market-making activity, if any, will be subject to limits imposed by law. Accordingly, we can provide no assurance that a liquid trading market, if any, will develop for the Convertible Notes, that a holder will be able to sell any of such notes at a particular time, or that the price a holder may receive when it sells any Convertible Notes will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the Convertible Notes may be harmed. Accordingly, a holder may be required to bear the financial risk of an investment in the Convertible Notes for an indefinite period of time.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting regulatory bodies and is subject to change. We cannot predict if or when any such change could be made and any such change could have an adverse impact on our reported or future financial results. Any such impacts could adversely affect the market price of our common stock and in turn negatively impact the trading price of the Convertible Notes.

The market value of our common stock and of the Convertible Notes may fluctuate significantly, and this may make it difficult for holders to resell the Convertible Notes or common stock issued upon conversion of the Convertible Notes when holders want or at prices holders find attractive.

There is currently no public market for the Convertible Notes and there can be no assurance that a market for the Convertible Notes will develop or be maintained. In addition, the market value and liquidity of the market for our common stock or the Convertible Notes, if any, may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. In addition, because the Convertible Notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the Convertible Notes. These factors include:

•        changes in the value of our portfolio of investments and derivative instruments as a result of changes in market factors, such as interest rate shifts, and also portfolio specific performance, such as portfolio company defaults, among other reasons;

•        changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•        loss of RIC or BDC status;

•        distributions that exceed our net investment income and net income as reported according to GAAP;

•        changes in earnings or variations in operating results;

•        changes in accounting guidelines governing valuation of our investments;

•        any shortfall in revenue or net income or any increase in losses from levels expected by investors;

•        departure of key personnel;

•        general economic trends and other external factors; and

•        loss of a major funding source.

The registration statement of which this prospectus is a part has been filed with the SEC pursuant to the Convertible Notes Registration Rights Agreement for the benefit of the purchasers of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes. If this resale registration statement is not declared effective, holders of the Convertible Notes and such shares may not offer or sell the Convertible Notes and such shares except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. The SEC, however, has broad discretion to determine whether any registration statement will be declared effective and may delay or deny the effectiveness of any such resale registration statement filed by us for a variety of reasons. Our ability to have declared effective by the SEC this registration statement pertaining to the resale of the Convertible Notes and/or any shares of common stock to be issued upon conversion of the Convertible Notes on a timely basis will depend upon our ability to resolve any issues that may be raised by the SEC. No assurance can be given as to when this resale registration statement with respect to the Convertible Notes and/or any shares of common stock to be issued upon conversion of the Convertible Notes will become effective. Failure to have this resale registration statement become effective could adversely affect the liquidity and price of the Convertible Notes and/or any shares of common stock issued upon conversion of the Convertible Notes, as applicable.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the Convertible Notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect the prevailing market value of our common stock and the value of the Convertible Notes and could impair our ability to raise capital through future offerings of our securities, should we decide to offer them. No prediction can be made as to the effect that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the Convertible Notes.

In addition, if we raise additional funds by issuing common stock or senior securities convertible into, or exchangeable for, our common stock, then the percentage ownership of our stockholders at that time, including the potential ownership percentage of holders that may receive shares of our common stock upon conversion of their Convertible Notes, may decrease and they may experience dilution. Stockholders, including holders that received shares of our common stock upon conversion of their Convertible Notes, may also experience dilution upon the conversion of some or all of the Convertible Notes into shares of our common stock. The existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could depress the market price for our common stock.

Holders of the Convertible Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

Holders of the Convertible Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights in respect of our common stock if and when we deliver shares of our common stock upon conversion for their Convertible Notes and, to a limited extent, under the conversion rate adjustments applicable to the Convertible Notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s conversion of Convertible Notes, the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or rights of our common stock that result from such amendment.

Upon conversion of the Convertible Notes, holders may receive less valuable consideration than expected because the market value or net asset value per share of our common stock may decline after holders exercise their conversion right but before we settle our conversion obligation.

Under the Convertible Notes, a converting holder may be exposed to fluctuations in the market value or net asset value per share of our common stock during the period from the date such holder surrenders its Convertible Notes for conversion until the date we settle our conversion obligation.

Because we may satisfy our conversion obligation solely in shares of our common stock upon conversion of the Convertible Notes, under such circumstances we will deliver shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date. Accordingly, if the market value or net asset value per share of our common stock decreases during this period, the market value of the shares of our common stock that holders receive will be adversely affected and would be less than the conversion value of the Convertible Notes on the conversion date.

The adjustment to the conversion rate for Convertible Notes converted in connection with a make-whole adjustment event may not adequately compensate holders for any lost value of their Convertible Notes as a result of such transaction.

Following a make-whole adjustment event, if a holder elects to convert its Convertible Notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of our common stock upon conversion in certain circumstances. As defined in the Convertible Notes Indenture, a make-whole adjustment event means any change of control and any termination of trading of our common stock on any national securities exchange. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event, as described in the Convertible Notes Indenture. The adjustment to the conversion rate for Convertible Notes converted in connection with a make-whole adjustment event may not adequately compensate holders for any lost value of their Convertible Notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per share of our common stock in the make-whole adjustment event is greater than $20.00 per share or less than $13.01 per share (in each case, subject to adjustment), no increase in the conversion rate will be made. Moreover, in no event will the conversion rate per $1,000 principal amount of Convertible Notes exceed the maximum conversion rate described further in the Convertible Notes Indenture, which is subject to adjustment as described in such section.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the Convertible Notes.

Upon the occurrence of a fundamental change, holders have the right to require us to purchase their Convertible Notes. However, the fundamental change provisions will not afford protection to holders in the event of other transactions that could adversely affect the Convertible Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the Convertible Notes. In addition, holders may not be entitled to require us to purchase their Convertible Notes upon a fundamental change in certain circumstances involving a significant change in the composition of our Board, or in connection with a proxy contest where our Board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” as set forth in the Convertible Notes Indenture. In the event of any such transaction, the holders would not have the right to require us to purchase their Convertible Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders.

Provisions of the Convertible Notes could discourage an acquisition of us by a third party.

Certain provisions of the Convertible Notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the Convertible Notes will have the right, at their option, to require us to purchase for cash all of their Convertible Notes or any portion of the principal amount of such Convertible Notes in integral multiples of $1,000. We may also be required to increase the conversion rate in the event of certain transactions constituting a make-whole adjustment event. These provisions could discourage an acquisition of us by a third party.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to us and/or the Convertible Notes, if any, could cause the market value of the Convertible Notes to decline significantly.

Any credit ratings assigned to us and/or the Convertible Notes are an assessment by rating agencies of our ability to pay our obligations. Consequently, real or anticipated changes to any such credit ratings will generally affect the market value of the Convertible Notes. These credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed herein that could impact the market value of the Convertible Notes.

If an investment grade rating is not maintained with respect to the Convertible Notes, additional interest of 0.75% per annum will accrue on the Convertible Notes until such time as the Convertible Notes have received an investment grade rating of “BBB-” (or its equivalent) or better. An explanation of the significance of a credit rating may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. A credit rating should be evaluated independently from similar ratings of other securities or companies. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. There can be no assurance that a credit rating will remain for any given period of time.

Conversions of the Convertible Notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their Convertible Notes, if shares of our common stock are issued upon conversions of the Convertible Notes.

The conversion of some or all of the Convertible Notes into shares of our common stock will dilute the ownership interests of our existing stockholders. Any sales of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the Convertible Notes could depress the market price of our common stock.

If the Convertible feature of the Convertible Notes is deemed to be greater than incidental and investment in the Convertible Notes by Benefit Plan Investors is “significant” within the Plan Asset Regulation, we could be subject to ERISA fiduciary duties and other provisions of ERISA.

Under certain circumstances, our underling assets could be treated as “plan assets” of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or section 4975 of the Code (“Benefit Plan Investors”). This could occur if the convertibility feature of the Convertible Notes were to be treated as greater than “incidental,” and, as such, the Convertible Notes were deemed to be equity under the ERISA’s plan asset regulation (DOL Reg. section 2510.3-101 as modified by Section 3(42) of ERISA, the “Plan Asset Regulation”). If investment by Benefit Plan Investors in the Convertible Notes is “significant” and the Convertible Notes were deemed equity interests, in each case under the Plan Asset Regulation and an exception to the Plan Asset Regulation did not apply, we and our management would be subject to ERISA fiduciary duties and certain transactions we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt “prohibited transactions” under section 406 of ERISA or section 4975 of the Code and might have to be rescinded at significant cost to us.

Because the Convertible Notes were issued with original issue discount, if a bankruptcy petition were filed by or against us, holders of the Convertible Notes may receive a lesser amount for their claim than they would have been entitled to receive under the Convertible Notes Indenture.

Because the Convertible Notes were issued with original issue discount (“OID”), if a bankruptcy petition were filed by or against us under the United States Bankruptcy Code after the issuance of the Convertible Notes, the claim by any holder of the Convertible Notes for the principal amount of the Convertible Notes may be limited to an amount equal to the sum of: the original issue price for the Convertible Notes and that portion of any OID that does not constitute “unmatured interest” for purposes of the United States Bankruptcy Code.

Any OID that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the Convertible Notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the Convertible Notes Indenture, even if sufficient funds are available.

Holders may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Convertible Notes, even though the holders did not receive a corresponding cash distribution.

The conversion rate of the Convertible Notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, a holder may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a holder’s proportionate interest in us could be treated as a deemed taxable dividend to the holder. If a make-whole adjustment event occurs on or prior to the business day immediately preceding the stated maturity date of the Convertible Notes, under some circumstances, we will increase the conversion rate for the Convertible Notes converted in connection with the make-whole adjustment event. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. In addition, if a holder is a non-U.S. holder, such holder may be subject to U.S. federal withholding tax in connection with such a deemed distribution. If withholding tax is paid on a holder’s behalf as a result of an adjustment to the conversion rate of the Convertible Notes, the withholding agent may offset such payments against payments of cash and common stock on the Convertible Notes. Holders are urged to consult their tax advisor with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the Convertible Notes.

The Convertible Notes were issued with original issue discount for United States federal income tax purposes.

The stated principal amount of the notes exceeded their issue price by an amount that exceeded the statutory de minimis amount and, accordingly, the Convertible Notes were issued with OID for U.S. federal income tax purposes in an amount equal to such excess. As a result, U.S. holders (as defined below under “Certain U.S. Federal Income Tax Considerations — Tax Consequences to U.S. Holders of the Convertible Notes”) will be required to include such OID in their gross income as it accrues, in advance of their receipt of cash attributable to such OID. See “Certain U.S. Federal Income Tax Considerations.”

Because the Convertible Notes will initially be held in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the Convertible Notes and exercise their rights and remedies.

We will initially issue the Convertible Notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated Convertible Notes. Accordingly, if a holder owns a beneficial interest in a global note, then the holder will not be considered an owner or holder of the Convertible Notes. Instead, DTC or its nominee will be the sole holder of the Convertible Notes. Unlike persons who have certificated Convertible Notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the Convertible Notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that holders timely receive any such communications.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and any documents we may incorporate by reference herein contain forward-looking statements that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors, and undue reliance should not be placed thereon. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described or referenced under the section entitled “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement, and any documents we may incorporate by reference herein, including the following factors, among others:

•        our future operating results;

•        our dependence upon our management team and key investment professionals;

•        our ability to manage our business and future growth;

•        risks related to investments in growth-stage companies, other venture capital-backed companies and generally U.S. companies;

•        the ability of our portfolio companies to achieve their objectives, including due to the impact of any supply chain disruptions and the interest rate and inflation rate environments;

•        the use of leverage;

•        risks related to the uncertainty of the value of our portfolio investments;

•        changes in political, economic or industry conditions, the interest rate and inflation environments or conditions affecting the financial and capital markets;

•        uncertainty surrounding the financial and/or political stability of the United States, the United Kingdom, the European Union, China, and other countries and regions;

•        the impact of the 2024 U.S. presidential election and incoming administration of U.S. President-elect Trump.

•        the dependence of our future success on the general economy and its impact on the industries in which we invest;

•        risks related to changes in interest rates and inflation rates, our expenses and other general economic conditions and the effect on our net investment income;

•        the impact of changes in laws or regulations (including the interpretation thereof), including tax laws, on our operations and/or the operations of our portfolio companies;

•        risks related to market volatility, including general price and volume fluctuations in stock markets;

•        our ability to make distributions; and

•        our ability to maintain our status as a BDC under the 1940 Act and qualify annually for tax treatment as a RIC under the Code.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, any accompanying prospectus supplement, if any, and any documents we may incorporate by reference herein. Further, any forward-looking statement speaks only as of the date on which it is made in this prospectus, any accompanying prospectus supplement, and any documents we may incorporate by reference herein, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Because we are an investment company, the forward-looking statements and projections contained in this prospectus, any accompanying prospectus supplement, and any documents we may incorporate by reference herein are excluded from the safe harbor protection provided by Section 27A(b)(2)(B) of the Securities Act and Section 21E of the Exchange Act (the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995).

USE OF PROCEEDS

All of the Convertible Notes and the shares of our common stock issuable upon conversion thereof being offered by the Selling Securityholders pursuant to this prospectus and any accompanying prospectus supplement will be sold by the Selling Securityholders for their own account. We will not receive any of the proceeds from the resales by the Selling Securityholders of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes.

Pursuant to the Convertible Notes Registration Rights Agreement, we will pay certain fees and expenses incurred in this offering and in disposing of the Convertible Notes and the shares of our common stock issuable upon conversion thereof by the Selling Securityholders, including all registration and filing fees, any other regulatory fees, printing and delivery expenses, listing fees and expenses, fees and expenses of counsel, independent certified public accountants, and any special experts retained by us, and reasonable and documented fees and expenses of counsel to the Selling Securityholders in an amount not to exceed $75,000. The Selling Securityholders will be responsible for (i) all brokers’ and underwriters’ discounts and commissions, transfer taxes and transfer fees relating to the sale or disposition of the Convertible Notes and the shares of our common stock issuable upon conversion thereof, and (ii) the fees and expenses of any counsel to the Selling Securityholders exceeding $75,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and in “Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Quarterly Report on Form 10-Q are incorporated by reference herein and should be read in conjunction with, and are qualified by reference to, our financial statements and notes thereto included in such Annual Report on Form 10-K and such Quarterly Report on Form 10-Q, as applicable.

BUSINESS

The information contained in “Part I, Item 1. Business,” “Part I, Item 2. Properties” and “Part I, Item 3. Legal Proceedings” of our most recent Annual Report on Form 10-K, and in “Part II, Item 1. Legal Proceedings” of our most recent Quarterly Report on Form 10-Q are incorporated herein by reference.

SENIOR SECURITIES

Information about our senior securities as of the end of our most recently completed fiscal quarter is located in “Part I, Item 1. Consolidated Financial Statements — Notes to Consolidated Financial Statements” of our most recent Quarterly Report on Form 10-Q and as of the end of our most recently completed fiscal year is located in “Part II, Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements” of our most recent Annual Report on Form 10-K, which are incorporated by reference herein. We had no senior securities outstanding as of December 31, 2019. The report of our independent registered public accounting firm, Ernst & Young LLP, on our financial statements as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 is included in our most recent Annual Report on Form 10-K (filed on March 6, 2024) and is incorporated by reference herein.

PORTFOLIO COMPANIES

The following tables set forth certain information regarding each of the portfolio companies in which we had a loan, equipment financing, equity or equity-related investment as of September 30, 2024. We will offer to make available significant managerial assistance to our portfolio companies. We may receive rights to observe the meetings of our portfolio companies’ board of directors. Other than these investments, our only relationships with our portfolio companies will be the managerial assistance we may separately provide to our portfolio companies, which services will be ancillary to our investments.

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
3DEO, Inc.	Industrials
24225 Granier St. Torrance, CA 90505		Equipment Financing	January 1, 2025	Fixed interest rate 0.0%; EOT 9.0%	1,308	n/a	n/a	1,618	1,578	(14)
		Equipment Financing	January 1, 2025	Fixed interest rate 0.0%; EOT 9.0%	701	n/a	n/a	843	829	(14)
		Warrant	February 23, 2032	Common Stock; Strike Price $1.81	n/a	37,218	n/a	93	—
Total 3DEO, Inc.					2,009			2,554	2,407

Aledia, Inc.	Industrials
10 Rue des Méridiens 38130 Echirolles, France		Equipment Financing	April 1, 2025	Fixed interest rate 9.0%; EOT 7.0%	3,365	n/a	n/a	4,606	4,566	(10)(14)
		Equipment Financing	July 1, 2025	Fixed interest rate 9.7%; EOT 7.0%	324	n/a	n/a	400	397	(10)(14)
		Equipment Financing	September 1, 2025	Fixed interest rate 10.7%; EOT 7.0%	514	n/a	n/a	610	607	(10)(14)
		Equipment Financing	October 1, 2025	Fixed interest rate 12.0%; EOT 7.0%	894	n/a	n/a	1,042	1,040	(10)(14)
		Warrant	March 31, 2032	Preferred Series D-3; Strike Price $165.02	n/a	11,771	n/a	130	269	(10)(13)(17)
Total Aledia, Inc.					5,097			6,788	6,879

All Seated, Inc.	SaaS
311 California St., Ste 610 San Francisco, CA 94104		Warrant	February 28, 2032	Common Stock; Strike Price $15.72	n/a	5,101	n/a	21	—

All.Space Networks Limited	Space Technology
Thames Valley Park Drive Reading, Berkshire RG6 1RB		Secured Loan	September 1, 2027	Variable interest rate Prime + 7.0% or Floor rate 11.5%; EOT 2.5%	8,219	n/a	n/a	8,319	8,079	(8)(10)
		Warrant	August 22, 2032	Common Stock; Strike Price $21.79	n/a	71,203	n/a	113	2	(10)
Total All.Space Networks Limited					8,219			8,432	8,081

Ambient Photronics, Inc.	Artificial Intelligence & Automation
100 Enterprise Way, Ste. C205 Scotts Valley, CA 95066		Secured Loan	July 1, 2025	Variable interest rate Prime + 6.0% or Floor rate 9.5%; EOT 4.0%	1,254	n/a	n/a	1,418	1,501	(8)
		Secured Loan	May 1, 2025	Variable interest rate Prime + 6.0% or Floor rate 9.5%; EOT 4.0%	1,263	n/a	n/a	1,438	1,351	(8)
		Secured Loan	June 1, 2025	Variable interest rate Prime + 6.0% or Floor rate 9.5%; EOT 4.0%	225	n/a	n/a	252	242	(8)
		Warrant	July 27, 2032	Common Stock; Strike Price $5.5	n/a	15,976	n/a	48	3
Total Ambient Photronics, Inc.					2,742			3,156	3,097

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Apiject Holdings, Inc.	Medical Devices
5775 Kearny Villa Rd San Diego, CA 92123		Equipment Financing	July 1, 2028	Fixed interest rate 12.6%; EOT 7.5%	20,050	n/a	n/a	19,737	20,023	(9)(14)
		Equipment Financing	October 1, 2028	Fixed interest rate 12.7%; EOT 7.5%	10,000	n/a	n/a	9,731	9,731	(14)
		Warrant	June 24, 2034	Common Stock; Strike Price $0.99	n/a	1,177,261	n/a	686	571	(9)
Total Apiject Holdings, Inc.					30,050			30,154	30,325

Applied Digital Corporation	Artificial Intelligence & Automation
3811 Turtle Creek Blvd. Ste. 2100 Dallas, TX 75219		Equipment Financing	October 1, 2025	Fixed interest rate 19.0%; EOT 0.0%	5,324	n/a	n/a	5,323	5,419	(9)(10)
		Equipment Financing	March 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	8,184	n/a	n/a	8,183	8,338	(9)(10)(19)
		Equipment Financing	April 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	4,309	n/a	n/a	4,310	4,392	(9)(10)(19)
		Equipment Financing	May 1, 2026	Fixed interest rate 16.0%; EOT 0.0%	1,912	n/a	n/a	1,912	1,944	(9)(10)
		Equipment Financing	April 1, 2026	Fixed interest rate 19.0%; EOT 0.0%	8,440	n/a	n/a	8,443	8,604	(9)(10)
Total Applied Digital Corporation					28,169			28,171	28,697

Astranis Space Technologies Corp.	Space Technology
420 Bryant St. San Francisco, CA 94107		Equipment Financing	November 1, 2026	Fixed interest rate 12.1%; EOT 5.0%	8,524	n/a	n/a	8,934	9,216	(9)(14)(19)
		Equipment Financing	April 1, 2028	Fixed interest rate 12.4%; EOT 5.5%	16,000	n/a	n/a	15,063	15,063	(14)
		Equipment Financing	October 1, 2027	Fixed interest rate 12.6%; EOT 4.0%	4,000	n/a	n/a	3,766	3,766	(14)
		Warrant	April 13, 2033	Common Stock; Strike Price $7.89	n/a	85,644	n/a	84	260	(9)(19)
		Warrant	September 27, 2034	Common Stock; Strike Price $2.27	n/a	214,508	n/a	935	949
		Equity	n/a	Series C Prime Preferred	n/a	13,685	n/a	300	155	(9)(17)
		Equity	n/a	Preferred Series D	n/a	64,223	n/a	600	654	(9)(17)
Total Astranis Space Technologies Corp.					28,524			29,682	30,063

Athletic Brewing Company, LLC	Food and Agriculture Technologies
350 Long Beach Blvd. Stratford, CT 06615		Equipment Financing	September 1, 2026	Fixed interest rate 11.1%; EOT 7.0%	19,104	n/a	n/a	20,083	19,767	(14)
		Equipment Financing	September 1, 2026	Fixed interest rate 11.2%; EOT 7.0%	4,773	n/a	n/a	5,008	4,936	(14)
		Equipment Financing	January 1, 2028	Fixed interest rate 11.2%; EOT 8.0%	4,761	n/a	n/a	4,901	5,142	(9)(14)(19)
		Equity	n/a	Preferred Class B	n/a	2,144	n/a	500	501	(17)
		Warrant	October 28, 2032	Preferred Class B; Strike Price $140.21	n/a	3,741	n/a	287	549	(17)
Total Athletic Brewing Company, LLC					28,638			30,779	30,895

Augmented Reality Concepts, Inc.	Artificial Intelligence & Automation
344 S Warren St. Syracuse, NY 13202		Secured Loan	June 15, 2029	Variable interest rate SOFR 3 Month Term + 7.32%; EOT 0.0%	20,500	n/a	n/a	20,078	20,426	(8)

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Axiom Space, Inc.	Space Technology
1290 Hercules Ave, First Floor Houston, TX 77058		Secured Loan	June 1, 2026	Variable interest rate Prime + 6.0% or Floor rate 9.3%; EOT 2.5%	17,500	n/a	n/a	18,100	18,141	(8)(14)
		Warrant	May 28, 2031	Common Stock; Strike Price $340.11	n/a	882	n/a	39	—
		Warrant	May 28, 2031	Common Stock; Strike Price $169.24	n/a	1,773	n/a	121	2
		Equity	n/a	Preferred Series C	n/a	3,624	n/a	521	378	(17)
Total Axiom Space, Inc.					17,500			18,781	18,521

BackBlaze, Inc.	SaaS
500 Ben Franklin Ct. San Mateo, CA 94001		Equipment Financing	April 1, 2025	Fixed interest rate 7.5%; EOT 11.5%	393	n/a	n/a	708	693	(14)

BaubleBar, Inc.	Consumer Products & Services
1115 Broadway, 5th Floor New York, NY 10010		Warrant	April 20, 2028	Preferred Series C; Strike Price $1.96	n/a	60,000	n/a	72	4	(17)
		Warrant	March 29, 2027	Preferred Series C; Strike Price $1.96	n/a	531,806	n/a	639	33	(17)
Total BaubleBar, Inc.					—			711	37

Beam Technologies, Inc.	Finance and Insurance
2000 Park Street Columbia, SC 29201		Secured Loan	April 1, 2027	Variable interest rate PRIME + 2.8% or Floor rate 11.0%+PIK Fixed Interest Rate 1.5%; EOT 2.0%	37,049	n/a	n/a	35,996	35,995	(8)(15)
		Warrant	August 30, 2034	Common Stock; Strike Price $17.28	n/a	60,100	n/a	797	774
Total Beam Technologies, Inc.					37,049			36,793	36,769

Bestow, Inc.	Finance and Insurance
2700 Commerce St, Ste. 1000 Dallas, TX 75226		Secured Loan	December 1, 2027	Variable interest rate Prime + 6.0% or Floor rate 13.0%; EOT 1.5%	40,000	n/a	n/a	38,017	38,017	(8)(14)
		Warrant	August 1, 2034	Preferred Series C-2; Strike Price $0.01	n/a	349,793	n/a	1,987	1,996
Total Bestow, Inc.					40,000			40,004	40,013

BetterLeap, Inc.	Human Resource Technology
55 Francisco St., Ste 800 San Francisco, CA 94133		Warrant	April 20, 2032	Common Stock; Strike Price $2.26152	n/a	88,435	n/a	38	24

BoardRE, Inc.	Real Estate Technology
280 Detroit St. Denver, Colorado 80206		Secured Loan	June 1, 2026	Variable interest rate Prime + 8.3% or Floor rate 11.5%; EOT 4.5%	4,462	n/a	n/a	4,692	4,313	(8)(14)

Bolb, Inc.	Green Technology
52 Wright Brothers Ave Livermore, CA 94551		Equipment Financing	November 1, 2024	Fixed interest rate 10.3%; EOT 6.0%	55	n/a	n/a	158	156	(14)
		Warrant	October 12, 2031	Common Stock; Strike Price $0.07	n/a	181,784	n/a	35	1
Total Bolb, Inc.					55			193	157

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Boosted eCommerce, Inc.	Consumer Products & Services
9903 Santa Monica Blvd., Ste 605 Beverly Hills, CA 90212		Warrant	December 14, 2030	Preferred Series A-1; Strike Price $0.8446	n/a	759,263	n/a	259	—	(17)

Bowery Farming, Inc.	Food and Agriculture Technologies
36 W 20th St, 9th Floor New York, NY 10011		Secured Loan	September 10, 2026	Variable interest rate SOFR 1 Month Term + 10.0% or Floor rate 1.0%; EOT 0.0%	7,652	n/a	n/a	6,938	1,557	(8)(18)
		Warrant	June 10, 2029	Common Stock; Strike Price $5.08	n/a	68,863	n/a	410	—
		Warrant	December 22, 2030	Common Stock; Strike Price $6.24	n/a	29,925	n/a	160	—
		Warrant	September 10, 2028	Common Stock; Strike Price $0.01	n/a	21,577	n/a	617	—
		Warrant	December 29, 2030	Common Stock; Strike Price $0.01	n/a	114,725	n/a	29	—
Total Bowery Farming, Inc.					7,652			8,154	1,557

Busbot, Inc.	Finance and Insurance
111 Town Square Place Suite 1203 #1067 Jersey City, NJ 07310		Secured Loan	October 1, 2026	Variable interest rate SOFR 30 Day Forward + 11.5% or Floor rate 13.5%; EOT 0.0%	8,630	n/a	n/a	8,457	8,457	(8)(10)(12)
		Warrant	April 1, 2034	Common Stock; Strike Price $0.96	n/a	44,133	n/a	85	37	(10)
Total Busbot, Inc.					8,630			8,542	8,494

Cart.com, Inc.	SaaS
1334 Brittmoore Rd., Ste. 225 Houston, TX 77043		Equity	n/a	Preferred Series C	n/a	11,533	n/a	500	510	(9)(17)
		Warrant	November 17, 2033	Common Stock; Strike Price $15.87	n/a	31,572	n/a	440	592	(9)
Total Cart.com, Inc.					—			940	1,102

Cellares Corporation	Other Healthcare Services
341 Allerton Ave South San Francisco, CA 94080		Secured Loan	February 1, 2027	Variable interest rate Prime + 3.3% or Floor rate 11.8%; EOT 4.0%	50,000	n/a	n/a	49,048	49,048	(8)
		Equipment Financing	August 1, 2029	Fixed interest rate 12.0%; EOT 4.5%	4,939	n/a	n/a	4,927	4,926
		Warrant	August 2, 2034	Common Stock; Strike Price $4.77	n/a	259,434	n/a	895	907
Total Cellares Corporation					54,939			54,870	54,881

Centivo Corporation	Finance and Insurance
199 Scott Street, Suite 800 Buffalo, NY 14204		Secured Loan	August 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 11.3%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	5,008	n/a	n/a	4,879	4,879	(8)(15)
		Warrant	July 31, 2034	Common Stock; Strike Price $0.76	n/a	107,438	n/a	89	85
Total Centivo Corporation					5,008			4,968	4,964

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Cherry Technologies, Inc.	Finance and Insurance
2261 Market St., Suite 4869 San Francisco, CA 94114		Secured Loan	April 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 12.0%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	14,540	n/a	n/a	14,437	14,793	(8)(9)(14)(15)(19)
		Secured Loan	April 1, 2029	Variable interest rate PRIME + 4.5% or Floor rate 12.0%+PIK Fixed Interest Rate 1.0%; EOT 2.0%	14,494	n/a	n/a	14,369	14,369	(8)(9)(14)(15)(19)
Total Cherry Technologies, Inc.					29,034			28,806	29,162

Cirrascale Cloud Services, LLC	Artificial Intelligence & Automation
5775 Kearny Villa Rd San Diego, CA 92123		Equipment Financing	September 1, 2026	Fixed interest rate 12.7%; EOT 4.0%	22,618	n/a	n/a	22,849	23,041	(9)

Cleanspark, Inc.	Digital Assets Technology and Services
2370 Corporate Circle Ste.160 Henderson, NV 89074		Equipment Financing	May 1, 2025	Fixed interest rate 10.3%; EOT 5.0%	4,357	n/a	n/a	5,318	5,263	(10)(14)

Commonwealth Fusion Systems, LLC	Green Technology
148 Sidney St. Cambridge, MA 02139		Equipment Financing	November 1, 2024	Fixed interest rate 9.7%; EOT 8.5%	22	n/a	n/a	79	79	(14)
		Equipment Financing	July 1, 2030	Fixed interest rate 13.0%; EOT 10.0%	3,556	n/a	n/a	3,644	3,717	(9)(14)(19)
		Equipment Financing	July 1, 2030	Fixed interest rate 13.2%; EOT 10.0%	13,825	n/a	n/a	13,789	14,071	(9)(14)
Total Commonwealth Fusion Systems, LLC					17,403			17,512	17,867

Convergent Dental, Inc.	Medical Devices
140 Kendrick St., Ste C110 Needham, MA 02494		Secured Loan	May 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 13.5%; EOT 4.0%	12,000	n/a	n/a	11,981	12,101	(8)(9)(14)
		Secured Loan	May 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 13.5%; EOT 5.5%	6,000	n/a	n/a	5,944	6,084	(8)(9)(14)
		Warrant	April 21, 2033	Preferred Series D; Strike Price $1.61	n/a	446,982	n/a	493	116	(9)(17)
Total Convergent Dental, Inc.					18,000			18,418	18,301

Cpacket Networks, Inc.
480 N McCarthy Blvd, Suite 100 Milpitas, CA 95035		Secured Loan	February 1, 2029	Variable interest rate PRIME + 4.8% or Floor rate 12.0%+PIK Fixed Interest Rate 1.3%; EOT 3.0%	20,414	n/a	n/a	20,186	20,146	(8)(9)(14)(15)
		Warrant	January 29, 2034	Preferred Class B Common; Strike Price $0.36	n/a	499,366	n/a	166	130	(9)(17)
Total Cpacket Networks, Inc.					20,414			20,352	20,276

Crowdtap, Inc.	SaaS
625 Broadway, 5th Floor New York, NY 10012		Warrant	December 16, 2025	Preferred Series B; Strike Price $1.09	n/a	442,233	n/a	42	787	(17)
		Warrant	December 11, 2027	Preferred Series B; Strike Price $1.09	n/a	100,000	n/a	9	178	(17)
Total Crowdtap, Inc.					—			51	965

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Crusoe Energy Systems LLC	Green Technology
255 Fillmore St. Denver, CO 80206		Equipment Financing	March 1, 2029	Fixed interest rate 12.7%; EOT 0.0%	8,452	n/a	n/a	8,378	8,516	(9)(14)(19)

Daily Pay, Inc.	Finance and Insurance
55 Broad St., 29th Floor New York, NY 10004		Warrant	September 30, 2030	Common Stock; Strike Price $3	n/a	89,264	n/a	151	1,545

Dandelion Energy, Inc.	Green Technology
335 Madison Ave., 4th Floor New York, NY 10017		Equipment Financing	July 1, 2025	Fixed interest rate 15.9%; EOT 0.0%	1,826	n/a	n/a	1,812	1,842	(9)(14)

Daring Foods, Inc.	Food and Agriculture Technologies
3505 Helms, Ave. Culver City, CA 90232		Equipment Financing	December 1, 2024	Fixed interest rate 9.4%; EOT 7.5%	67	n/a	n/a	146	145	(14)
		Equipment Financing	April 1, 2025	Fixed interest rate 9.5%; EOT 7.5%	425	n/a	n/a	591	585	(14)
		Equipment Financing	May 1, 2025	Fixed interest rate 10.2%; EOT 7.5%	218	n/a	n/a	290	287	(14)
		Equipment Financing	August 1, 2025	Fixed interest rate 10.9%; EOT 7.5%	140	n/a	n/a	171	169	(14)
		Equipment Financing	September 1, 2025	Fixed interest rate 12.1%; EOT 7.5%	362	n/a	n/a	433	430	(14)
		Warrant	April 8, 2031	Common Stock; Strike Price $0.27	n/a	68,100	n/a	106	134
Total Daring Foods, Inc.					1,212			1,737	1,750

Delphinus Medical Technologies, Inc.	Finance and Insurance
45525 Grand River Ave. Novi, MI 48374		Warrant	June 27, 2033	Preferred Series E; Strike Price $0.69	n/a	294,289	n/a	29	5	(9)(17)

Dentologie Enterprises, Inc.	Healthcare Technology
333 N. Green St., Unit 805 Chicago, Illinois 60607		Secured Loan	October 1, 2027	Variable interest rate Prime + 6.9% or Floor rate 10.9%; EOT 3.0%	3,000	n/a	n/a	3,034	3,042	(8)(9)(14)
		Secured Loan	October 1, 2027	Variable interest rate Prime + 6.9% or Floor rate 10.9%; EOT 3.0%	4,200	n/a	n/a	4,173	4,332	(8)(9)(14)
		Warrant	October 14, 2034	Common Stock; Strike Price $0.76	n/a	51,632	n/a	66	174	(9)
		Equity	n/a	Preferred Series B	n/a	72,338	n/a	300	366	(9)(17)
Total Dentologie Enterprises, Inc.					7,200			7,573	7,914

DrinkPak, LLC	Food and Agriculture Technologies
21375 Needham Ranch Parkway Santa Clarita, CA 91321		Equipment Financing	September 1, 2026	Fixed interest rate 12.9%; EOT 8.0%	8,237	n/a	n/a	8,888	8,893	(9)(14)(19)
		Warrant	September 13, 2032	Common Stock; Strike Price $19.12	n/a	2,387	n/a	7	86	(9)
		Warrant	February 17, 2033	Common Stock; Strike Price $18.89	n/a	12,010	n/a	26	433	(9)(19)
Total DrinkPak, LLC					8,237			8,921	9,412

Drone Racing League, Inc.	Marketing, Media, and Entertainment
40 West 27th St., 8th Floor New York, NY 10001		Secured Loan	April 17, 2027	Variable interest rate Prime + 7.5% or Floor rate 11.0%; EOT 2.5%	10,203	n/a	n/a	10,230	9,911	(8)
		Warrant	October 17, 2032	Common Stock; Strike Price $6.76	n/a	253,824	n/a	374	—
Total Drone Racing League, Inc.					10,203			10,604	9,911

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Dynamics, Inc.	Finance and Insurance
493 Nixon Rd. Cheswick, PA 15024		Equity	n/a	Preferred Series A	n/a	17,726	n/a	390	—	(17)

Edblox, Inc.
24 E Washington St Suite 825 Chicago, IL 60602		Secured Loan	April 1, 2029	Variable interest rate Prime + 4.5% or Floor rate 11.8%; EOT 2.5%	15,000	n/a	n/a	14,798	13,916	(8)(9)(14)
		Warrant	March 19, 2034	Common Stock; Strike Price $1.71	n/a	111,458	n/a	152	39	(9)
Total Edblox, Inc.					15,000			14,950	13,955

Edeniq, Inc.	Green Technology
2505 N Shirk Rd. Visalia, CA 93291		Secured Loan	June 1, 2025	Fixed interest rate 11.0%; EOT 5.7%	1,483	n/a	n/a	1,545	1,738	(21)
		Warrant	December 23, 2026	Preferred Series B; Strike Price $0.22	n/a	2,685,501	n/a	—	235	(11)(17)(21)
		Warrant	December 23, 2026	Preferred Series B; Strike Price $0.01	n/a	2,184,672	n/a	—	481	(11)(17)(21)
		Warrant	June 29, 2027	Preferred Series C; Strike Price $0.44	n/a	5,106,972	n/a	—	—	(11)(17)(21)
		Warrant	November 2, 2028	Preferred Series C; Strike Price $0.01	n/a	3,850,294	n/a	—	1,352	(11)(17)(21)
		Warrant	November 29, 2031	Preferred Series D; Strike Price $0.01	n/a	154,906,320	n/a	7	2,343	(17)(21)
		Equity	n/a	Preferred Series C	n/a	3,657,487	n/a	—	1,318	(11)(17)(21)
		Equity	n/a	Preferred Series B	n/a	7,807,499	n/a	—	1,772	(11)(17)(21)
		Equity	n/a	Preferred Series D	n/a	133,766,138	n/a	—	3,625	(11)(17)(21)
Total Edeniq, Inc.					1,483			1,552	12,864

Electric Hydrogen Co.	Green Technology
835 E. San Carlos Ave., Ste 100 San Carlos, CA 94070		Equipment Financing	April 1, 2026	Fixed interest rate 9.0%; EOT 10.0%	946	n/a	n/a	1,111	1,086	(14)
		Equipment Financing	January 1, 2029	Fixed interest rate 12.5%; EOT 15.0%	4,093	n/a	n/a	4,252	4,233	(9)(14)(19)
		Equipment Financing	January 1, 2029	Fixed interest rate 12.6%; EOT 15.0%	4,330	n/a	n/a	4,371	4,393	(9)(14)
		Equipment Financing	October 1, 2028	Fixed interest rate 12.5%; EOT 15.0%	4,475	n/a	n/a	4,463	4,463	(14)
		Equity	n/a	Preferred Series C	n/a	87,112	n/a	500	382	(17)
Total Electric Hydrogen Co.					13,844			14,697	14,557

Emerald Cloud, Inc.	Healthcare Technology
844 Dubuque Ave South San Francisco, CA 94080		Equity	n/a	Preferred Series A	n/a	499,999	n/a	500	100	(17)
		Equity	n/a	Preferred Series B-1	n/a	617,890	n/a	129	116	(17)
Total Emerald Cloud, Inc.					—			629	216

Emergy, Inc.	Food and Agriculture Technologies
6880 Winchester Cir., Unit D Boulder, CO 80301		Equipment Financing	July 1, 2026	Fixed interest rate 11.2%; EOT 7.5%	3,933	n/a	n/a	4,741	3,884	(14)
		Equipment Financing	July 1, 2027	Fixed interest rate 8.8%; EOT 7.5%	6,976	n/a	n/a	7,762	6,428	(9)(14)
		Equity	n/a	Common Stock	n/a	7,595	n/a	500	—
		Warrant	October 5, 2032	Common Stock; Strike Price $39.6	n/a	4,051	n/a	181	—	(9)
Total Emergy, Inc.					10,909			13,184	10,312

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Empower Financial, Inc.	Finance and Insurance
8515 E. Orchard Road Greenwood Village, CO 80111		Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	11,622	n/a	n/a	11,466	11,634	(8)(9)(14)(19)
		Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	2,902	n/a	n/a	2,791	2,845	(8)(9)(14)(19)
		Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	4,353	n/a	n/a	4,182	4,265	(8)(9)(14)(19)
		Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	4,348	n/a	n/a	4,040	4,118	(8)(9)(14)(19)
		Secured Loan	May 1, 2028	Variable interest rate Prime + 4.8% or Floor rate 11.5%; EOT 3.8%	14,495	n/a	n/a	14,550	14,879	(8)(14)(19)
		Warrant	October 13, 2033	Common Stock; Strike Price $1.43	n/a	404,893	n/a	953	1,470	(9)(19)
		Equity	n/a	Preferred Series C-1 Preferred	n/a	2,810,235	n/a	20,000	20,548	(17)
		Equity	n/a	Common Stock	n/a	300,285	n/a	4,023	1,363
Total Empower Financial, Inc.					37,720			62,005	61,122

EPT 16, LLC	Multi-Sector Holdings
600 Steamboat Rd., Suite 202 Greenwich, CT 06830		Equity	n/a	Preferred	n/a	—	n/a	4,000	4,000	(7)(10)(17)(21)

Eqis Capital Management, Inc.	Finance and Insurance
1000 4th St., Ste 650 San Rafael, CA 94901		Secured Loan	July 1, 2026	Variable interest rate Prime + 7.5% or Floor rate 10.8%; EOT 3.0%	6,809	n/a	n/a	7,019	6,485	(8)(14)
		Warrant	June 15, 2032	Preferred Class B; Strike Price $0.01	n/a	904,000	n/a	10	67	(17)
Total Eqis Capital Management, Inc.					6,809			7,029	6,552

Eterneva, Inc.	Consumer Products & Services
4115 Friedrich Ln, Ste. 150 Austin, Texas 78744		Equipment Financing	June 1, 2026	Fixed interest rate 7.8%; EOT 11.5%	226	n/a	n/a	232	198
		Equipment Financing	October 1, 2026	Fixed interest rate 8.1%; EOT 11.5%	373	n/a	n/a	367	322	(14)
		Equipment Financing	January 1, 2027	Fixed interest rate 11.9%; EOT 11.5%	1,118	n/a	n/a	1,064	927	(14)
		Warrant	September 30, 2034	Common Stock; Strike Price $0.48	n/a	833,333	n/a	421	415
Total Eterneva, Inc.					1,717			2,084	1,862

Everalbum, Inc.	Artificial Intelligence & Automation
1 Letterman Dr., Building C, Suite 3500 San Francisco, CA 94129		Warrant	July 29, 2026	Preferred Class A Common Stock; Strike Price $0.1	n/a	851,063	n/a	25	14

Exer Holdings, LLC	Healthcare Technology
15503 Ventura Blvd. Encino, CA 91436		Warrant	November 19, 2031	Common Stock; Strike Price $527.51	n/a	281	n/a	93	29

Firefly Systems, Inc.	Marketing, Media, and Entertainment
488 8th St. San Francisco, CA 94103		Warrant	January 29, 2030	Common Stock; Strike Price $1.14	n/a	133,147	n/a	282	130

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Footprint International Holding, Inc.	Green Technology
250 E. Germann Rd. Gilbert, Arizona 85927		Secured Loan	March 1, 2027	Variable interest rate Prime + 7.3% or Floor rate 10.5%; EOT 3.5%	17,283	n/a	n/a	16,980	16,609	(8)(14)
		Secured Loan	March 1, 2027	Variable interest rate Prime + 7.3% or Floor rate 10.5%; EOT 3.5%	17,283	n/a	n/a	16,939	16,565	(8)(14)
		Warrant	February 14, 2030	Common Stock; Strike Price $0.31	n/a	38,171	n/a	9	—
		Warrant	February 18, 2032	Common Stock; Strike Price $0.01	n/a	77,524	n/a	4,246	—
		Warrant	June 23, 2032	Common Stock; Strike Price $0.01	n/a	14,624	n/a	359	—
Total Footprint International Holding, Inc.					34,566			38,533	33,174

Formlogic Corporation
55 38th St. Pittsburgh, PA 15201		Equipment Financing	January 1, 2028	Fixed interest rate 12.1%; EOT 1.5%	4,017	n/a	n/a	4,014	2,019	(9)(14)(18)
		Equipment Financing	May 1, 2028	Fixed interest rate 12.1%; EOT 1.5%	350	n/a	n/a	347	175	(9)(14)(18)
Total Formlogic Corporation					4,367			4,361	2,194

Get Spiffy, Inc.	Transportation Technology
2750 W. Camelback Rd. Phoenix, AZ 85017		Secured Loan	January 14, 2028	Variable interest rate Prime + 4.5% or Floor rate 12.3%; EOT 6.0%	9,000	n/a	n/a	9,064	8,886	(8)(9)(14)
		Equipment Financing	February 1, 2027	Fixed interest rate 12.1%; EOT 4.0%	321	n/a	n/a	318	327	(9)(14)
		Warrant	July 14, 2033	Common Stock; Strike Price $0.7	n/a	874,527	n/a	408	94	(9)
Total Get Spiffy, Inc.					9,321			9,790	9,307

GoFor Delivers, Inc.	Supply Chain Technology
360 Kirkwood Ave. Ottawa, ON K1Z8P1		Secured Loan	July 1, 2028	Variable interest rate Prime + 3.5% or Floor rate 12.0%; EOT 2.5%	6,000	n/a	n/a	6,014	6,083	(8)(10)(21)
		Equity	n/a	Series 2 Seed	n/a	194,329	n/a	660	678	(10)(21)
Total GoFor Delivers, Inc.					6,000			6,674	6,761

Grabit Interactive Media, Inc.	Marketing, Media, and Entertainment
10900 Research Blvd., Ste. 160C Austin, TX 78759		Secured Loan	November 1, 2026	Variable interest rate Prime + 7.5% or Floor rate 10.8%; EOT 2.5%	3,457	n/a	n/a	3,525	3,448	(8)(14)
		Warrant	April 8, 2034	Preferred Series A; Strike Price $1	n/a	142,828	n/a	40	31	(17)
Total Grabit Interactive Media, Inc.					3,457			3,565	3,479

Gravie, Inc.	Finance and Insurance
10 NE 2nd Street, Suite #300 Minneapolis, MN 55413		Secured Loan	July 1, 2029	Variable interest rate Prime + 4.5% or Floor rate 13.0%; EOT 2.5%	17,000	n/a	n/a	16,597	16,985	(8)(9)(14)
		Warrant	June 4, 2034	Common Stock; Strike Price $2.68	n/a	131,719	n/a	312	268	(9)
Total Gravie, Inc.					17,000			16,909	17,253

GrubMarket, Inc.	Food and Agriculture Technologies
1925 Jerrold Ave San Francisco, CA 94124		Warrant	June 15, 2030	Common Stock; Strike Price $1.1	n/a	405,000	n/a	115	4,239

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Gtxcel, Inc.	SaaS
2855 Telegraph Ave., Suite 600 Berkeley, CA 94705		Warrant	September 24, 2025	Preferred Series C; Strike Price $0.21	n/a	1,000,000	n/a	83	10	(17)
		Warrant	September 24, 2025	Preferred Series D; Strike Price $0.21	n/a	1,000,000	n/a	83	15	(17)
Total Gtxcel, Inc.					—			166	25

Hadrian Automation Inc.	Space Technology
12605 S. Van Ness Ave. Hawthorne, CA 90250		Equipment Financing	September 1, 2025	Fixed interest rate 12.6%; EOT 0.0%	166	n/a	n/a	166	168	(14)
		Equipment Financing	November 1, 2025	Fixed interest rate 12.9%; EOT 0.0%	1,875	n/a	n/a	1,872	1,894	(14)
		Equipment Financing	January 1, 2026	Fixed interest rate 14.3%; EOT 0.0%	1,442	n/a	n/a	1,440	1,460	(14)
		Equipment Financing	March 1, 2026	Fixed interest rate 15.2%; EOT 0.0%	2,698	n/a	n/a	2,695	2,751	(9)(14)
		Equipment Financing	June 1, 2026	Fixed interest rate 16.1%; EOT 0.0%	700	n/a	n/a	695	720	(9)(14)
		Equipment Financing	December 1, 2026	Fixed interest rate 16.4%; EOT 0.0%	302	n/a	n/a	302	312	(9)(14)(19)
		Equipment Financing	March 1, 2027	Fixed interest rate 15.7%; EOT 0.0%	957	n/a	n/a	954	980	(9)(14)(19)
		Equipment Financing	September 1, 2027	Fixed interest rate 17.7%; EOT 0.0%	501	n/a	n/a	499	516	(9)(14)(19)
		Equipment Financing	June 1, 2028	Fixed interest rate 17.6%; EOT 0.0%	3,085	n/a	n/a	3,072	3,144	(9)(14)
		Equity	n/a	Preferred A-4	n/a	53,154	n/a	500	513	(17)
		Equity	n/a	Preferred B-1	n/a	31,831	n/a	300	308	(9)(17)
Total Hadrian Automation Inc.					11,726			12,495	12,766

Happiest Baby, Inc.	Consumer Products & Services
3115 South La Cienega Blvd. Los Angeles, CA 90016		Warrant	May 16, 2029	Common Stock; Strike Price $0.33	n/a	182,554	n/a	193	64

Hermeus Corporation	Space Technology
3960 Dekalb Technology Pkwy Atlanta, GA 30340		Equipment Financing	March 1, 2026	Fixed interest rate 9.6%; EOT 6.0%	484	n/a	n/a	539	530	(9)(14)
		Equipment Financing	May 1, 2026	Fixed interest rate 11.8%; EOT 6.0%	474	n/a	n/a	516	513	(9)(14)(19)
		Equipment Financing	November 1, 2026	Fixed interest rate 12.6%; EOT 6.0%	698	n/a	n/a	728	736	(9)(14)(19)
		Equipment Financing	May 1, 2027	Fixed interest rate 14.0%; EOT 6.0%	415	n/a	n/a	419	431	(9)(14)(19)
		Equipment Financing	September 1, 2027	Fixed interest rate 13.7%; EOT 6.0%	610	n/a	n/a	606	622	(9)(14)(19)
		Warrant	August 9, 2032	Common Stock; Strike Price $6.24	n/a	19,286	n/a	144	51	(9)(19)
Total Hermeus Corporation					2,681			2,952	2,883

Hi-Power, LLC	Green Technology
200 Braddock Ave. Turtle Creek, PA 15145		Equipment Financing	April 1, 2025	Fixed interest rate 12.4%; EOT 1.0%	1,183	n/a	n/a	1,251	1,267	(14)
		Equipment Financing	April 1, 2026	Fixed interest rate 14.7%; EOT 1.0%	2,048	n/a	n/a	2,074	2,069	(14)
Total Hi-Power, LLC					3,231			3,325	3,336

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Hologram, Inc.	Artificial Intelligence & Automation
1N LaSalle St., Suite 850 Chicago, IL 60602		Warrant	January 27, 2030	Common Stock; Strike Price $0.26	n/a	193,054	n/a	49	222

Homelight, Inc.	Real Estate Technology
1375 N. Scottsdale Rd., Ste. 140 Scottsdale, AZ 85257		Warrant	June 23, 1932	Common Stock; Strike Price $18.4	n/a	5,434	n/a	1	—

Hospitalists Now, Inc.	Healthcare Technology
7500 Rialto Blvd., Building 1, Suite 140 Austin, TX 78735		Warrant	March 30, 2026	Preferred Series D-2; Strike Price $5.89	n/a	135,807	n/a	71	452	(17)
		Warrant	December 6, 2026	Preferred Series D-2; Strike Price $5.89	n/a	750,000	n/a	391	2,499	(17)
Total Hospitalists Now, Inc.					—			462	2,951

Impulse Space, Inc.	Space Technology
2651 Manhattan Beach Blvd Redondo Beach, CA 90278		Equipment Financing	July 1, 2027	Fixed interest rate 12.7%; EOT 3.0%	1,548	n/a	n/a	1,524	1,547	(9)(14)
		Equipment Financing	October 1, 2027	Fixed interest rate 12.5%; EOT 3.0%	1,497	n/a	n/a	1,464	1,464	(14)
		Warrant	June 18, 2034	Common Stock; Strike Price $1.91	n/a	69,726	n/a	275	591	(9)
		Equity	n/a	Preferred Series B	n/a	35,754	n/a	500	501	(17)
Total Impulse Space, Inc.					3,045			3,763	4,103

Incontext Solutions, Inc.	Marketing, Media, and Entertainment
300 W Adams St, Suite 600 Chicago, IL 60606		Secured Loan	September 1, 2025	Fixed interest rate 11.8%; EOT 11.4%	1,824	n/a	n/a	2,974	2,667
		Warrant	September 28, 2028	Common Stock; Strike Price $220.815	n/a	2,219	n/a	34	—
Total Incontext Solutions, Inc.					1,824			3,008	2,667

Intelligent Brands, Inc.	Food and Agriculture Technologies
901 Sam Rayburn Hwy. Melissa, TX 75454		Secured Loan	December 31, 2024	Fixed interest rate 20.0%; EOT 5.8%	5,542	n/a	n/a	6,608	2,995	(18)
		Warrant	October 5, 2027	Common Stock; Strike Price $14.47	n/a	103,636	n/a	111	—
		Warrant	December 29, 2032	Common Stock; Strike Price $3.17	n/a	33,348	n/a	546	—
Total Intelligent Brands, Inc.					5,542			7,265	2,995

Kafene, Inc.	Finance and Insurance
44 W 28th St Floor 17 New York, NY 10001		Secured Loan	February 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 12.0%; EOT 1.0%	12,500	n/a	n/a	12,380	12,497	(8)(14)
		Warrant	January 5, 2034	Common Stock; Strike Price $4.03	n/a	44,448	n/a	58	342
Total Kafene, Inc.					12,500			12,438	12,839

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Knockaway, Inc.	Real Estate Technology
309 East Paces Ferry Rd. NE #400 Atlanta, GA 30305		Secured Loan	September 1, 2028	Fixed interest rate 10.2%; EOT 0.0%	23,644	n/a	n/a	19,463	18,649	(8)(14)(21)
		Secured Loan	November 1, 2026	Variable interest rate SOFR 30 Day Forward + 9.0% or Floor rate 11.8%; EOT 0.0%	24,435	n/a	n/a	24,411	24,411	(8)(10)(12)(21)
		Warrant	May 24, 2029	Common Stock; Strike Price $852.69	n/a	880	n/a	209	—	(21)
		Warrant	November 10, 2031	Common Stock; Strike Price $2.2	n/a	16,350	n/a	265	—	(21)
		Warrant	September 29, 2033	Common Stock; Strike Price $0.01	n/a	2,804,355	n/a	—	22	(21)
		Warrant	December 6, 2033	Preferred Series AA; Strike Price $0.01	n/a	457,778	n/a	—	7	(17)(21)
		Warrant	September 16, 2034	Preferred Series BB; Strike Price $0.0001	n/a	93,951,849	n/a	2,391	2,399	(17)(21)
		Equity	n/a	Common Stock	n/a	30,458	n/a	500	—	(21)
		Equity	n/a	Preferred Series AA	n/a	2,956,224	n/a	250	50	(17)(21)
		Equity	n/a	Preferred Series BB	n/a	97,866,510	n/a	2,500	2,508	(17)(21)
Total Knockaway, Inc.					48,079			49,989	48,046

Kymeta Corporation	Space Technology
12277 134th Court NE Redmond, WA 98052		Secured Loan	August 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 12.5%; EOT 3.0%	10,000	n/a	n/a	9,534	9,534	(8)
		Warrant	July 3, 2034	Common Stock; Strike Price $0.11	n/a	5,057,478	n/a	419	367
Total Kymeta Corporation					10,000			9,953	9,901

Lark Technologies, Inc.	Healthcare Technology
Mountain View, CA 94040 2570 W. El Camino Real, Suite 100		Secured Loan	April 1, 2025	Variable interest rate Prime + 8.3% or Floor rate 11.5% or ceiling rate of 13.5%; EOT 4.0%	1,134	n/a	n/a	1,326	1,316	(14)
		Secured Loan	January 1, 2026	Variable interest rate Prime + 8.3% or Floor rate 11.5% or ceiling rate of 13.5%; EOT 4.0%	2,472	n/a	n/a	2,626	2,584	(14)
		Secured Loan	January 1, 2028	Variable interest rate Prime + 8.3% or Floor rate 11.5% or ceiling rate of 13.5%; EOT 4.0%	5,000	n/a	n/a	5,014	5,078	(8)(14)
		Warrant	September 30, 2030	Common Stock; Strike Price $1.757	n/a	76,231	n/a	177	—
		Warrant	June 30, 2031	Common Stock; Strike Price $1.757	n/a	79,325	n/a	258	—
		Warrant	December 22, 2032	Common Stock; Strike Price $2.49	n/a	97,970	n/a	58	—
		Equity	n/a	Preferred Series D	n/a	32,416	n/a	500	52	(17)
Total Lark Technologies, Inc.					8,606			9,959	9,030

Lightforce Orthodontics, Inc.	Medical Devices
44 3rd Ave Burlington, MA 01803		Secured Loan	August 6, 2029	Variable interest rate Prime + 4.3% or Floor rate 11.8%; EOT 4.0%	30,000	n/a	n/a	29,478	29,478	(8)
		Secured Loan	August 6, 2029	Variable interest rate Prime + 4.3% or Floor rate 11.8%; EOT 4.0%	5,000	n/a	n/a	4,912	4,912	(8)
		Warrant	August 6, 2034	Preferred Series D; Strike Price $18.0115	n/a	77,728	n/a	305	281	(17)
Total Lightforce Orthodontics, Inc.					35,000			34,695	34,671

Lucidworks, Inc.	SaaS
340 Brannan St., Suite 400 San Francisco, CA 94107		Warrant	June 27, 2026	Preferred Series D; Strike Price $0.77	n/a	619,435	n/a	806	869	(17)

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Macrofab, Inc.	Supply Chain Technology
2000 W Governors Cir., Ste F Houston, TX 77092		Secured Loan	August 1, 2027	Variable interest rate Prime + 5.5% or Floor rate 13.3%; EOT 4.0%	20,000	n/a	n/a	19,769	20,013	(8)(14)
		Warrant	July 21, 2033	Common Stock; Strike Price $2.02	n/a	622,353	n/a	332	137
		Warrant	April 11, 2034	Common Stock; Strike Price $0.01	n/a	392,157	n/a	254	181
		Warrant	January 29, 2034	Common Stock; Strike Price $2.022876	n/a	322,013	n/a	128	71
		Equity	n/a	Preferred C-1 Preferred	n/a	247,173	n/a	500	301	(17)
Total Macrofab, Inc.					20,000			20,983	20,703

Madison Reed, Inc.	Consumer Products & Services
430 Shotweel St. San Francisco, CA 94110		Warrant	March 23, 2027	Preferred Series C; Strike Price $2.57	n/a	194,553	n/a	185	293	(17)
		Warrant	July 18, 2028	Common Stock; Strike Price $0.99	n/a	43,158	n/a	71	101
		Warrant	June 30, 2029	Common Stock; Strike Price $1.23	n/a	36,585	n/a	56	81
Total Madison Reed, Inc.					—			312	475

Mainspring Energy, Inc.	Green Technology
3601 Haven Ave. Menlo Park, CA 94025		Secured Loan	October 1, 2026	Fixed interest rate 11.0%; EOT 3.8%	21,855	n/a	n/a	22,631	22,259	(14)
		Warrant	July 9, 2029	Common Stock; Strike Price $1.15	n/a	140186	n/a	284	238
		Warrant	November 20, 2030	Common Stock; Strike Price $1.15	n/a	81,294	n/a	226	137
		Warrant	March 18, 2032	Common Stock; Strike Price $1.66	n/a	137,692	n/a	344	221
		Equity	n/a	Preferred Series E-1	n/a	65,614	n/a	500	328	(17)
Total Mainspring Energy, Inc.					21,855			23,985	23,183

Maxwell Financial Labs, Inc.	Real Estate Technology
518 17th St., Suite 950 Denver, CO 80202		Secured Loan	April 1, 2026	Variable interest rate Prime + 6.0% or Floor rate 10.0%; EOT 5.0%	15,000	n/a	n/a	15,325	14,794	(8)(14)
		Warrant	October 7, 2030	Common Stock; Strike Price $0.29	n/a	106,735	n/a	21	5
		Warrant	December 22, 2030	Common Stock; Strike Price $0.29	n/a	110,860	n/a	34	6
		Warrant	September 30, 2031	Common Stock; Strike Price $1.04	n/a	79,135	n/a	148	2
		Warrant	May 10, 2034	Common Stock; Strike Price $0.27	n/a	607,124	n/a	173	31
		Equity	n/a	Preferred Series B	n/a	135,641	n/a	500	97	(17)
		Equity	n/a	Preferred Series B-1	n/a	229,972	n/a	365	252	(17)
Total Maxwell Financial Labs, Inc.					15,000			16,566	15,187

Medical Sales Training Holding Company	Education Technology
10004 Park Meadows Dr., Suite 214 Alone Tree, CO 80124		Secured Loan	April 1, 2025	Variable interest rate Prime + 8.8% or Floor rate 12.0%; EOT 6.3%	5,175	n/a	n/a	5,498	5,216	(8)
		Secured Loan	August 1, 2025	Variable interest rate Prime + 8.8% or Floor rate 12.0%; EOT 6.3%	1,825	n/a	n/a	1,928	1,762	(8)
		Warrant	March 18, 2031	Common Stock; Strike Price $7.735	n/a	130,853	n/a	108	64
		Warrant	April 17, 2034	Common Stock; Strike Price $7.735	n/a	32,493	n/a	73	16
Total Medical Sales Training Holding Company					7,000			7,607	7,058

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Mesa Financial, Inc.	Finance and Insurance
1905 15th Street, #338 Boulder, CO 80306		Secured Loan	February 28, 2027	Variable interest rate SOFR 30 Day Forward + 10.0% or Floor rate 13.0%; EOT 0.0%	8,352	n/a	n/a	8,132	8,132	(8)(10)(12)
		Warrant	August 29, 2034	Common Stock; Strike Price $0.73	n/a	62,422	n/a	28	26	(10)
Mesa Financial, Inc.					8,352			8,160	8,158

Metabolon, Inc.	Other Healthcare Services
617 Davis Drive, Suite 100 Morrisville, NC 27560		Secured Loan	April 1, 2029	Variable interest rate PRIME + 2.5% or Floor rate 10.0%+PIK Fixed Interest Rate 3.0%; EOT 4.8%	42,820	n/a	n/a	41,911	41,960	(8)(15)
		Warrant	March 28, 2034	Preferred Series 3; Strike Price $0.65	n/a	2,288,461	n/a	644	251	(17)
Total Metabolon, Inc.					42,820			42,555	42,211

Molekule, Inc.	Consumer Products & Services
1301 Folsom St. San Francisco, CA 94130		Equipment Financing	December 31, 2024	Fixed interest rate 8.8%; EOT 10.0%	312	n/a	n/a	595	410	(18)
		Equipment Financing	December 31, 2024	Fixed interest rate 12.3%; EOT 10.0%	273	n/a	n/a	347	359	(18)
		Equipment Financing	December 31, 2024	Fixed interest rate 11.9%; EOT 10.0%	473	n/a	n/a	584	622	(18)
		Equipment Financing	December 31, 2024	Fixed interest rate 11.3%; EOT 10.0%	385	n/a	n/a	454	507	(18)
Total Molekule, Inc.					1,443			1,980	1,898

Moxe Health Corporation	Healthcare Technology
228 North Henry St., Ste. #3003 Madison, WI 53703		Secured Loan	January 1, 2028	Variable interest rate Prime + 5.5% or Floor rate 13.0%; EOT 3.8%	12,500	n/a	n/a	12,461	12,569	(8)
		Warrant	December 29, 2033	Preferred Series B; Strike Price $3.62	n/a	155,438	n/a	135	70	(17)
Total Moxe Health Corporation					12,500			12,596	12,639

Neurolens, Inc.	Medical Devices
1234 Lakeshore Dr., Ste. 200 Coppell, TX 75019		Secured Loan	October 1, 2028	Variable interest rate Prime + 3.0% or Floor rate 11.0%; EOT 3.0%	20,000	n/a	n/a	19,960	20,375	(8)

Neuros Medical, Inc.	Medical Devices
26800 Aliso Viego Parkway, Ste. 250 Aliso Vieo, CA 926656		Secured Loan	September 1, 2027	Variable interest rate Prime + 6.0% or Floor rate 14.3%; EOT 4.5%	6,000	n/a	n/a	6,002	6,061	(8)(9)(14)
		Secured Loan	September 1, 2027	Variable interest rate Prime + 6.0% or Floor rate 14.3%; EOT 4.5%	3,000	n/a	n/a	2,938	2,938	(8)(9)(14)
		Warrant	August 10, 2033	Preferred Series C; Strike Price $0.38	n/a	1,197,127	n/a	110	98	(9)(17)
Total Neuros Medical, Inc.					9,000			9,050	9,097

Nexii Building Solutions, Inc.	Construction Technology
595 Burrard St., PO Box 49369 Vancouver, BC, V7X 1L4, CANADA		Secured Loan	July 1, 2027	Fixed interest rate 10.0%; EOT 0.0%	365	n/a	n/a	365	365	(10)
		Equity	n/a	Preferred Series A	n/a	250	n/a	3,049	2,920	(10)(17)
		Equity	n/a	Common Stock	n/a	49,999	n/a	1,370	1,471	(10)
Total Nexii Building Solutions, Inc.					365			4,784	4,756

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
NextCar Holding Company, Inc.	Transportation Technology
225 Santa Monica Blvd., 12th Floor Santa Monica, CA 90401		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	3,299	n/a	n/a	3,560	1,717	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	2,274	n/a	n/a	2,379	1,184	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	2,843	n/a	n/a	2,974	1,480	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	3,411	n/a	n/a	3,569	1,776	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	2,843	n/a	n/a	2,974	1,480	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	2,843	n/a	n/a	2,974	1,480	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	5,685	n/a	n/a	5,948	2,960	(8)(18)
		Secured Loan	December 31, 2024	Variable interest rate Prime + 5.8% or Floor rate 9.0%; EOT 5.3%	2,843	n/a	n/a	2,974	1,480	(8)(18)
		Warrant	December 14, 2026	Preferred Stock; Strike Price $1.29	n/a	328,369	n/a	35	—	(13)(17)
		Warrant	February 23, 2027	Preferred Stock; Strike Price $1.29	n/a	25,653	n/a	3	—	(13)(17)
		Warrant	March 16, 2027	Preferred Stock; Strike Price $1.29	n/a	30,784	n/a	3	—	(13)(17)
		Warrant	September 29, 2027	Preferred Stock; Strike Price $1.29	n/a	410,462	n/a	170	—	(13)(17)
		Warrant	April 18, 2027	Preferred Stock; Strike Price $1.29	n/a	282,192	n/a	7	—	(13)(17)
Total NextCar Holding Company, Inc.					26,041			27,570	13,557

Nomad Health, Inc.	Human Resource Technology
335 Madison Avenue, Suite 5A New York, NY 10017		Secured Loan	December 1, 2026	Variable interest rate Prime + 5.5% or Floor rate 9.3%; EOT 4.0%	30,596	n/a	n/a	31,377	27,562	(8)(14)(15)
		Secured Loan	December 1, 2026	Fixed interest rate 10.0%; EOT 0.0%	500	n/a	n/a	500	465	(14)
		Equity	n/a	Common Stock	n/a	37,920	n/a	500	—
Total Nomad Health, Inc.					31,096			32,377	28,027

Nucleus RadioPharma, Inc.	Supply Chain Technology
130 Harbour Place Drive, Suite 340 Davidson NC 28036		Equipment Financing	June 1, 2027	Fixed interest rate 11.8%; EOT 4.0%	395	n/a	n/a	394	400	(9)(14)
		Warrant	June 4, 2034	Common Stock; Strike Price $1.99	n/a	44,303	n/a	70	93	(9)
Total Nucleus RadioPharma, Inc.					395			464	493

Ogee, Inc.	Consumer Products & Services
1 Lawson Lane, Ste. 130 Burlington VT 05401		Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	5,000	n/a	n/a	5,036	5,017	(8)(14)
		Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	5,000	n/a	n/a	4,999	5,034	(8)(14)

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
		Secured Loan	March 1, 2027	Variable interest rate Prime + 5.8% or Floor rate 12.0%; EOT 3.8%	5,000	n/a	n/a	4,866	4,866	(8)(14)
		Warrant	February 14, 2033	Preferred Series A-3; Strike Price $0.68	n/a	259,221	n/a	57	128	(17)
		Warrant	September 29, 2033	Preferred Series A-3; Strike Price $0.68	n/a	259,221	n/a	52	128	(17)
		Warrant	August 1, 2034	Preferred Series A-3; Strike Price $0.6751	n/a	259,221	n/a	111	128	(17)
Total Ogee, Inc.					15,000			15,121	15,301

Openly Holdings Corp.	Finance and Insurance
131 Dartmouth St, 3rd Floor Boston MA 02116		Secured Loan	December 1, 2027	Variable interest rate Prime + 6.3% or Floor rate 10.5%; EOT 2.8%	2,833	n/a	n/a	2,865	2,911	(8)(9)(14)(19)
		Secured Loan	December 1, 2027	Variable interest rate Prime + 6.3% or Floor rate 10.5%; EOT 2.8%	5,669	n/a	n/a	5,725	5,825	(8)(9)(14)(19)
		Secured Loan	December 1, 2027	Variable interest rate Prime + 6.3% or Floor rate 10.5%; EOT 2.8%	14,189	n/a	n/a	14,297	14,579	(8)(9)(14)(19)
		Equity	n/a	Preferred Series D-1	n/a	44,725	n/a	500	573	(17)
Total Openly Holdings Corp.					22,691			23,387	23,888

Orchard Technologies, Inc.	Real Estate Technology
31 West 27th St., 4th Floor New York, NY 10001		Secured Loan	January 1, 2029	Variable interest rate Prime + 8.0% or Floor rate 15.0%; EOT 3.0%	28,540	n/a	n/a	28,710	24,822	(8)(14)
		Warrant	February 12, 2034	Preferred Series 1; Strike Price $0.01	n/a	228,000	n/a	—	176	(17)
		Equity	n/a	Preferred Series 2	n/a	2,938	n/a	500	—	(17)
		Equity	n/a	Preferred Series 1	n/a	97,060	n/a	500	76	(17)
Total Orchard Technologies, Inc.					28,540			29,710	25,074

Pagaya Structured Products LLC	Finance and Insurance
90 Park Avenue New York, NY 10016		Secured Loan	August 23, 2025	Fixed interest rate 20.0%; EOT 0.0%	14,937	n/a	n/a	14,789	14,789	(10)

Parafin, Inc.	Finance and Insurance
301 Howard St. Suite 1500 San Francisco, CA 94105		Secured Loan	December 21, 2026	Variable interest rate SOFR 1 Month Term + 10.8% or Floor rate 12.8%; EOT 0.0%	24,353	n/a	n/a	24,069	24,069	(8)(10)(12)
		Secured Loan	December 25, 2026	Variable interest rate SOFR 1 Month Term + 10.8% or Floor rate 12.8%; EOT 0.0%	11,041	n/a	n/a	10,773	10,773	(8)(10)(12)
		Warrant	February 16, 2034	Common Stock; Strike Price $7.09	n/a	24616	n/a	118	273	(10)
		Warrant	July 25, 2034	Common Stock; Strike Price $7.09	n/a	24641	n/a	108	274	(10)
Total Parafin, Inc.					35,394			35,068	35,389

PebblePost, Inc.	Marketing, Media, and Entertainment
400 Lafayette St., 2nd Floor New York, NY 10003		Secured Loan	June 1, 2026	Variable interest rate Prime + 8.8% or Floor rate 11.5%; EOT 3.8%	8,551	n/a	n/a	8,935	8,920	(8)(14)
		Warrant	May 7, 2031	Common Stock; Strike Price $0.517	n/a	657,343	n/a	68	704
Total PebblePost, Inc.					8,551			9,003	9,624

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Pendulum Therapeutics, Inc.	Biotechnology
933 20th St. San Francisco, CA 94107		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	4,292	n/a	n/a	4,461	4,435	(8)(14)
		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	4,581	n/a	n/a	4,750	4,730	(8)(14)
		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	4,722	n/a	n/a	4,891	4,874	(8)(14)
		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	5,000	n/a	n/a	5,169	5,157	(8)(14)
		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	5,000	n/a	n/a	5,169	5,157	(8)(14)
		Secured Loan	July 1, 2026	Variable interest rate Prime + 6.8% or Floor rate 10.0%; EOT 4.0%	1,405	n/a	n/a	984	967	(8)(14)
		Warrant	October 9, 2029	Preferred Series B; Strike Price $1.9	n/a	55,263	n/a	43	24	(17)
		Warrant	July 15, 2030	Preferred Series B; Strike Price $1.9	n/a	36,842	n/a	36	17	(17)
		Warrant	December 31, 2031	Preferred Series C; Strike Price $3.2427	n/a	322,251	n/a	118	82	(17)
		Warrant	February 5, 2034	Common Stock; Strike Price $1.03	n/a	1,143,690	n/a	588	743
Total Pendulum Therapeutics, Inc.					25,000			26,209	26,186

Portofino Labs, Inc.	Consumer Products & Services
1475 Veterans Blvd. Redwood City, CA 94063		Secured Loan	November 1, 2025	Variable interest rate Prime + 8.3% or Floor rate 11.5%; EOT 4.0%	1,327	n/a	n/a	1,407	1,402	(8)(14)
		Warrant	December 31, 2030	Common Stock; Strike Price $1.53	n/a	99,148	n/a	160	167
		Warrant	April 1, 2031	Common Stock; Strike Price $1.46	n/a	39,912	n/a	99	69
		Equity	n/a	Preferred Series B-1	n/a	256,291	n/a	500	819	(17)
Total Portofino Labs, Inc.					1,327			2,166	2,457

Presto Automation, Inc.	Artificial Intelligence & Automation
985 Industrial Road San Carlos, CA 94070		Warrant	April 28, 2027	Preferred Series A; Strike Price $0.3725	n/a	402,679	n/a	185	—	(7)(17)
		Warrant	July 28, 2027	Common Stock; Strike Price $5.848	n/a	170,993	n/a	28	—	(7)
Total Presto Automation, Inc.					—			213	—

Project Frog, Inc.	Construction Technology
99 Green St., 2nd Floor San Francisco, CA 94111		Warrant	February 28, 2027	Preferred Series AA-1; Strike Price $0.19	n/a	211,649	n/a	9	—	(17)(21)
		Warrant	February 28, 2027	Common Stock; Strike Price $0.19	n/a	180,340	n/a	9	—	(21)
		Warrant	December 31, 2031	Preferred Series CC; Strike Price $0.01	n/a	250,000	n/a	20	8	(17)(21)
		Equity	n/a	Preferred Series AA-1	n/a	4,383,497	n/a	352	—	(17)(21)
		Equity	n/a	Preferred Series BB	n/a	3,401,678	n/a	1,333	1	(17)(21)
		Equity	n/a	Common Stock	n/a	6,633,486	n/a	1,684	—	(21)
		Equity	n/a	Preferred Series CC	n/a	3,129,887	n/a	1,253	128	(17)(21)
Total Project Frog, Inc.					—			4,660	137

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Quip NYC, Inc.	Consumer Products & Services
45 Main St., Suite 630 Brooklyn, NY 11201		Secured Loan	April 1, 2026	Variable interest rate Prime + 8.0% or Floor rate 11.3%; EOT 3.0%	9,236	n/a	n/a	9,663	9,709	(8)(14)
		Secured Loan	April 1, 2026	Variable interest rate Prime + 8.0% or Floor rate 11.3%; EOT 3.0%	1,319	n/a	n/a	1,384	1,393	(8)(14)
		Warrant	March 9, 2031	Preferred Series A-1; Strike Price $48.46	n/a	10,833	n/a	203	—	(17)
		Equity	n/a	Preferred Series B-1	n/a	3,320	n/a	500	—	(17)
Total Quip NYC, Inc.					10,555			11,750	11,102

Qwick, Inc.	Human Resource Technology
2398 E Camelback Rd, Ste 1060 Phoenix AZ 85016		Warrant	December 31, 2031	Common Stock; Strike Price $2.79	n/a	33,928	n/a	96	24

Realty Mogul, Co.	Finance and Insurance
10573 W Pico Blvd. Los Angeles, CA 90064		Warrant	December 18, 2027	Preferred Series B; Strike Price $0.9529	n/a	954,979	n/a	285	2,032	(17)

Reciprocity, Inc.	SaaS
755 Sansome St., 6th Floor San Francisco, CA 94111		Warrant	September 25, 2030	Common Stock; Strike Price $4.17	n/a	114,678	n/a	99	—
		Warrant	April 29, 2031	Common Stock; Strike Price $4.17	n/a	57,195	n/a	54	—
Total Reciprocity, Inc.					—			153	—

Restor3d, Inc.	Medical Devices
4001 E. NC 54 Highway, Suite 3160 Durham, NC 27709		Secured Loan	July 4, 2028	Variable interest rate Prime + 4.8% or Floor rate 12.3%; EOT 3.3%	12,750	n/a	n/a	12,590	12,747	(8)(9)
		Warrant	June 4, 2034	Preferred Series A; Strike Price $5.01	n/a	119,760	n/a	54	75	(9)(17)
Total Restor3d, Inc.					12,750			12,644	12,822

Revelle Aesthetics, Inc.	Medical Devices
2570 W El Camino Real, Ste. 310 Mountain View, CA 94040		Secured Loan	May 30, 2028	Variable interest rate Prime + 5.8% or Floor rate 13.5%; EOT 4.0%	15,000	n/a	n/a	15,038	15,176	(8)
		Secured Loan	May 30, 2028	Variable interest rate Prime + 5.8% or Floor rate 13.5%; EOT 4.0%	10,000	n/a	n/a	9,898	9,882	(8)
		Warrant	May 30, 2033	Preferred Series A-2; Strike Price $2.16	n/a	549,056	n/a	151	91	(17)
Total Revelle Aesthetics, Inc.					25,000			25,087	25,149

Rigetti & Co, Inc.	Artificial Intelligence & Automation
2929 7th St Berkeley, CA 94710		Secured Loan	April 1, 2025	Variable interest rate Prime + 7.5% or Floor rate 11.0%; EOT 2.8%	3,229	n/a	n/a	3,545	3,551	(8)(14)
		Secured Loan	June 1, 2025	Variable interest rate Prime + 7.5% or Floor rate 11.0%; EOT 2.8%	2,736	n/a	n/a	2,940	2,941	(8)(14)
		Secured Loan	December 1, 2025	Variable interest rate Prime + 7.5% or Floor rate 11.0%; EOT 2.8%	3,846	n/a	n/a	3,998	3,991	(8)(14)
		Secured Loan	February 1, 2026	Variable interest rate Prime + 7.5% or Floor rate 11.0%; EOT 2.8%	3,074	n/a	n/a	3,188	3,183	(8)(14)
		Equity	n/a	Common Stock	n/a	757,297	n/a	506	593	(7)
		Equity	n/a	Common Stock	n/a	50,000	n/a	500	39	(7)
Total Rigetti & Co, Inc.					12,885			14,677	14,298

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Rinse, Inc.	Consumer Products & Services
1000 Brannon St. Ste 207 San Francisco, CA 94103		Secured Loan	June 1, 2027	Variable interest rate Prime + 8.0% or Floor rate 11.3%; EOT 3.8%	4,156	n/a	n/a	4,243	4,283	(8)(14)
		Secured Loan	October 1, 2028	Variable interest rate Prime + 8.0% or Floor rate 11.3%; EOT 3.8%	4,000	n/a	n/a	3,979	4,059	(8)(14)
		Warrant	May 10, 2032	Preferred Series C; Strike Price $1.13	n/a	278,761	n/a	118	395	(17)
Total Rinse, Inc.					8,156			8,340	8,737

Rocket Lab USA, Inc.	Space Technology
3881 McGowen St. Long Beach, CA 90808		Equipment Financing	January 1, 2029	Fixed interest rate 12.8%; EOT 1.0%	47,820	n/a	n/a	47,004	48,196	(9)(10)(14)
		Warrant	December 29, 2027	Common Stock; Strike Price $4.87	n/a	637,731	n/a	1,973	3,218	(7)(9)(10)
Total Rocket Lab USA, Inc.					47,820			48,977	51,414

RTS Holding, Inc.	Green Technology
115 Broadway, 14th Floor New York, NY 10006		Secured Loan	January 1, 2027	Variable interest rate Prime + 7.3% or Floor rate 10.5%+PIK Interest Rate 4.8%; EOT 3.0%	13,800	n/a	n/a	15,442	15,111	(8)(9)(14)(15)
		Secured Loan	November 1, 2027	Variable interest rate Prime + 7.3% or Floor rate 13.5%; EOT 3.0%	7,200	n/a	n/a	7,266	7,235	(8)(9)(14)
		Secured Loan	February 1, 2029	Variable interest rate Prime + 4.3% or Floor rate 12.5%; EOT 3.0%	6,000	n/a	n/a	5,671	5,781	(8)(9)(14)
		Warrant	December 10, 2031	Preferred Series C; Strike Price $205.28	n/a	2,314	n/a	75	114	(9)(17)
		Warrant	October 10, 2032	Preferred Series D; Strike Price $196.5	n/a	917	n/a	87	51	(9)(17)
		Warrant	January 19, 2034	Preferred Series D-1; Strike Price $203.4728	n/a	2,876	n/a	418	160	(9)(17)
		Equity	n/a	Preferred Series D	n/a	2,035	n/a	334	397	(9)(17)
		Equity	n/a	Preferred Series D-1	n/a	1,966	n/a	405	393	(9)(17)
Total RTS Holding, Inc.					27,000			29,698	29,242

RXAnte, Inc.	Healthcare Technology
511 Congress St., Suite 803 Portland, ME 04101		Secured Loan	December 1, 2027	Variable interest rate Prime + 4.48% or Floor rate 9.98% + PIK Fixed Interest Rate 1.5%; EOT 3.5%	8,484	n/a	n/a	8,543	8,689	(8)(9)(14)(15)(19)
		Secured Loan	December 1, 2027	Variable interest rate Prime + 4.48% or Floor rate 9.98% + PIK Fixed Interest Rate 1.5%; EOT 3.5%	2,821	n/a	n/a	2,809	2,949	(8)(9)(14)(15)(19)
		Secured Loan	December 1, 2027	Variable interest rate Prime + 4.48% or Floor rate 9.98% + PIK Fixed Interest Rate 1.5%; EOT 3.5%	2,792	n/a	n/a	2,773	2,886	(8)(9)(14)(15)(19)
		Secured Loan	December 1, 2027	Variable interest rate Prime + 4.48% or Floor rate 9.98% + PIK Fixed Interest Rate 1.5%; EOT 3.5%	2,757	n/a	n/a	2,732	2,732	(8)(9)(14)(15)(19)
		Warrant	November 21, 2032	Preferred A; Strike Price $10	n/a	16,517	n/a	89	184	(9)(17)(19)
		Warrant	April 6, 2033	Preferred A; Strike Price $10	n/a	5,518	n/a	25	62	(9)(17)(19)
		Warrant	October 16, 2033	Preferred A; Strike Price $10	n/a	5,506	n/a	37	61	(9)(17)(19)
Total RXAnte, Inc.					16,854			17,008	17,563

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
SBG Labs, Inc.	Industrials
1288 Hammerwood Ave. Sunnyvale, CA 94089		Warrant	March 24, 2025	Preferred Series A-1; Strike Price $0.7	n/a	12,155	n/a	4	5	(17)
		Warrant	March 26, 2025	Preferred Series A-1; Strike Price $0.7	n/a	200,000	n/a	65	326	(17)
		Equity	n/a	Preferred Series A-1	n/a	21,730	n/a	13	39	(17)
		Equity	n/a	Preferred Series A-1	n/a	9,498	n/a	8	17	(17)
		Equity	n/a	Preferred Series A-1	n/a	12,205	n/a	7	22	(17)
		Equity	n/a	Preferred Series A-1	n/a	6,332	n/a	4	11	(17)
		Equity	n/a	Preferred Series A-1	n/a	4,117	n/a	4	7	(17)
		Equity	n/a	Preferred Series A-1	n/a	2,617	n/a	2	5	(17)
		Equity	n/a	Preferred Series A-1	n/a	126,641	n/a	110	225	(17)
Total SBG Labs, Inc.					—			217	657

SeaOn Global, LLC	Green Technology
2055 E Warner Rd. Tempe, AZ 85284		Equipment Financing	July 1, 2026	Fixed interest rate 9.3%; EOT 11.0%	3,249	n/a	n/a	3,841	3,691
		Equipment Financing	September 1, 2026	Fixed interest rate 9.3%; EOT 11.0%	1,701	n/a	n/a	1,971	1,906
Total Seaon Environmental, LLC					4,950			5,812	5,597

Senior Credit Corp 2022 LLC	Multi-Sector Holdings
1 N 1st Street Suite 302 Phoenix, AZ 85004		Secured Loan	December 5, 2028	Fixed interest rate 8.5%; EOT 0.0%	12,885	n/a	n/a	12,885	12,885	(10)(14)(21)
		Equity	n/a	Preferred	n/a	0	n/a	5,522	6,156	(7)(10)(17)(21)
Total Senior Credit Corp 2022 LLC					12,885			18,407	19,041

ServiceTrade, Inc.	SAAS
5003 S Miami Blvd Ste 500 Durham, NC 27703		Secured Loan	August 15, 2029	Variable interest rate SOFR 3 Month Term + 5.5%; EOT 0.0%	25,000	n/a	n/a	24,550	24,550

Shoulder Innovations, Inc.	Medical Devices
1535 Steele Ave SW, Suite B Grand Rapids, MI 49507		Secured Loan	September 1, 2028	Variable interest rate Prime + 3.5% or Floor rate 11.5%; EOT 3.0%	11,250	n/a	n/a	11,215	11,332	(8)(9)(14)
		Warrant	August 7, 2033	Preferred Series D; Strike Price $0.54	n/a	623,615	n/a	120	136	(9)(17)
Total Shoulder Innovations, Inc.					11,250			11,335	11,468

SI Tickets, Inc.	Consumer Products & Services
15 Hudson Yards, Ste. 72D New York, NY 10001		Secured Loan	September 1, 2026	Variable interest rate Prime + 8.3% or Floor rate 11.5%; EOT 3.0%	2,161	n/a	n/a	2,209	2,151	(8)(14)
		Warrant	May 11, 2032	Common Stock; Strike Price $2.52	n/a	53,029	n/a	162	1
Total SI Tickets, Inc.					2,161			2,371	2,152

Slingshot Aerospace, Inc.	Space Technology
5475 Tech Center Dr. Suite 225 Colorado Springs, CO 80919		Secured Loan	August 1, 2029	Variable interest rate Prime + 5.5% or Floor rate 14.0%; EOT 3.0%	30,000	n/a	n/a	29,294	29,294	(8)
		Secured Loan	April 30, 2025	Fixed interest rate 10.0%; EOT 0.0%	500	n/a	n/a	500	500
		Warrant	July 12, 2034	Common Stock; Strike Price $0.46	n/a	415,716	n/a	506	475
Total Slingshot Aerospace, Inc.					30,500			30,300	30,269

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Slope Tech, Inc.	Finance and Insurance
5-7 Freelon St. San Francisco, CA 94107		Secured Loan	February 27, 2026	Variable interest rate SOFR 1 Month Term + 11.8% or Floor rate 11.8%; EOT 0.0%	1,848	n/a	n/a	1,747	1,747	(8)(10)(12)
		Warrant	September 14, 2032	Common Stock; Strike Price $0.88	n/a	90,971	n/a	109	470	(10)
		Warrant	August 30, 2033	Common Stock; Strike Price $0.88	n/a	21,303	n/a	112	110	(10)
		Equity	n/a	Preferred Series A-3	n/a	64,654	n/a	500	511	(10)(17)
Total Slope Tech, Inc.					1,848			2,468	2,838

Smartly, Inc.	SaaS
2755 Canyon Blvd. Boulder, CO 80302		Equity	n/a	Preferred Series B	n/a	136,388	n/a	500	575	(17)
		Warrant	May 16, 2034	Common Stock; Strike Price $1.1	n/a	48,097	n/a	84	81
Total Smartly, Inc.					—			584	656

Space Perspective Inc.	Space Technology
J5-1196 Shuttle Landing Facility Kennedy Space Center, FL 32899		Secured Loan	July 1, 2026	Variable interest rate Prime + 7.8% or Floor rate 11.0%; EOT 5.0%	3,336	n/a	n/a	3,503	3,174	(8)(14)
		Warrant	March 3, 2032	Preferred Series A; Strike Price $2.74517	n/a	221,280	n/a	256	—	(17)
Total Space Perspective Inc.					3,336			3,759	3,174

Steno Agency, Inc.	SAAS
2101 Thrift Rd Charlotte, NC 28202		Secured Loan	July 1, 2029	Variable interest rate Prime + 4.0% or Floor rate 12.5%; EOT 2.5%	4,250	n/a	n/a	4,095	4,189	(8)(9)(14)
		Warrant	June 21, 2034	Common Stock; Strike Price $1.98	n/a	74,624	n/a	155	151	(9)
Total Steno Agency, Inc.					4,250			4,250	4,340

Super73, Inc.	Consumer Products & Services
16591 Noyes Ave. Irvine, CA 92606		Warrant	December 31, 2030	Common Stock; Strike Price $3.16	n/a	177,305	n/a	105	213

Tarana Wireless, Inc.	Connectivity
590 Alder Dr. Milpitas, CA 95035		Secured Loan	October 1, 2029	Variable interest rate Prime + 4.5% or Floor rate 12.5%; EOT 4.0%	20,000	n/a	n/a	18,872	18,872	(8)
		Warrant	June 30, 2031	Common Stock; Strike Price $0.19	n/a	5,027,629	n/a	967	2,702
		Warrant	September 23, 2034	Common Stock; Strike Price $0.51	n/a	2,830,976	n/a	939	940
		Equity	n/a	Preferred Series 6	n/a	611,246	n/a	500	571	(17)
Total Tarana Wireless, Inc.					—			21,278	23,085

Taysha Gene Therapies, Inc.	Biotechnology
3000 Pegasus Park Drive, Suite 1430 Dallas, TX 75247		Secured Loan	December 1, 2028	Variable interest rate Prime + 4.5% or Floor rate 12.8%; EOT 5.0%	30,000	n/a	n/a	30,078	30,907	(8)(9)(14)

The Fynder Group, Inc.	Food and Agriculture Technologies
815 W Pershing Rd., Unit 4 Chicago, IL 60609		Equipment Financing	October 1, 2025	Fixed interest rate 9.3%; EOT 10.0%	946	n/a	n/a	1,180	1,209	(14)
		Warrant	October 14, 2030	Common Stock; Strike Price $0.49	n/a	36,445	n/a	68	46
Total The Fynder Group, Inc.					946			1,248	1,255

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
The Tomorrow Companies, Inc.	SAAS
9 Channel Center St. 7th Floor Boston, MA 02210		Warrant	December 14, 2032	Common Stock; Strike Price $1.7	n/a	26,124	n/a	49	50	(9)
		Equity	n/a	Preferred Series E-1	n/a	108,088	n/a	325	212	(9)(17)
Total The Tomorrow Companies, Inc.					—			374	262

TMRW Life Sciences, Inc.	Healthcare Technology
250 Hudson St., Floor 6 New York, NY 10013		Secured Loan	May 1, 2027	Variable interest rate Prime + 5.0% or Floor rate 8.8%; EOT 4.0%	5,000	n/a	n/a	5,114	4,845	(8)(14)
		Secured Loan	May 1, 2027	Variable interest rate Prime + 5.0% or Floor rate 8.8%; EOT 4.0%	15,000	n/a	n/a	15,256	15,250	(8)(14)
		Secured Loan	May 1, 2027	Variable interest rate Prime + 5.0% or Floor rate 8.8%; EOT 4.0%	10,000	n/a	n/a	10,083	10,313	(8)(14)
		Warrant	April 29, 2032	Preferred Class A; Strike Price $2.0889363	n/a	268,983	n/a	80	1	(17)
		Warrant	March 3, 2033	Preferred Class A; Strike Price $2.0889363	n/a	268,983	n/a	80	1	(17)
Total TMRW Life Sciences, Inc.					30,000			30,613	30,410

Trendly, Inc.	Consumer Products & Services
260 W 35th St., Suite 700 New York, NY 10001		Warrant	August 10, 2026	Preferred Series A; Strike Price $1.14	n/a	245,506	n/a	222	5	(17)

Trinity Capital Adviser, LLC	Multi-Sector Holdings
1 N 1st Street Suite 302 Phoenix, AZ 85004		Equity	n/a	Preferred	n/a	—	n/a	1	3,051	(10)(17)(21)

Under Technologies, Inc.	Finance and Insurance
100 Crosby Street New York, NY 94607		Secured Loan	June 1, 2029	Variable interest rate PRIME + 3.8% or Floor rate 12.0%; EOT 4.3%	10,000	n/a	n/a	9,765	9,765	(8)
		Warrant	May 3, 2034	Common Stock; Strike Price $2.9	n/a	102,883	n/a	284	284
Total Under Technologies, Inc.					10,000			10,049	10,049

UnTuckIt, Inc.	Consumer Products & Services
110 Greene St. New York, NY 10012		Secured Loan	December 1, 2025	Fixed interest rate 12.0%; EOT 5.0%	5,645	n/a	n/a	6,486	6,348

Upward Health, Inc.	Other Healthcare Services
80 Arkay Drive, Suite 230 Hauppauge, NY 11788		Secured Loan	September 1, 2029	Variable interest rate Prime + 4.3% or Floor rate 12.8%; EOT 3.0%	7,500	n/a	n/a	7,251	7,251	(8)
		Warrant	August 6, 2034	Preferred Class A Common Stock; Strike Price $0.28	n/a	974,218	n/a	320	318
Total Upward Health, Inc.					7,500			7,571	7,569

Velentium, Inc.	Other Healthcare Services
7535 West Grand Parkway South Richmond, TX 77407		Secured Loan	June 1, 2029	Variable interest rate Prime + 5.0% or Floor rate 12.5%; EOT 4.0%	8,500	n/a	n/a	8,341	8,420	(8)(9)(14)
		Warrant	May 24, 2034	Preferred Class B; Strike Price $53.4	n/a	7,958	n/a	129	126	(9)(17)
Total Velentium, Inc.					8,500			8,470	8,546

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Vertical Communications, Inc.	Connectivity
3140 De La Cruz Blvd., Suite 110 Santa Clara, CA 95054		Secured Loan	November 1, 2026	Variable interest rate Prime + 4.0% or Floor rate 11.0%; EOT 23.8%	12,600	n/a	n/a	15,454	15,454	(8)(21)
		Warrant	July 11, 2026	Preferred Series A; Strike Price $1	n/a	828,479	n/a	—	—	(11)(17)(21)
		Equity	n/a	Preferred Series 1	n/a	3,892,485	n/a	—	—	(11)(17)(21)
		Equity	n/a	Convertible Note	n/a	5,500	n/a	3,966	1,106	(16)(21)
Total Vertical Communications, Inc.					12,600			19,420	16,560

viaPhoton Inc.	Connectivity
2640 White Oak Circle, Ste. C Aurora, IL 60502		Warrant	March 31, 2032	Common Stock; Strike Price $0.6	n/a	15,839	n/a	22	—
		Equity	n/a	SAFE Note	n/a	740,000	n/a	370	370
Total viaPhoton Inc.					—			392	370

VitaCup, Inc.	Consumer Products & Services
10620 Treena St., Suite 100 San Diego, CA 92131		Secured Loan	January 1, 2026	Variable interest rate Prime + 7.5% or Floor rate 11.5%; EOT 5.0%	6,000	n/a	n/a	6,048	5,768	(8)(14)
		Warrant	June 23, 2031	Preferred Series C; Strike Price $2.79	n/a	68,996	n/a	9	2	(17)
		Warrant	November 22, 2033	Common Stock; Strike Price $0.41	n/a	51,225	n/a	—	—
Total VitaCup, Inc.					6,000			6,057	5,770

Vital Connect, Inc.	Medical Devices
2870 Zanker Rd, Suite 100 San Jose, CA 95134		Secured Loan	July 3, 2029	Variable interest rate Prime + 4.0% or Floor rate 11.5%; EOT 4.0%	35,000	n/a	n/a	34,725	34,725	(8)

Vox Media Holdings, Inc.	Marketing, Media, and Entertainment
1201 Connecticut Ave., NW, FL 12 Washington, DC 20036		Secured Loan	November 1, 2027	Variable interest rate Prime + 6.3% or Floor rate 11.8%; EOT 2.5%	10,506	n/a	n/a	10,573	10,761	(8)(9)(14)(19)
		Secured Loan	January 1, 2028	Variable interest rate Prime + 6.3% or Floor rate 11.8%; EOT 2.5%	5,251	n/a	n/a	5,273	5,367	(8)(9)(14)(19)
Total Vox Media Holdings, Inc.					15,757			15,846	16,128

Whoop, Inc.	Consumer Products & Services
1325 Boylston St., #401 Boston MA 02215		Warrant	May 17, 2033	Common Stock; Strike Price $0.43	n/a	2,393,845	n/a	1,099	2,301	(9)(19)

WorkWell Prevention & Care	Healthcare Technology
11 E. Superior, Suite 410 Duluth, MN 55802		Equity	n/a	Common Stock	n/a	7,000,000	n/a	51	—	(21)
		Equity	n/a	Preferred Series P	n/a	3,450	n/a	3,450	—	(17)(21)
		Equity	n/a	Convertible Note	n/a	3,170	n/a	3,219	—	(16)(21)
		Secured Loan	January 1, 2027	Variable interest rate Prime + 5.0% or Floor rate 6.0%; EOT 0.0%	500	n/a	n/a	500	500	(8)(21)
Total WorkWell Prevention & Care					500			7,220	500

Portfolio Company(1)	Industry(2)	Type of Investment(3)	Maturity Date	Interest Rate(4)	Principal Amount(5)	Number of Shares or Units	Percentage of Class Held on a Fully Diluted Basis	Cost	Fair Value(6)	Footnotes
Yellowbrick, Inc.	Education Technology
15 W. 38th St., 10th Floor New York, NY 10018		Secured Loan	March 1, 2026	Fixed interest rate 2.0%; EOT 5.0%	7,500	n/a	n/a	7,875	6,409
		Secured Loan	March 1, 2026	Fixed interest rate 2.0%; EOT 5.0%	2,500	n/a	n/a	2,625	2,138
		Warrant	September 30, 2028	Common Stock; Strike Price $0.9	n/a	222,222	n/a	120	—
Total Qubed, Inc. dba Yellowbrick					10,000			10,620	8,547

Zero Acre Farms, Inc.	Food and Agriculture Technologies
1900 Alameda De Las Pulgas, Ste 150 San Mateo, CA 94403		Warrant	December 23, 2032	Common Stock; Strike Price $2.13	n/a	20,181	n/a	79	49

Zuum Transportation, Inc.	Transportation Technology
131 Innovation Dr., Ste 100 Irvine, CA 92617		Secured Loan	January 1, 2027	Variable interest rate Prime + 6.0% or Floor rate 10.8%; EOT 2.5%	5,000	n/a	n/a	5,050	4,735	(8)(14)
		Warrant	April 30, 2034	Common Stock; Strike Price $4.34	n/a	41,271	n/a	95	137
Total Zuum Transportation, Inc.					5,000			5,145	4,872

Total Investment in Securities								$1,723,506	$1,686,862

____________

(1)      All portfolio companies are located in North America or Europe. As of September 30, 2024, Trinity Capital Inc. (the “Company”) had four foreign domiciled portfolio companies, two of which are based in Canada and two of which are based in Europe. In total, these foreign domiciled portfolio investments represent 3.5% of total net asset value based on fair value. The Company generally acquires its investments in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). These investments are generally subject to certain limitations on resale and may be deemed to be “restricted securities” under the Securities Act.

(2)      All debt investments are income producing unless otherwise noted. All equity and warrant investments are non-income producing unless otherwise noted. Equipment financed under our equipment financing investments relates to operational equipment essential to revenue production for the portfolio company in the industry noted.

(3)      Investment date represents the date of initial investment date, either purchases or funding, not adjusted for modifications. For assets purchased from the Legacy Funds as part of the Formation Transactions, the investment date is January 16, 2020, the date of the Formation Transactions.

(4)      Interest rate is the fixed or variable rate of the debt investments and does not include any original issue discount, end-of-term (“EOT”) payment, or additional fees related to such investments, such as deferred interest, commitment fees, prepayment fees or exit fees. EOT payments are contractual payments due in cash at the maturity date of the loan, including upon prepayment, and are a fixed rate determined at the inception of the loan. At the end of the term of certain equipment financings, the borrower has the option to purchase the underlying assets at fair value, generally subject to a cap, or return the equipment and pay a restocking fee. The fair values of the financed assets have been estimated as a percentage of original cost for purpose of the EOT payment value. The EOT payment is amortized and recognized as non-cash income over the term of the loan or equipment financing prior to its payment and is included as a component of the cost basis of the Company’s current debt securities.

(5)      Principal is net of repayments, if any, as per the terms of the debt instrument’s contract.

(6)      Except as noted, all investments were valued at fair value as determined in good faith by the Company’s Board of Directors (the “Board”) using Level 3 inputs.

(7)      Asset is valued at fair value as determined in good faith by the Company’s Board using Level 1 and Level 2 inputs.

(8)      The interest rate on variable interest rate investments represents a benchmark rate plus spread. The benchmark interest rate is subject to an interest rate floor. As of September 30, 2024, the Prime Rate was 8.00% and the Secured Overnight Financing Rate (“SOFR”) 30 Day Forward Rate and 3-Month Term Rate were 4.82% and 4.59%, respectively.

(9)      Senior Credit Corp 2022 LLC owns an additional portion of this security. See “Note 12 — Related Party Transactions” for further discussion.

(10)    Indicates a “non-qualifying asset” under section 55(a) of the Investment Company Act of 1940, as amended (the “1940 Act”). The Company’s percentage of non-qualifying assets at fair value represents 13.4% of the Company’s total assets as of September 30, 2024. Qualifying assets must represent at least 70% of the Company’s total assets at the time of acquisition of any additional non-qualifying assets.

(11)    Investment has zero cost basis as it was purchased at a fair value of zero as part of the Formation Transactions (as defined in “Note 1 — Organization and Basis of Presentation”).

(12)    Investment is a secured loan warehouse facility collateralized by interest in specific assets that meet the eligibility requirements under the facility during the warehouse period. Repayment of the facility will occur over the amortizing period unless otherwise prepaid.

(13)    Company has been issued warrants with pricing and number of shares dependent upon a future round of equity issuance by the portfolio company.

(14)    Investment is not pledged as collateral supporting amounts outstanding under the Company’s credit facility with KeyBank, National Association (the “KeyBank Credit Facility”). See “Note 5 — Borrowings” for more information.

(15)    Interest on this loan includes a payment-in-kind (“PIK”) provision. Contractual PIK interest, which represents contractually deferred interest added to the loan balance that is generally collected through amortization, is recorded on an accrual basis to the extent such amounts are expected to be collected.

(16)    Convertible notes represent investments through which the Company will participate in future equity rounds at preferential rates. There are no principal or interest payments made against the note unless conversion does not occur.

(17)    Preferred stock represents investments through which the Company will have preference in liquidation rights and do not contain any cumulative preferred dividends.

(18)    Investment is on non-accrual status as of September 30, 2024 and is therefore considered non-income producing.

(19)    EPT 16 LLC owns an additional portion of this security. See “Note 12 — Related Party Transactions” for further discussion.

(20)    Investment has an unfunded commitment as of September 30, 2024 (see “Note 6 — Commitments and Contingencies”). The fair value of the investment includes the impact of the fair value of any unfunded commitments.

(21)    This investment is deemed to be a “Control Investment” or an “Affiliate Investment.” The Company classifies its investment portfolio in accordance with the requirements of the 1940 Act. The 1940 Act defines Control Investments as investments in companies in which the Company owns beneficially, either directly or indirectly, more than 25% of the voting securities, or maintains greater than 50% of the board representation. Affiliate Investments are defined by the 1940 Act as investments in companies in which the Company owns beneficially, either directly or indirectly, between 5% and 25% (inclusive) of the voting securities and does not have rights to maintain greater than 50% of the board representation.

MANAGEMENT

The information in the sections entitled “Election of Director Nominees” and “Corporate Governance” in our most recent definitive proxy statement on Schedule 14A for our annual meeting of stockholders (the “Annual Proxy Statement”) are incorporated herein by reference.

EXECUTIVE COMPENSATION

The information in the sections entitled “Executive Compensation” and “Director Compensation” in our most recent Annual Proxy Statement are incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The information in the section entitled “Certain Relationships and Related Party Transactions” in our most recent Annual Proxy Statement is incorporated herein by reference.

CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS

The information in the sections entitled “Election of Director Nominees” and “Security Ownership of Management and Certain Beneficial Owners” in our most recent Annual Proxy Statement is incorporated herein by reference.

DETERMINATION OF NET ASSET VALUE

Quarterly Determinations

We determine the net asset value per share of our common stock quarterly and in accordance with the requirements of the 1940 Act, including Rule 2a-5 thereunder. The net asset value per share is equal to the value of our total assets minus liabilities and any preferred stock outstanding divided by the total number of shares of common stock outstanding at the date as of which the determination is made. As of the date of this prospectus, we do not have any preferred stock outstanding.

We calculate the value of our investments in accordance with the procedures described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Valuation of Investments” and “Fair Value of Financial Instruments” in the financial notes of our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are incorporated herein by reference.

Determinations in Connection with our Offerings

In connection with each offering of shares of our common stock, our Board or an authorized committee thereof is required by the 1940 Act to make the determination that we are not selling shares of our common stock at a price below our then current net asset value per share at the time at which the sale is made. Our Board or an authorized committee thereof considers the following factors, among others, in making such determination:

•        the net asset value per share of our common stock disclosed in the most recent periodic report we filed with the SEC;

•        our management’s assessment of whether any material change in the net asset value per share of our common stock has occurred (including through the realization of net gains on the sale of our portfolio investments) during the period beginning on the date of the most recent public filing with the SEC that discloses the net asset value per share of our common stock and ending two days prior to the date of the sale of our common stock; and

•        the magnitude of the difference between the offering price of the shares of our common stock in the proposed offering and management’s assessment of any material change in the net asset value per share of our common stock during the period discussed above.

Moreover, to the extent that there is a possibility that we may (i) issue shares of our common stock at a price per share below the then-current net asset value per share of our common stock at the time at which the sale is made or (ii) trigger the undertaking (which we provide in certain registration statements we file with the SEC) to suspend the offering of shares of our common stock if the net asset value per share fluctuates by certain amounts in certain circumstances until the prospectus is amended or supplemented, our Board or an authorized committee thereof will elect, in the case of clause (i) above, either to postpone the offering until such time that there is no longer the possibility of the occurrence of such event or to undertake to determine the net asset value per share within two days prior to any such sale to ensure that such sale will not be below our then current net asset value per share, and, in the case of clause (ii) above, to comply with such undertaking or to undertake to determine the net asset value per share to ensure that such undertaking has not been triggered.

These processes and procedures are part of our compliance policies and procedures. Records are made contemporaneously with all determinations described in this section and these records are maintained with other records we are required to maintain under the 1940 Act.

DISTRIBUTION REINVESTMENT PLAN

We have adopted a distribution reinvestment plan, as amended and restated, that provides for the reinvestment of our stockholder distributions, unless a stockholder elects to receive cash as provided below. As a result, if our Board declares a cash distribution, then our stockholders who have not “opted out” of such distribution reinvestment plan will have their cash distribution automatically reinvested in additional shares of our common stock, rather than receiving the cash distribution.

No action is required on the part of a registered stockholder to have its cash distribution reinvested in shares of our common stock. Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), the plan administrator (the “Plan Administrator”), and our transfer and dividend paying agent and registrar will set up an account for shares acquired through the plan for each stockholder and hold such shares in non-certificated form.

A registered stockholder may elect to receive an entire distribution in cash by notifying the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than three (3) days prior to the payment date for the applicable distributions to stockholders. Such election will remain in effect until the stockholder notifies the Plan Administrator in writing of such stockholder’s desire to change its election, which notice must be delivered to the Plan Administrator no later than three (3) days prior to the payment date for the first distribution for which such stockholder wishes its new election to take effect. Upon request by a stockholder participating in the plan to opt out of the plan, received in writing not less than three (3) days prior to the payment date for the applicable distributions to stockholders, the Plan Administrator will, instead of crediting shares to the participant’s account, issue a check for the cash distribution. Those stockholders whose shares are held by a broker or other financial intermediary may receive distributions in cash by notifying their broker or nominee of their election.

There are no brokerage charges or other charges to stockholders who participate in the plan. The Plan Administrator’s fees are paid by us. If a participant elects by written notice to the Plan Administrator prior to termination of his or her account to have the Plan Administrator sell part or all of the shares held by the Plan Administrator in the participant’s account and remit the proceeds to the participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.12 per share brokerage commission from the proceeds.

Stockholders who receive distributions in the form of stock are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. However, since a participating stockholder’s cash distributions are reinvested, such stockholder does not receive cash with which to pay any applicable taxes on reinvested distributions. A stockholder’s tax basis in the stock received in a distribution from us is generally equal to the amount of the reinvested distribution. Any stock received in a distribution has a new holding period, for U.S. federal income tax purposes, commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

Participants may terminate their accounts under the plan by notifying the Plan Administrator by filling out the transaction request form located at the bottom of the participant’s statement and sending it to the Plan Administrator at the address below. Those stockholders whose shares are held by a broker or other nominee who wish to terminate his or her account under the plan may do so by notifying his or her broker or nominee.

The plan may be terminated by us upon notice in writing mailed to each participant at least 30 days prior to the termination date. All correspondence concerning the plan should be directed to the Plan Administrator by mail at Plan Administrator c/o Equiniti Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, telephone number: (718) 921-8200.

If you withdraw or the plan is terminated, you will receive the number of whole shares in your account under the plan and a cash payment for any fraction of a share in your account.

If you hold your common stock with a brokerage firm that does not participate in the plan, you will not be able to participate in the plan and any distribution reinvestment may be effected on different terms than those described above. Consult your financial advisor for more information.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Convertible Notes, but does not purport to be a complete analysis of all potential tax consequences. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the U.S. Treasury (the “Treasury Regulations”), rulings and pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Convertible Notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•        banks, insurance companies and other financial institutions;

•        U.S. expatriates and certain former citizens or long-term residents of the United States;

•        holders subject to the alternative minimum tax;

•        dealers in securities or currencies;

•        traders in securities;

•        partnerships, S corporations or other pass-through entities;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        tax-exempt organizations;

•        passive foreign investment companies;

•        regulated investment companies and real estate investment trusts;

•        persons holding the Convertible Notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•        persons deemed to sell the Convertible Notes under the constructive sale provisions of the Code.

This discussion also does not address the U.S. federal income tax consequences to beneficial owners of the Convertible Notes subject to the special tax accounting rules under Section 451(b) of the Code. Moreover, the effects of other U.S. federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws are not discussed. The discussion deals only with Convertible Notes held as “capital assets” within the meaning of Section 1221 of the Code.

If an entity taxable as a partnership holds the Convertible Notes, the tax treatment of an owner of the entity generally will depend on the status of the particular owner in question and the activities of the entity. Owners of any such entity should consult their tax advisors as to the specific tax consequences to them of holding the Convertible Notes indirectly through ownership of such entity.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE NOTES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders of Convertible Notes

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a “U.S. holder” of a Convertible Note. As used herein, “U.S. holder” means a beneficial owner of a Convertible Note who is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•        a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Stated interest and OID on the Convertible Notes

A U.S. holder generally will be required to recognize interest as ordinary income at the time it is paid or accrued on the Convertible Notes in accordance with its regular method of accounting for U.S. federal income tax purposes. In addition, because the Convertible Notes were originally issued with OID, the Convertible Notes purchased in this offering are likewise treated as having been issued with OID for U.S. federal income tax purposes. Accordingly, subject to the discussion under “— Acquisition Premium and Bond Premium” below, a U.S. holder generally will be required to include such OID in gross income as ordinary interest income in advance of the receipt of cash attributable to that income and regardless of such holder’s regular method of tax accounting. Such OID will be included in gross income for each day during each taxable year in which the Convertible Note is held using a constant yield-to-maturity method that reflects the compounding of interest. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the notes at the beginning of the accrual period multiplied by the yield to maturity of the notes (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to reflect the length of the accrual period), reduced by the amount of any stated interest allocable to such accrual period. The adjusted issue price of the notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the notes in all prior accrual periods. This means that the U.S. holder will have to include in income increasingly greater amounts of OID over time. Prospective purchasers should consult their own tax advisors concerning the consequences of, and accrual of, OID on the Convertible Notes.

Amortizable Bond Premium

A U.S. holder who purchases a Convertible Note for an amount that is greater than its adjusted issue price but less than its stated redemption price at maturity will be treated as having purchased the note at an “acquisition premium.” A U.S. holder that purchases a Convertible Note with acquisition may offset OID inclusions using a “fixed fraction” (the numerator of which is the excess of the holder’s initial basis in the notes over the issue price of the notes, and the denominator of which is the excess of the redemption price at maturity of the notes over their issue price) that measures the percentage of the remaining OID on the note that is excluded from the U.S. holder’s income. A U.S. holder may elect to amortize the acquisition premium over the remaining term of the note on a constant yield method with a corresponding decrease in its tax basis in the note. U.S. holders should consult their tax advisors with respect to the applicability of the acquisition premium rules to their Convertible Notes.

If a U.S. holder purchases a Convertible Note at a price that exceeds the stated redemption price at maturity, such U.S. holder will be considered to have purchased the Convertible Note with amortizable bond premium equal to the amount of that excess. In such a situation, a U.S. holder is generally not required to include any OID in income. Further, a U.S. holder generally may elect to amortize the bond premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such an election generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. For this purpose, a U.S. holder’s basis does not include amounts paid equal to the value of the note’s conversion premium and such amounts are not amortizable, regardless of whether the U.S. holder has made an election to amortize bond premium. U.S. holders should consult their tax advisors with respect to the applicability of the acquisition premium rules to their Convertible Notes.

Market Discount

If a U.S. holder purchases a Convertible Note at a price that is less than the adjusted issued price of the Convertible Note, such U.S. holder will be considered to have purchased the Convertible Note with market discount equal to the amount of the difference, unless such difference is considered to be de minimis (generally, 0.25% of the stated redemption price at maturity times the number of complete years to maturity after the acquisition of the Convertible Note), in which case market discount will be considered to be zero. Under the market discount rules of the Code, a U.S. holder is required to treat any gain on the sale, exchange, redemption or other disposition of the Convertible Note as ordinary income to the extent of the market discount that has not previously been included in income. In addition, a U.S. holder may be required to defer, until the maturity of the Convertible Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Convertible Note. In general, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s purchase of the Convertible Note to the maturity date of the Convertible Note, unless the U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. A U.S. holder may elect to include market discount in income currently as it accrues. Such an election will also apply to all other taxable debt instruments held or subsequently acquired by a U.S. holder on or after the first day of the first taxable year for which the election is made and may not be revoked without the consent of the IRS. A U.S. holder’s adjusted tax basis in the Convertible Note is increased by the amount of market discount included in the U.S. holder’s income under the election. U.S. holders whose Convertible Note have or may have market discount should consult their own tax advisors as to the effects of these market discount rules.

Interest Accrual Election

A U.S. holder may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. U.S. Holders should consult with their own tax advisors regarding this election.

Original Issue Discount

The Convertible Notes had been offered at a price that is less than the stated principal amount of the Convertible Note. As such, a U.S. holder who purchases a Convertible Note in this offering will be considered to have purchased the Convertible Note with original issue discount (“OID”) equal to the amount of the difference. A U.S. holder of an OID debt security is generally required to include in income the sum of the daily accruals of the OID for the debt security each day during the taxable year (or portion of the taxable year) in which the U.S. holder held the OID debt security, regardless of such holder’s regular method of accounting. Thus, a U.S. holder will be required to include OID in income in advance of the receipt of some or all of the related cash payments. The daily portion is determined by allocation the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the excess of: (1) the product of the “adjusted issue price” of the OID debt security at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) over (2) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an OID debt security at the beginning of any accrual period is the sum of the issue price of the OID debt security plus the amount of OID allocable to all prior accrual periods reduced by any payments received on the OID debt security that were not qualified stated interest. Under these rules, a U.S. holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Additional Interest

We may be required to pay additional interest upon a Below Investment Grade Rating Event and/or as set forth in the indenture. We intend to take the position that the possibility of payments of additional interest does not result in the Convertible Notes being treated as contingent payment debt instruments under the applicable Treasury regulations. If we become obligated to pay additional interest, we intend to take the position that such amounts would be treated as ordinary income and taxed as described under “— Payments of Interest” above. Our determination in this regard, while not binding on the IRS, is binding on U.S. holders unless they disclose to the IRS their contrary position. If the IRS takes a contrary position from that described above, a U.S. holder may be required to recognize taxable income at different times and/or in different amounts than are described in this discussion and may be required to treat the Convertible Notes as contingent payment debt instruments and accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Additionally, any gain on a taxable disposition of the Convertible Notes treated as contingent payment debt instruments (including any gain recognized on the conversion of a Note treated as a contingent payment debt instrument) would be re-characterized as ordinary income. The remainder of this discussion assumes that the Convertible Notes are not treated as contingent payment debt instruments.

Sale or Other Taxable Disposition of Convertible Notes

Except as provided below under “— Conversion of the Convertible Notes,” a U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the Convertible Note. A U.S. holder’s adjusted tax basis in a Note generally will be equal to the amount that the U.S. holder paid for the Note, reduced by the amount of any bond premium previously amortized by the U.S. holder with respect to the Convertible Note as well as any cash payments on the Convertible Note other than qualified stated interest or increased by any market discount or OID previously included in the U.S. holder’s income. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the Convertible Note for more than one year at the time of disposition. Otherwise, such gain or loss will be a short term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are currently subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Conversion of the Convertible Notes

A U.S. holder generally will not recognize any gain or loss upon the conversion of the Convertible Notes (other than upon the receipt of cash in lieu of a fractional share). The U.S. holder’s adjusted tax basis in the common stock received in such a conversion generally will be the same as its adjusted tax basis in the Convertible Notes surrendered (other than tax basis that is properly allocable to a fractional share). The U.S. holder’s holding period for such common stock received in such a conversion will include its holding period for the Convertible Notes that were converted. The conversion of the Convertible Notes in a transaction in which the holder receives only cash will be treated as a taxable disposition of the Convertible Notes in the same manner as described above (under “— Sale or Other Taxable Disposition of Convertible Notes”).

The U.S. federal income tax treatment of a U.S. holder’s conversion of the Convertible Notes into a combination of common stock and cash is uncertain. It is possible that such conversion may be treated as a recapitalization or as a partially taxable exchange, each as briefly discussed below. U.S. holders should consult their own tax advisors to determine the U.S. federal income tax treatment of conversion of the Convertible Notes into a combination of common stock and cash (including if a U.S. holder purchases additional common stock in a related transaction, in which case the U.S. federal income tax consequences applicable to such U.S. holder may differ from those described below).

Potential treatment as a recapitalization.    The conversion of a U.S. holder’s Convertible Notes into a combination of common stock and cash may be treated in its entirety as a recapitalization for U.S. federal income tax purposes. In such a case, a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. If the conversion were treated as a recapitalization, a U.S. holder generally would recognize capital gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of (A) the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash attributable to accrued interest, which will be treated in the manner described below) over (B) the U.S. holder’s tax basis in the Convertible Notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the Convertible Notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than with respect to fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the Convertible Notes. Gain recognized would be long-term capital gain if the U.S. holder’s holding period for the Note exceeds one year at the time of conversion.

Potential treatment as part conversion and part redemption.    The conversion of a U.S. holder’s Convertible Notes into a combination of common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the Convertible Notes. In that event, a U.S. holder would not recognize any gain or loss with respect to the portion of the Convertible Notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock. A U.S. holder’s tax basis in the common stock received upon conversion generally would be equal to the portion of its tax basis in a Convertible Note allocable to the portion of the Convertible Note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the Convertible Note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the Convertible Note, a U.S. holder generally would recognize capital gain equal to the excess of the amount of cash received over the U.S. holder’s tax basis allocable to such portion of the Convertible Note. A U.S. holder’s ability to recognize a loss in this circumstance is unclear and, accordingly, a U.S. holder with a loss in its Convertible Notes should consult with its tax advisor. Gain or loss recognized would be long-term capital gain or loss if the U.S. holder’s holding period for the Note exceeds one year at the time of conversion. The ability to deduct capital losses is limited.

Although the law on this point is not entirely clear, a U.S. holder may allocate its tax basis in a Convertible Note between the portion of the Convertible Note that is deemed to have been converted and the portion of the Convertible Note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, U.S. holders are urged to consult their own tax advisors regarding such basis allocation.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be equal to the difference between the amount of such cash received in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the common stock received in the conversion (as described above) that is properly allocable to the fractional share. The U.S. holder’s tax basis in a fractional share will be determined by allocating its tax basis in the Convertible Notes surrendered between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Upon the conversion of a Convertible Note, the U.S. holder will receive a cash payment representing accrued and unpaid interest to, but not including, the conversion date. Such interest generally will be taxable as ordinary income in the manner described above (under “— Tax Consequences to U.S. Holders of Convertible Notes — Payments of interest”).

Information Reporting and Backup Withholding

A U.S. holder may be subject to information reporting and backup withholding when such U.S. holder receives interest payments (including accruals of original issue discount) on the Convertible Notes held or upon the proceeds received upon the sale or other disposition of such Convertible Notes (including a redemption or retirement of the Convertible Notes). Certain U.S. holders generally are not subject to information reporting or backup withholding. A U.S. holder will be subject to backup withholding if such U.S. holder is not otherwise exempt and such U.S. holder:

•        fails to furnish the U.S. holder’s taxpayer identification number (“TIN”), which, for an individual, ordinarily is his or her social security number;

•        furnishes an incorrect TIN;

•        is notified by the IRS that the U.S. holder has failed properly to report payments of interest or dividends; or

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Unearned Income Medicare Contribution

A tax of 3.8% will be imposed on certain “net investment income” (or “undistributed net investment income”, in the case of estates and trusts) received by individuals with modified adjusted gross incomes in excess of $200,000 ($250,000 in the case of married individuals filing jointly and $125,000 in the case of married individuals filing a separate return) and certain estates and trusts. “Net investment income” as defined for U.S. federal Medicare contribution purposes generally includes interest payments and gain recognized from the sale or other disposition of the Convertible Notes. Tax-exempt trusts, which are not subject to income taxes generally, and foreign individuals will not be subject to this tax. U.S. holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Convertible Notes.

Constructive Distributions

The conversion rate of the Convertible Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the Convertible Notes, however, generally will not be deemed to result in such a distribution.

Certain of the possible conversion rate adjustments provided in the Convertible Notes will not qualify as being pursuant to such a bona fide reasonable adjustment formula. If such adjustments occur, a U.S. Holder will be deemed to have received a distribution even though it has not received any cash or property as a result of such adjustments.

Generally, deemed distributions on the Convertible Notes would constitute dividends (and would be included in income as ordinary dividend income) to the extent made out of our current and accumulated earnings and profits, as determined under U.S. federal income tax rules. It is unclear whether such dividends would be eligible for the dividends received deduction or the reduced maximum rate applicable to qualified dividend income. Distributions in excess of our current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in the Convertible Notes and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Holder. U.S. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Tax Consequences to Non-U.S. Holders of Convertible Notes

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. holder” of a Convertible Note. A “Non-U.S. holder” is a beneficial owner of a Convertible Note who is not a U.S. holder or a partnership for U.S. federal income tax purposes. Special rules may apply to Non-U.S. holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the U.S. Such Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them including any reporting requirements.

Payments of Interest

Generally, interest income paid (or accrued as original issue discount) to a Non-U.S. holder that is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business is subject to withholding tax at a rate of 30% (or, if applicable, a lower treaty rate). Nevertheless, interest paid (or accrued as original issue discount) on a Convertible Note to a Non-U.S. holder that is not effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal withholding tax provided that:

•        such Non-U.S. holder does not directly or indirectly own 10% or more of the total combined voting power of all classes of our voting stock;

•        such Non-U.S. holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such Convertible Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•        either (1) the Non-U.S. holder certifies in a statement provided to us or the paying agent, prior to the payment or accrual of interest, under penalties of perjury, that it is the beneficial owner of the Convertible Notes and not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Convertible Note on behalf of the Non-U.S. holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. holder, has received from the Non-U.S. holder a statement, under penalties of perjury, that such Non-U.S. holder is the beneficial owner of the Convertible Notes and is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. holder holds its Convertible Note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. holder, prior to the payment or accrual of interest, provides us or our paying agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or a suitable substitute form (or other applicable certificate) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the Non-U.S. holder’s country of residence. A Non-U.S. holder is required to inform the recipient of any change in the information on such statement within 30 days of such change. Special certification rules apply to Non-U.S. holders that are pass-through entities rather than corporations or individuals.

If interest paid to a Non-U.S. holder is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, then, the Non-U.S. holder will be exempt from U.S. federal withholding tax, so long as the Non-U.S. holder has provided, prior to the payment or accrual of interest, an IRS Form W-8ECI or substantially similar substitute form stating that the interest that the Non-U.S. holder receives on the Convertible Notes is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States. In such a case, a Non-U.S. holder will be subject to tax on the interest it receives on a net income basis in the same manner as if such Non-U.S. holder were a U.S. holder. In addition, if the Non-U.S. holder is a foreign corporation, such interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Sale or Other Taxable Disposition of Convertible Notes

Any gain realized by a Non-U.S. holder on the sale, exchange, retirement, redemption or other taxable disposition of a Convertible Note generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a U.S. permanent establishment to which such gain is attributable);

•        the Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, certain conditions are met and the Non-U.S. holder is not eligible for relief under an applicable income tax treaty; or

•        the gain is attributable to accrued but unpaid interest (or market discount that accrued while the Non-U.S. holder held a Convertible Note), in which case such amounts would be subject to tax as described under “— Tax Consequences to Non-U.S. Holders of Convertible Notes — Payments of Interest.”

A Non-U.S. holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale or other taxable disposition generally in the same manner as if such Non-U.S. holder were a U.S. holder, and if such Non-U.S. holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. holder is not considered a resident of the United States.

Certain other exceptions may be applicable, and Non-U.S. holders should consult their own tax advisors with regard to whether taxes will be imposed on capital gain in their individual circumstances.

Conversion of the Convertible Notes

A Non-U.S. Holder generally will not recognize any gain or loss upon the conversion of the Convertible Notes (other than upon the receipt of cash in lieu of a fractional share). Such Non-U.S. Holder’s adjusted tax basis in the common stock received in such a conversion generally will be the same as its adjusted tax basis in the Convertible Notes surrendered (other than tax basis that is properly allocable to a fractional share). The Non-U.S. Holder’s holding period for such common stock will include its holding period for the Convertible Notes that were converted.

To the extent a Non-U.S. Holder recognizes any gain on the receipt of cash in lieu of a fractional share, such gain would be taxed as described in “— Tax Consequences to Non-U.S. Holders of Convertible Notes — Sale or Other Taxable Disposition of the Convertible Notes.” The Non-U.S. Holder’s tax basis in a fractional share will be determined by allocating its tax basis in the Convertible Notes surrendered between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Upon the conversion of a Convertible Note, the Non-U.S. Holder will receive a cash payment representing accrued and unpaid interest to, but not including, the conversion date. Such interest generally will be treated in the manner described above (under “— Tax Consequences to Non-U.S. Holders of Convertible Notes — Payments of interest”).

Constructive Distributions

As described above in “— Tax Consequences to U.S. Holders of Convertible Notes — Constructive Distributions,” certain of the possible conversion rate adjustments provided in the Convertible Notes may result in a deemed distribution to a Non-U.S. Holder for U.S. federal income tax purposes, notwithstanding the fact that the Non-U.S. Holder did not receive an actual distribution of cash or property. Any such constructive distribution received by a Non-U.S. Holder with respect to the Convertible Notes will be subject to withholding of U.S. federal income tax in the same manner as distributions of our investment company taxable income to Non-U.S. Holders of our common stock as described under “Taxation of Non-U.S. Holders of Common Stock.” If we pay withholding taxes on a Non-U.S. Holder’s behalf as a result of an adjustment to the conversion rate of the Convertible Notes, we may, at our option, set off such payments against payments of cash and common stock on the Convertible Notes. Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the Convertible Notes.

Information Reporting and Backup Withholding

The amount of interest that we pay (or accrues as original issue discount) to any Non-U.S. holder on the Convertible Notes will be reported to the Non-U.S. holder and to the IRS annually on an IRS Form 1042-S, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific income tax treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides. However, a Non-U.S. holder generally will not be subject to backup withholding and certain other information reporting with respect to payments that we make to the Non-U.S. holder, provided that we do not have actual knowledge or reason to know that such Non-U.S. holder is a “United States person,” within the meaning of the Code, and the Non-U.S. holder has given us the statement described above under “Non-U.S. holders — Payments of Interest.”

If a Non-U.S. holder sells or exchanges a Convertible Note through a United States broker or the United States office of a foreign broker, the proceeds from such sale or exchange will be subject to information reporting and backup withholding unless the Non-U.S. holder provides a withholding certificate or other appropriate documentary evidence establishing that such holder is not a U.S. holder to the broker and such broker does not have actual knowledge or reason to know that such holder is a U.S. holder, or the Non-U.S. holder is an exempt recipient eligible for an exemption from information reporting and backup withholding. If a Non-U.S. holder sells or exchanges a Convertible Note through the foreign office of a broker who is a United States person or has certain enumerated connections with the United States, the proceeds from such sale or exchange will be subject to information reporting unless the Non-U.S. holder provides to such broker a withholding certificate or other documentary evidence establishing that such holder is not a U.S. holder and such broker does not have actual knowledge or reason to know that such evidence is false, or the Non-U.S. holder is an exempt recipient eligible for an exemption from information reporting. In circumstances where information reporting by the foreign office of such a broker is required, backup withholding will be required only if the broker has actual knowledge that the holder is a U.S. holder.

A Non-U.S. holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the Non-U.S. holder’s U.S. federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. holders are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While existing U.S. Treasury regulations would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest or dividends, the U.S. Treasury Department has indicated its intent to eliminate this requirement in subsequent proposed regulations, which state that taxpayers may rely on the proposed regulations until final regulations are issued. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a beneficial owner and the status of the intermediaries through which they hold their Convertible Notes, beneficial owners could be subject to this 30% withholding tax with respect to interest paid on the Convertible Notes and potentially proceeds from the sale of the Convertible Notes. Under certain circumstances, a beneficial owner might be eligible for refunds or credits of such taxes.

Taxation as a Regulated Investment Company

We have elected to be treated and to qualify each year as a RIC. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we timely distribute to stockholders as distributions. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to obtain RIC tax benefits, we must timely distribute to stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally its ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses (the “Annual Distribution Requirement”).

If we:

•        qualify as a RIC; and

•        satisfy the Annual Distribution Requirement,

then we will not be subject to U.S. federal income tax on the portion of income we timely distribute (or are deemed to distribute) to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) to stockholders.

We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (i) 98% of net ordinary income for each calendar year, (ii) 98.2% of the amount by which capital gains exceeds capital losses (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (iii) any income and net capital gain that we recognized in previous years, but were not distributed in such years, and on which we paid no U.S. federal income tax (the “Excise Tax Avoidance Requirement”). While we intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•        continue to qualify as a BDC under the 1940 Act at all times during each taxable year;

•        derive in each taxable year at least 90% of gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to the business of investing in such stock or securities (the “90% Income Test”); and

•        diversify our holdings so that at the end of each quarter of the taxable year:

•        at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•        no more than 25% of the value of our assets is invested in the (i) securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) securities of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (iii) securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind, or PIK, interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as PIK interest and deferred loan origination fees that are paid after origination of the loan. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received the corresponding cash amount.

Although we do not presently expect to do so, we are authorized to borrow funds, to sell assets and to make taxable distributions of our stock and debt securities in order to satisfy distribution requirements. Our ability to dispose of assets to meet distribution requirements may be limited by (i) the illiquid nature of our portfolio and/or (ii) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are unable to obtain cash from other sources to satisfy the Annual Distribution Requirement, we may fail to qualify for tax treatment as a RIC and become subject to tax as an ordinary corporation.

Under the 1940 Act, we are not permitted to make distributions to our stockholders while debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. In addition, we may be prohibited under the terms of our credit facilities from making distributions unless certain conditions are satisfied. If we are prohibited from making distributions, we may fail to qualify for tax treatment as a RIC and become subject to tax as an ordinary corporation.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause us to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test described above. We will monitor our transactions and may make certain tax decisions in order to mitigate the potential adverse effect of these provisions.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, a stockholder may receive a larger capital gain distribution than it would have received in the absence of such transactions.

Foreign Investments

Investment income received from sources within foreign countries, or capital gains earned by investing in securities of foreign issuers, may be subject to foreign income taxes withheld at the source. In this regard, withholding tax rates in countries with which the United States does not have a tax treaty can be as high as 35% or more. The United States has entered into tax treaties with many foreign countries that may entitle us to a reduced rate of tax or exemption from tax on this related income and gains. The effective rate of foreign tax cannot be determined at this time since the amount of our assets to be invested within various countries is not now known. We do not anticipate being eligible for the special election that allows a RIC to treat foreign income taxes paid by such RIC as paid by its stockholders.

If we purchase shares in a “passive foreign investment company,” or PFIC, we may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such shares even if such income is distributed as a taxable dividend by us to our stockholders. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the Code, or QEF, in lieu of the foregoing requirements, we will be required to include in income each year a portion of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed to us. Alternatively, we can elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Under either election, we may be required to recognize in a year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% U.S. federal excise tax.

Income inclusions from a QEF will be “good income” for purposes of the 90% Income Test provided that they are derived in connection with our business of investing in stocks and securities or the QEF distributes such income to us in the same taxable year to which the income is included in our income.

Foreign exchange gains and losses realized by us in connection with certain transactions involving nondollar debt securities, certain foreign currency futures contracts, foreign currency option contracts, foreign currency forward contracts, foreign currencies, or payables or receivables denominated in a foreign currency are subject to Code provisions that generally treat such gains and losses as ordinary income and losses and may affect the amount, timing and character of distributions to our stockholders. Any such transactions that are not directly related to our investment in securities (possibly including speculative currency positions or currency derivatives not used for hedging purposes) could, under future Treasury regulations, produce income not among the types of “good income” from which a RIC must derive at least 90% Income Test.

Failure to Qualify as a RIC

If we were unable to qualify for treatment as a RIC, we would be subject to U.S. federal income tax on such income at regular corporate rates (and also would be subject to any applicable state and local taxes), regardless of whether we make any distributions to stockholders. We would not be able to deduct distributions to stockholders, nor would distributions be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate stockholders would be eligible to claim a dividend received deduction with respect to such dividend; non-corporate stockholders would generally be able to treat such distributions as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to U.S. federal income tax at regular corporate rates on any net built-in gains with respect to certain assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

CERTAIN MATERIAL ERISA AND OTHER CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) imposes certain requirements on employee benefit plans subject to ERISA and on entities that are deemed to hold the assets of such plans (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERISA and section 4975 of the Code also prohibit certain transactions involving the assets of ERISA Plans, as well as those of plans that are not subject to ERISA but that are subject to section 4975 of the Code, such as individual retirement accounts, and entities that are deemed to hold the assets of such plans or accounts (such plans, accounts and entities, “Benefit Plan Investors”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Benefit Plan Investors, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

Any fiduciary that proposes to cause a Benefit Plan Investor to purchase and hold the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and section 4975 of the Code to such an investment, including the issues described below under “Plan Asset Considerations,” and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA or the Code, as described below under “Prohibited Transaction Exemptions.”

Plan Asset Considerations

Benefit Plan Investors should consider the provisions of ERISA’s Plan Asset Regulation (DOL Reg. § 2510.3-101 as modified by section 3(42) of ERISA) applicable to an investment in the Convertible Notes.

Generally, under the Plan Asset Regulation, when a Benefit Plan Investor holds an equity interest in an entity (other than a publicly offered security or a security issued by a registered investment company), the underlying assets (as opposed to the interests alone) of the entity are treated as “plan assets” unless an exception is available. Exceptions are available: (i) if the entity is an “operating company,” (ii) if the equity participation by Benefit Plan Investors is not “significant,” meaning less than twenty five percent (25%) of each class of equity of the entity, disregarding equity interests held by persons, other than Benefit Plan Investors, with discretionary authority or control over the assets of the entity or providing investment advice with respect to the assets of the entity for a fee, direct or indirect, or any affiliates of such persons, is held by Benefit Plan Investors, or (iii) the equity interest qualifies as a publicly offered security. An “equity interest” is defined in the Plan Asset Regulation as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. A “publicly offered security” is generally defined as a security that is (i) freely transferable, (ii) “widely held” and (iii) either (a) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (b) sold to a plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

We do not believe that, for purposes of the Plan Asset Regulation, the Convertible Notes will qualify as publicly offered securities nor do we believe we qualify as an operating company. We believe, however, that despite their convertibility feature, the Convertible Notes should not be treated as equity interests in us for purposes of the Plan Asset Regulation. In this regard, the Plan Asset Regulation generally indicates that a debenture that is convertible into the common stock of the issuing corporation would not be treated as an equity interest in the corporation if the conversion feature is incidental to corporation’s obligation to pay interest and principal. Although the preamble to the

Plan Asset Regulation indicates that this is a facts and circumstances test, and that the treatment of an equity feature as incidental or substantial can change over time, we believe the convertibility feature should be treated as incidental to the Convertible Notes.

No assurance can be given, however, that the convertibility feature of the Convertible Notes will be treated as incidental or that our underlying assets will not be treated as the assets of Benefit Plan Investors that purchase the Convertible Notes. If our underlying assets were to be treated as “plan assets” because Benefit Plan Investors acquired 25% or more of the aggregate value of the Convertible Notes, among other consequences, we and our management would be subject to ERISA fiduciary duties, and certain transactions we might enter into, or may have entered into, in the ordinary course of our business might constitute non-exempt “prohibited transactions” under section 406 of ERISA or section 4975 of the Code and might have to be rescinded at significant cost to us. Moreover, if our underlying assets were deemed to be “plan assets,” (i) our assets could be subject to ERISA’s reporting and disclosure requirements, (ii) a fiduciary causing a Benefit Plan Investor to make an investment in our equity interests could be deemed to have delegated its responsibility to manage the assets of such Benefit Plan Investor, and (iii) various providers of fiduciary or other services to us, and any other parties with authority or control with respect to our assets, could be deemed to be plan fiduciaries or otherwise parties in interest or disqualified persons by virtue of their provision of such services.

Fiduciaries of Benefit Plan Investors are advised to consult with their own counsel as to these issues and as to the advisability of investing in the Convertible Notes.

Prohibited Transaction Exemptions

Any fiduciary that proposes to purchase and hold any Notes or any common stock issuable upon conversion of the Convertible Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Benefit Plan Investor and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any assets of a Benefit Plan Investor.

Such parties in interest or disqualified persons could include, without limitation, us or any of our affiliates, or the initial purchasers or any of their affiliates. Depending on the satisfaction of certain conditions which may include the identity of the fiduciary making the decision to acquire or hold the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes on behalf of a plan, the statutory exemption under section 408(b)(17) of ERISA and section 4975(d)(20) of the Code or Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes.

Plans Other Than Benefit Plan Investors

Non-U.S. plans, governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or section 4975 of the Code, may nevertheless be subject to non-U.S., state, local or other federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”). Fiduciaries of any such plans should consult with their counsel before purchasing the Convertible Notes regarding the relevant considerations under Similar Laws, including to determine the need for, and the availability, if necessary, of any exemptive relief under any such law or regulations.

Representations and Warranties

By its purchase of any Note, the purchaser thereof will be deemed to have represented and warranted either:

(i) no portion of the assets used by the purchaser to acquire and hold the Convertible Notes and any common stock issuable upon conversion of the Convertible Notes constitutes assets of any Benefit Plan Investor or plan subject to Similar Law, or (ii) (A) if the purchaser is a Benefit Plan Investor or plan subject to Similar Law, the purchaser believes the Convertible Notes are properly treated as indebtedness without substantial equity features for purposes of the Plan Asset Regulation and agrees to so treat the Convertible Notes, and (B) the purchase and holding of the Convertible Notes and any common stock issuable upon conversion of the Convertible Notes by the purchaser will not constitute a nonexempt prohibited transaction under section 406 of ERISA or section 4975 of the Code or a violation under any applicable Similar Laws.

The foregoing is a summary of certain considerations associated with the purchase and holding of the Convertible Notes (and the shares of common stock into which Notes may be converted) by Benefit Plan Investors and is designed only to provide a general overview of the basic issues. Each fiduciary of a Benefit Plan Investor (and each fiduciary for non-US, governmental or church plans subject to Similar Law) should consult with its legal advisor concerning the potential consequences to the plan under ERISA, the Code or such Similar Laws of an investment in the Convertible Notes or any common stock issuable upon conversion of the Convertible Notes.

DESCRIPTION OF THE CONVERTIBLE NOTES

In the Convertible Notes Offering, we issued $50 million in aggregate principal amount of the Convertible Notes under a base indenture, dated as of January 16, 2020, between us and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee, and a second supplemental indenture thereto dated as of December 11, 2020, entered into between us and U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association), as trustee. We refer to the base indenture and the second supplemental indenture collectively as the “indenture” and to U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) as the “trustee.” The following summarizes the material provisions of the Convertible Notes and the indenture but does not purport to be complete. This summary is qualified by reference to all of the provisions of the Convertible Notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture, including the form of certificate evidencing the Convertible Notes attached thereto, in its entirety because it, and not this description, defines your rights as a holder (“Holder”) of the Convertible Notes. You may access a copy of these documents. See “Available Information.”

General

The Convertible Notes bear interest at a rate of 6.00% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2021. The Convertible Notes mature on December 11, 2025, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). You may surrender your Convertible Notes for conversion at any time prior to the close of business on the business day immediately preceding the stated maturity date. We will settle conversions of Convertible Notes by paying or delivering, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, per $1,000 principal amount of Convertible Notes, equal to the then-applicable conversion rate (together with a cash payment in lieu of any fractional share) as described below under “— Conversion of Convertible Notes — Settlement upon Conversion.” The Convertible Notes were issued only in denominations of $1,000 and in integral multiples of $1,000. The Convertible Notes are not subject to any sinking fund and Holders do not have the option to have the Convertible Notes repaid prior to the stated maturity date.

The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness. See “— Covenants” and “— Events of Default.” Other than as described under “— Covenants” below, the indenture does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Consolidation, Merger or Sale of Assets” or “— Below Investment Grade Rating Event” below, the indenture does not contain any covenants or other provisions designed to afford Holders protection in the event of a highly leveraged transaction involving us that could adversely affect your investment in the Convertible Notes.

We have the ability to issue indenture securities with terms different from the Convertible Notes and, without the consent of the Holders, to reopen the Convertible Notes and issue additional Convertible Notes; provided that if any such additional Convertible Notes are not fungible with the Convertible Notes initially offered hereby for U.S. federal income tax purposes, such additional Convertible Notes will have a separate CUSIP number. The Convertible Notes offered hereby and any such additional Convertible Notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the Convertible Notes.

We do not intend to list the Convertible Notes on any securities exchange or any automatic dealer quotation system. Subject to the terms and conditions described in this prospectus and the Convertible Notes Registration Rights Agreement, we have agreed to file a registration statement with the SEC with respect to resales of (i) the Convertible Notes and (ii) the shares of our common stock to be issued upon conversion of the Convertible Notes, which shares will be listed on a national securities exchange concurrently with the effectiveness of a registration statement with respect to such shares. The registration statement of which this prospectus is a part has been filed with the SEC pursuant to the Convertible Notes Registration Rights Agreement for the benefit of the purchasers of the Convertible Notes and the shares of our common stock issuable upon the conversion thereof.

Covenants

In addition to any other covenants described in this prospectus and the indenture, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by the Company and related matters, the following covenants apply to the Convertible Notes:

•        We agree that for the period of time during which the Convertible Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, whether or not we continue to be subject to such provisions of the 1940 Act. As of the date of this prospectus, these provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

•        We agree that, for the period of time during which the Convertible Notes are outstanding, we will not violate Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions. As of the date of this prospectus, these provisions generally prohibit us from declaring any cash dividend or distribution upon any class of our capital stock, or purchasing any such capital stock if our asset coverage were below 150% at the time of the declaration of the dividend or distribution or the purchase and after deducting the amount of such dividend, distribution, or purchase. Under the covenant, we will be permitted to declare a cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions, but only up to such amount as is necessary for us to maintain our status as a RIC under Subchapter M of the Code. Furthermore, the covenant will permit us to continue paying dividends or distributions and the restrictions will not apply unless and until such time as our asset coverage (as defined in the 1940 Act, except to the extent modified by this covenant) has not been in compliance with the minimum asset coverage required by Section 18(a)(1)(B) as modified by such provisions of Section 61(a) of the 1940 Act as may be applicable to us from time to time or any successor provisions for more than six consecutive months. For the purposes of determining “asset coverage” as used above, any and all indebtedness of the Company, including any outstanding borrowings under the KeyBank Credit Agreement and any successor or additional credit facility, will be deemed a senior security of us.

•        If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to Holders of the Convertible Notes and the trustee, for the period of time during which the Convertible Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

•        We have agreed to use our commercially reasonable efforts to maintain a Convertible Notes Rating (as defined below) at all times.

Ranking

The Convertible Notes are our direct unsecured obligations and rank:

•        pari passu with our other outstanding and future unsecured unsubordinated indebtedness, including, without limitations, $152.5 million in aggregate principal amount of the 2025 Notes outstanding as of September 30, 2024, $125.0 million in aggregate principal amount of the August 2026 Notes outstanding as of September 30, 2024, $75.0 million in aggregate principal amount of the December 2026 Notes outstanding as of September 30, 2024, $115.0 million in aggregate principal amount of the March 2029 Notes outstanding as of September 30, 2024, and $115.0 million in aggregate principal amount of the September 2029 Notes outstanding as of September 30, 2024;

•        senior to any of our future indebtedness that expressly provides it is subordinated to the Convertible Notes;

•        effectively subordinated to all of our existing and future secured indebtedness (including indebtedness that is initially unsecured in respect of which we subsequently grant a security interest), to the extent of the value of the assets securing such indebtedness; and

•        structurally subordinated to all existing and future indebtedness and other obligations of any of our subsidiaries, including, without limitation, borrowings under the KeyBank Credit Agreement, of which approximately $290.0 million was outstanding as of September 30, 2024, and is secured by the assets of our wholly-owned subsidiary, TCF.

In the event of our bankruptcy, liquidation, reorganization or other winding up, any of our or our subsidiaries’ assets that secure secured debt will be available to pay obligations on the Convertible Notes only after all indebtedness under such secured debt, including the KeyBank Credit Agreement, has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the Convertible Notes then outstanding.

As of September 30, 2024, on a consolidated basis, we had approximately $922.5 million of indebtedness outstanding, $290.0 million of which was secured indebtedness of our wholly-owned subsidiary, TCF, and $632.5 million of which was unsecured indebtedness. Such unsecured indebtedness reflects the aggregate principal amount of our 2025 Notes, August 2026 Notes, December 2026 Notes, March 2029 Notes, September 2029 Notes and Convertible Notes outstanding.

See “Prospectus Summary — Recent Developments” for additional information regarding the 2025 Notes.

Interest

We will pay interest on the Convertible Notes at a rate of 6.00% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing on May 1, 2021, to Holders of record at the close of business on the preceding April 15 and October 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from December 11, 2020 (the “Original Issue Date”) or from the most recent date to which interest has been paid or duly provided for. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Additional Interest

Additional interest will accrue on the Convertible Notes at an annual rate equal to 0.75% of the aggregate principal amount of the Convertible Notes as of the date of the occurrence of a Below Investment Grade Rating Event to and until the date on which the Convertible Notes have received an Investment Grade Rating from a Rating Agency, as described under “— Below Investment Grade Rating Event” and/or as set forth in the indenture. All references in the indenture and this “Description of the Convertible Notes,” in any context, to any interest or other amount payable on or with respect to the Convertible Notes will be deemed to include additional interest, if any, payable upon the occurrence and continuance of a Below Investment Grade Rating Event and/or as set forth in the indenture.

Conversion of Convertible Notes

General

At any time prior to the close of business on the business day immediately preceding the stated maturity date, you may convert all or any portion of your Convertible Notes at a conversion rate currently set at 81.6439 shares of our common stock per $1,000 aggregate principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $12.25 per share of common stock). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “— Conversion Rate Adjustments” and “— Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The conversion price of a Note at any time is equal to $1,000 divided by the conversion rate in effect at such time. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A Holder may convert fewer than all of such Holder’s Convertible Notes so long as the Convertible Notes converted are in an integral multiple of $1,000 principal amount.

We will settle conversions of Convertible Notes by paying or delivering, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, together with a cash payment in lieu of any fractional share, as described below under “— Settlement upon Conversion.”

Upon conversion of a Note, a Holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such Holder is the Holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates as described below. We will not adjust the conversion rate to account for accrued and unpaid interest. Except as described below, our settlement of conversions as described below under “— Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the conversion date.

Holders of Convertible Notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such Convertible Notes at any time after the close of business on the applicable regular record date. Convertible Notes surrendered for conversion by a Holder after the close of business on any regular record date but prior to the open of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the Convertible Notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any Convertible Notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Convertible Notes. As a result of the foregoing, we will pay interest on the stated maturity date on all Convertible Notes converted after the regular record date immediately preceding the stated maturity date, and converting Holders will not be required to pay us an equivalent interest amount.

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC).

Settlement upon Conversion

Upon conversion of the Convertible Notes, we will pay or deliver, as the case may be, cash, shares of our common stock, par value $0.001 per share, or a combination of cash and shares of our common stock, at our election, to Holders in respect of each $1,000 principal amount of Convertible Notes being converted, in an amount equal to the conversion rate in effect immediately prior to the close of business on the relevant conversion date. No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on (i) if our common stock is not listed on a national securities exchange, our most recent publicly available net asset value (“NAV”) per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the closing sale price of our common stock, each of (i) and (ii) on the relevant conversion date.

The cash amount to be received in lieu of shares of our common stock, if any, will be the Cash Equivalent. The “Cash Equivalent” per share of common stock will be an amount equal to: (i) if our common stock is not then listed on a U.S. national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is then listed on a U.S. national securities exchange, the closing sale price of our common stock on the trading day prior to the date the notice of conversion is delivered.

Each conversion will be deemed to have been effected as to any Convertible Notes surrendered for conversion on the conversion date, and the person in whose name any shares of our common stock will be issuable, if any, upon conversion will be treated as the holder of record of such shares as of the close of business on the conversion date.

We will pay or deliver, as the case may be, the consideration due in respect of any conversion on the second business day immediately following the relevant conversion date.

Conversion Procedures

The right of conversion attaching to any Note may be exercised (a) if such Note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such Note is represented by a certificated security, by delivery of such Note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of our common stock, if any, upon conversion of the Convertible Notes, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax. We refer to the date a Holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your Convertible Notes for purchase upon a fundamental change, you may only convert your Convertible Notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “— Purchase of Convertible Notes at Your Option upon a Fundamental Change.” If your Convertible Notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the Convertible Notes that are subject to purchase will terminate at the close of business on the business day immediately preceding such purchase date.

Limitation on Beneficial Ownership

Notwithstanding the foregoing, no Holder of the Convertible Notes will be entitled to receive shares of our common stock upon conversion to the extent (but only to the extent) that such receipt would cause such converting Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 5% of the shares of our common stock outstanding at such time (the “Ownership Limitation”). Any purported delivery of shares of our common stock upon conversion of Convertible Notes (including pursuant to any Forced Conversion) will be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting Holder becoming the beneficial owner of more than the Ownership Limitation. If any delivery of shares of our common stock owed to a Holder upon conversion of Convertible Notes is not made, in whole or in part, as a result of the Ownership Limitation, our obligation to make such delivery will not be extinguished, and we will deliver such shares as promptly as practicable after any such converting Holder gives notice to us that such delivery would not result in it being the beneficial owner of more than 5% of the shares of our common stock outstanding at such time. The Ownership Limitation will no longer apply following the effective date of any fundamental change, as defined in “— Purchase of Convertible Notes at Your Option upon a Fundamental Change.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1)    If we issue solely shares of our common stock as a dividend or distribution on all or substantially all of our shares of our common stock, or if we subdivide or combine our common stock, the conversion rate will be adjusted based on the following formula:

where,

CR = the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

CR0 = the conversion rate in effect immediately prior to the close of business on the “record date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of common stock, as the case may be; and

OS = the number of shares of our common stock that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of common stock, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of common stock, as the case may be. If such dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our Board or a duly authorized committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)    If we declare a distribution to all or substantially all holders of our common stock of any rights, options or warrants entitling them to subscribe for or purchase shares of our common stock, at a price per share: (i) if our common stock is not then listed on a national securities exchange, less than or equal to our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is then listed on a national securities exchange, less than the average of the closing sale prices of our common stock for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution the conversion rate will be increased based on the following formula:

where,

CR = the conversion rate in effect immediately after the close of business on the record date for such distribution;

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by (i) if our common stock is not then listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is then listed on a national securities exchange, the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

“Trading day” means a day on which (i) the principal U.S. national securities exchange or market on which our common stock is then listed is open for trading and a closing sale price for our common stock is available on such securities exchange or market, or (ii) if our common stock is not so listed or a closing sale price for our common stock is not so available on such securities exchange or market, any business day.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of business on the record date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate will be decreased, as of the date of such expiration, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate will be decreased, as of the scheduled distribution date, to the conversion rate that would then be in effect if the record date for such distribution had not occurred.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price that (i) if our common stock is not then listed on a national securities exchange, less than or equal to our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, less than the average of the closing sale prices of our common stock for each trading day in the applicable 10 consecutive trading-day period, we will take into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined in good faith by our Board or a duly authorized committee thereof.

(3)    If we declare a distribution of shares of our capital stock, evidences of our indebtedness, other assets or property of ours or other securities, to all or substantially all holders of our common stock (excluding (i) dividends or distributions as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash as to which an adjustment was effected under clause (4) below; and (iii) spin-offs as defined below in this clause (3)) (a “relevant distribution”), then the conversion rate will be increased based on the following formula:

where,

CR = the conversion rate in effect immediately after the close of business on the record date for such distribution;

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

SP0 = either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value either (i) if there are quoted prices (unadjusted) in active markets for identical shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed, the average of the closing sale prices of the relevant property distributed over the ten consecutive trading-day period, or (ii) if no such quoted price in an active market exists, as determined in good faith by our Board or a duly authorized committee thereof of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding share of our common stock as of either (x) if our common stock is not listed on a national securities exchange, the close of business on the business date immediately preceding the applicable record date for such dividend if our common stock is not listed on a national securities exchange, or (y) if our common stock is listed on a national securities exchange, the ex-dividend date for such distribution if our common is listed on a national securities exchange.

“Trading day” means a day on which (i) the principal U.S. national securities exchange or market on which our common stock is then listed is open for trading and a closing sale price for our common stock is available on such securities exchange or market, or (ii) if our common stock is not so listed or a closing sale price for our common stock is not so available on such securities exchange or market, any business day.

Any increase made under the above provision of this clause (3) will become effective immediately after the close of business on the record date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is not so paid or made, the conversion rate will be decreased, as of the date our Board or a duly authorized committee thereof determines not to pay or make such distribution, to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note will receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, without having to convert its Convertible Notes, the amount and kind of the relevant distribution that such Holder would have received if such Holder owned a number of shares of common stock equal to the conversion rate on the record date for such distribution.

With respect to an adjustment pursuant to this clause (3) where we have declared a dividend or other distribution to all or substantially all holders of our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,

CR = the conversion rate in effect immediately after the close of business on the record date for the spin-off;

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for the spin-off;

FMV = either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of “closing sale price” set forth under “— Settlement upon Conversion” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined based on either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, on the last trading day of the valuation period but will be given effect immediately after the close of business on the record date for the spin-off. If our common stock is listed on a national securities exchange, in respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

In addition, and notwithstanding the foregoing, if the Company declares a dividend or distribution consisting of a combination of cash and shares of the Company’s common stock, then the conversion rate will be increased: (i) as to the cash portion, according to clause (4) below; and (ii) as to the common stock portion, according to the greater of the values calculated (x) pursuant to clause (4) below as if the common stock portion were to be paid in cash, or (y) pursuant to clause (1) above.

If the Company declares a dividend or distribution where its stockholders have the option of receiving such dividend or distribution, in whole or in part, in the form of either cash or shares of the Company’s common stock, then the conversion rate will be increased: (i) as to the portion of the dividend or distribution taken as cash by stockholders, according to clause (4) below; and (ii) as to the portion of the dividend or distribution taken as shares of common stock by stockholders, according to the greater of the values calculated (x) pursuant to clause (4) below as if such common stock portion were to be paid in cash, or (y) pursuant to clause (1) above.

(4)    If we declare a cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, other than a regular, quarterly cash distribution that does not exceed $0.30 per share (the “initial dividend threshold”), the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR = the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 = either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the closing sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

T = the initial dividend threshold; provided that if the dividend or distribution is not a regular quarterly cash dividend, the initial dividend threshold will be deemed to be zero; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our common stock.

“Trading day” means a day on which (i) the principal U.S. national securities exchange or market on which our common stock is then listed is open for trading and a closing sale price for our common stock is available on such securities exchange or market, or (ii) if our common stock is not so listed or a closing sale price for our common stock is not so available on such securities exchange or market, any business day.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the initial dividend threshold for any adjustment to the conversion rate under this clause (4). Notwithstanding the foregoing, if at any time regular dividends are distributed other than on a quarterly basis, the dividend threshold amount will be appropriately adjusted and will apply to all such regular dividends.

Any increase made under this clause (4) will become effective immediately after the close of business on the record date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate will be readjusted, as of the date our Board or a duly authorized committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note will receive, for each $1,000 principal amount of Convertible Notes, at the same time and upon the same terms as holders of shares of our common stock, without having to convert its Convertible Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)    If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our common stock and, if the cash and value of any other consideration included in the payment per share of common stock exceeds either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our Board or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP = either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

“Trading day” means a day on which (i) the principal U.S. national securities exchange or market on which our common stock is then listed is open for trading and a closing sale price for our common stock is available on such securities exchange or market, or (ii) if our common stock is not so listed or a closing sale price for our common stock is not so available on such securities exchange or market, any business day.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined based on either (i) if our common stock is not listed on a national securities exchange, our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, or (ii) if our common stock is listed on a national securities exchange, at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. In respect of any conversion during such 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our Board or a duly authorized committee thereof, statute, contract or otherwise).

To the extent that we have a rights plan in effect upon conversion of the Convertible Notes (i.e., a poison pill), you will receive, in addition to the common stock received in connection with such conversion, if any, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire our capital stock or other securities as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

To the extent permitted by applicable law and applicable listing rules of The Nasdaq Stock Market LLC or any other securities exchange on which our securities are then listed, (i) we are permitted to increase the conversion rate of the Convertible Notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our Board determines that such increase would be in our best interest and (ii) we may (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events. We must give at least 15 days’ prior notice of any such increase in the conversion rate.

You may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations” for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever any provision of the indenture requires us to calculate the closing sale prices or the “stock price” for purposes of a make-whole adjustment event over a span of multiple days, our Board or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, record date, expiration date or effective date of the event occurs, at any time during the period from which such closing sale prices or stock prices are to be calculated.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the trustee and conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Recapitalizations, Reclassifications and Changes to Our Common Stock

In the event of:

•        any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•        a consolidation, merger, combination, binding share exchange or similar transaction involving us;

•        a sale, assignment, conveyance, transfer, lease or other disposition to another person of all or substantially all of our properties and assets; or

•        a liquidation or dissolution of us,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property” and any such transaction, a “share exchange event”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture, providing that, at and after the effective time of such share exchange event, Holders of each $1,000 principal amount of Convertible Notes will be entitled to convert their Convertible Notes into the kind and amount of reference property that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive upon such share exchange event. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “— Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the Holders, including the right of Holders to require us to purchase their Convertible Notes upon a fundamental change as described under “— Purchase of Convertible Notes at Your Option on a Fundamental Change” below, as the Board (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the Convertible Notes become convertible into reference property, we will notify the trustee and the conversion agent and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section (“— Conversion of Convertible Notes”), if our common stock has been replaced by reference property as a result of any share exchange event, references to our common stock are intended to refer to such reference property, subject to the provisions of the supplemental indenture.

In connection with any adjustment to the conversion rate described under “— Recapitalizations, Reclassifications and Changes to Our Common Stock,”, we will also adjust the initial dividend threshold (as defined under “— Conversion Rate Adjustments”), as reasonably determined by our Board or a committee thereof, based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the initial dividend threshold will be zero.

For purposes of the foregoing, where our common stock is converted into the right to receive multiple types of consideration, at the holder’s election, the type and amount of consideration that holders of our common stock are entitled to will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or, if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. We will notify Holders, the trustee and the conversion agent of the weighted average of the consideration received for shares of our common stock as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any share exchange event unless its terms are consistent with the foregoing.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

If you elect to convert your Convertible Notes at any time from, and including, the effective date of a “make-whole adjustment event” (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change as described below under “— Conversion of Convertible Notes — Purchase of Convertible Notes at Your Option upon a Fundamental Change,” the 40th “scheduled trading day” (as defined below) immediately following the effective date of such make-whole adjustment event, the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify Holders, the trustee and the conversion agent of the anticipated effective date of such make-whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to Holders of the anticipated effective date for a make-whole adjustment event not less than 20 scheduled trading days prior to the anticipated effective date. In addition, we will notify Holders, the trustee and the conversion agent of the actual effective date and issue a press release containing such information (and make the press release available on our website) within five business days following such effective date.

A “make-whole adjustment event” is (i) any “change in control” as described below under “— Purchase of Convertible Notes at Your Option upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any “termination of trading” as described below under “— Purchase of Convertible Notes at Your Option upon a Fundamental Change.”

A “scheduled trading day” means (i) any day that is scheduled to be a trading day on the principal U.S. national securities exchange or market on which our common stock is listed for trading, or (ii) if our common stock is not so listed, a “business day.”

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined as provided in Section 13.03(e) of the Second Supplemental Indenture (subject to adjustment as provided therein), which is based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid per share of our common stock in the change in control in the case of a make-whole adjustment event described in clause (2) of the definition of change in control, in the event that our common stock is acquired for cash, or (2) our most recent publicly available NAV per share that has been determined in accordance with the 1940 Act, if our common stock is not listed on a national securities exchange, or the average of the closing sale prices of our common stock over the five trading-day period ending on the scheduled trading day immediately preceding the effective date of such other make-whole adjustment event if our common stock is listed on a national securities exchange, in the case of any other make-whole adjustment event. We refer to the amount determined under the clause (1) or clause (2) of the preceding sentence, as applicable, as the “stock price.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Convertible Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any portion of your Convertible Notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to Holders of the Convertible Notes as of the preceding record date, in addition to, and not included in, the fundamental change purchase price, and the price we are required to pay to the Holder surrendering the Note for purchase will be equal to 100% of the principal amount of Convertible Notes subject to purchase and will not include any accrued and unpaid interest to be paid as a portion of such semi-annual interest payment).

We will mail to the trustee and to each Holder a written notice of the fundamental change within five business days after the occurrence of such fundamental change and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice will state certain specified information, including:

•        the events causing the fundamental change;

•        the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event;

•        the last date on which a Holder may exercise the purchase right;

•        the fundamental change purchase price;

•        the fundamental change purchase date;

•        the conversion rate and any adjustments to the conversion rate, and the procedures required for exercise of a Holder’s right to convert its Convertible Notes; the procedures required for exercise of the purchase option upon the fundamental change, and the procedures required for withdrawal of any such exercise; and

•        the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of such fundamental change notice and the close of business on the business day immediately preceding the related fundamental change purchase date. The written notice must specify the Convertible Notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding to the fundamental change purchase date. If the Convertible Notes are not in certificated form, the notice given by each Holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or, after the initial listing of our common stock on a national securities change, a termination of trading (as defined below).

A “change in control” will be deemed to have occurred if any of the following occurs after the time the Convertible Notes are originally issued:

(1)    any “person” or “group” within the meaning of Section 13(d) under the Exchange Act is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our Board;

(2)    the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation, merger or similar transaction involving us pursuant to which our common stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided that a transaction described in clause (B) above pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such Holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “change in control”;

(3)    the first day on which a majority of the members of our Board are not continuing directors; or

(4)    the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, a “change in control” will not be deemed to have occurred under clause (2) of the definition of “change in control” above, if at least 90% of the consideration paid for our common stock in the relevant transaction or transactions (excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of common stock traded on The New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, (or any of their respective successors), or will be so traded immediately following such transaction, and, as a result therefrom, such consideration becomes the reference property for the Convertible Notes.

A “Resale Registration Statement” means any registration statement of the Company filed or confidentially submitted with the SEC under the Securities Act that covers the resale of our common stock (or other common stock into which the Convertible Notes are convertible), including the prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

A “termination of trading” means our common stock (or other common stock into which the Convertible Notes are convertible) fails to be listed on The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the Nasdaq Global Market or ceases to be listed or quoted on any such exchange (or any of their respective successors, a “permitted exchange”) following the effectiveness of a Resale Registration Statement, or the announcement by any such exchange on which our common stock (or other common stock) is trading that our common stock (or other common stock) will no longer be listed or admitted for trading and will not be immediately relisted or readmitted for trading on any permitted exchange.

“Continuing directors” means, as of any date of determination, any member of our Board who (i) was a member of such board of directors on the date of the original issuance of the Convertible Notes, or (ii) was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase Convertible Notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price on the later of the fundamental change purchase date and the time of book-entry transfer or the delivery of your Convertible Notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the Convertible Notes on the fundamental change purchase date, then:

•        the Convertible Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Convertible Notes is made or whether or not the note is delivered to the paying agent); and

•        all other rights of the Holder will terminate (other than the right to receive the fundamental change purchase price and, if the fundamental change purchase date is after a regular record date and on or prior to the related interest payment date, the right of the record Holder on such regular record date to receive the related interest payment, which includes any accrued, but unpaid interest).

In connection with any offer to purchase the Convertible Notes in the event of a fundamental change, we will, in accordance with the indenture:

•        comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•        file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•        otherwise comply with all applicable federal and state securities laws,

in each case, so as to permit the rights and obligations under this “— Purchase of Convertible Notes at Your Option upon a Fundamental Change” section to be exercised in the time and in the manner specified in the indenture.

We may not purchase Convertible Notes at the option of Holders upon a fundamental change if the principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such Convertible Notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a Holder.

Furthermore, Holders may not be entitled to require us to purchase their Convertible Notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “— Adjustment to Conversion

Rate upon Conversion upon a Make-Whole Adjustment Event” in certain circumstances involving a significant change in the composition of our Board, including in connection with a proxy contest where our Board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the Convertible Notes tendered by Holders. We may in the future incur debt that may contain provisions prohibiting purchase of the Convertible Notes under some circumstances, or expressly prohibiting our purchase of the Convertible Notes upon a fundamental change, or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing Convertible Notes, we may have to obtain the consent of our lenders to purchase the Convertible Notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the Convertible Notes. For example, our failure to purchase tendered Convertible Notes would constitute an event of default under the indenture, which would constitute an event of default under the Keybank Credit Agreement and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•        where we merge out of existence or convey or transfer our assets substantially as an entirety, the resulting entity must agree to be legally responsible for our obligations under the Convertible Notes;

•        the merger or sale of assets must not cause a default on the Convertible Notes and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded; and

•        we must deliver certain certificates and documents to the trustee.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) will succeed to us, and may exercise every right and power of ours, under the indenture, and except in the case of any such lease, we will be discharged from our obligations under the Convertible Notes and the indenture. For purposes of the foregoing, any sale, assignment, conveyance, transfer, lease or other disposition of properties and assets of one or more of our subsidiaries that would, if we had held such properties and assets directly, have constituted the sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our properties and assets will be treated as such under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control” permitting each Holder to require us to purchase the Convertible Notes of such Holder as described above.

Forced Conversion

Notwithstanding anything herein to the contrary, if the closing sale price our common stock for any 30 consecutive trading days exceeds (a “Trading Threshold Event”) 120% of the conversion price, as may be adjusted for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the common stock that occur after the Original Issue Date, the Company may, within five (5) trading days after the date of a Trading Threshold Event, issue a written notice to a Holder (a “Forced Conversion Notice,” the date such notice is delivered to the Holder, the “Forced Conversion Notice Date,” and such conversion hereunder, a “Forced Conversion”) to cause the Holder to convert all or part of the then outstanding principal amount of its Convertible Notes plus accrued but unpaid interest, if any, to but excluding the Forced Conversion Date, and other amounts owing to the Holder under its Convertible Notes; it being agreed that the “Forced Conversion Date” for purposes of a Holder’s Convertible Notes will be deemed to occur on the fifth trading day following the Forced Conversion Notice Date (such fifth trading day, the “Forced Conversion Date”).

The Company may not issue a Forced Conversion Notice if an event of default has occurred and is continuing as of the date the Forced Conversion Notice is sent to Holders, and any Forced Conversion Notice delivered by the Company will not be effective if an event of default has occurred and is continuing on the trading day immediately preceding the Forced Conversion Date. Any Forced Conversion will be applied ratably to all Holders based on their initial purchases of Convertible Notes pursuant to the Purchase Agreement, except to the extent that such Forced Conversion would violate the Ownership Limitation set forth in “— Limitation on Beneficial Ownership” herein as to a Holder, and provided that any voluntary conversions by a Holder will be applied against the Holder’s pro rata allocation, thereby decreasing the aggregate amount forcibly converted hereunder if only a portion of the Convertible Notes are forcibly converted. Upon a Forced Conversion, the Company will pay or deliver, as the case may be, cash, shares of its common stock or a combination of cash and shares of its common stock, at its election and in its sole discretion, and the Forced Conversion Make-Whole Payment, if any is so owed, in cash. For the purposes of a Forced Conversion, all cash paid in lieu of shares of common stock will be equal to the Forced Conversion Cash Settlement Amount.

For so long as a Holder whose conversion of Convertible Notes pursuant to a Forced Conversion was limited by the Ownership Limitation continues to hold Convertible Notes thereafter, such Holder must, within five Business Days following the end of each fiscal quarter, commencing with the fiscal quarter in which a Forced Conversion of Convertible Notes held by such Holder was first limited by the Ownership Limitation, certify in writing to the Company and the Trustee its beneficial ownership of shares of the Company’s common stock (the “Beneficial Ownership Certificate”)

“Comparable Treasury Issue” means the United States Treasury security having a maturity comparable to the Remaining Life of such Remaining Interest Payments that would be utilized, at the time of selection and in accordance with customary financing practice, when identifying a comparable maturity to the Remaining Life of the Remaining Interest Payments being discounted.

The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded.

“Discounted Value” means, with respect to any Forced Converted Note, the amount obtained by discounting all Remaining Interest Payments with respect to such Forced Converted Note from their respective scheduled due dates to the Forced Conversion Date with respect to such Forced Converted Note, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Convertible Notes is payable) equal to the Reinvestment Yield.

“Forced Conversion Cash Settlement Amount” means in respect of each $1,000 principal amount of Forced Converted Convertible Notes an amount in cash equal to the product of Conversion Rate and the Trading Threshold Event Average.

“Forced Conversion Make-Whole Payment” means, with respect to any Forced Converted Note, an amount equal to the Discounted Value of the Remaining Interest Payments; provided that the Forced Conversion Make-Whole Payment may in no event be less than zero.

“Forced Converted Note” means any Note converted pursuant to a Forced Conversion Notice.

“Reinvestment Yield” means, with respect to any Remaining Interest Payment, the sum of (a) 0.50% plus (b) the yield to maturity of the Comparable Treasury Issue implied by the “Ask Yield(s)” Reported having a maturity equal to the Remaining Life of such Remaining Interest Payment as of such Forced Conversion Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Life and (2) closest to and less than such Remaining Life. The Reinvestment Yield will be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Remaining Interest Payments of any Forced Converted Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second business day preceding the Forced Conversion Date with respect to such Forced Converted Note, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Life of such Remaining Interest Payment as of such Forced Conversion Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Life. The Reinvestment Yield will be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Interest Payments” means all interest payments unpaid and unaccrued on a Forced Converted Note five days prior to the Forced Conversion Date, which would be paid if the Forced Converted Note was held until the stated maturity date instead of converting.

“Remaining Life” means, with respect to any Remaining Interest Payment, the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Forced Conversion Date with respect to such Forced Converted Note and the scheduled due date of such Remaining Scheduled Payment.

“Reported” means reported as of 10:00 a.m. (New York City time) on the second business day preceding the Forced Conversion Date with respect to such Forced Converted Note for such Remaining Interest Payment, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities.

A “trading day” means a day on which (i) the principal U.S. national securities exchange or market on which our common stock is then listed is open for trading and a closing sale price for our common stock is available on such securities exchange or market, or (ii) if our common stock is not so listed or a closing sale price for our common stock is not so available on such securities exchange or market, any business day.

“Trading Threshold Event Average” means the average closing sale price our common stock during the relevant Trading Threshold Event period.

Below Investment Grade Rating Event

If at any time a Below Investment Grade Rating Event occurs, then as of the date of the occurrence of the Below Investment Grade Rating Event to and until the date on which the Convertible Notes have received an Investment Grade Rating from a Rating Agency, the Convertible Notes will bear additional interest at an annual rate equal to 0.75% of the aggregate principal amount of the Convertible Notes. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Convertible Notes. Further, we have agreed to maintain, at all times, a Convertible Notes Rating for the Convertible Notes. See “— Covenants.”

For purposes of the Convertible Notes:

“Below Investment Grade Rating Event” means any such time when the Convertible Notes are downgraded below an Investment Grade Rating by the Rating Agency or a Convertible Notes Rating is not maintained.

“Investment Grade Rating” means a rating of “BBB-” or better by the Rating Agency (or its equivalent, including under any successor rating categories, of the Rating Agency).

“Convertible Notes Rating” means a rating on the Convertible Notes by the Rating Agency.

“Rating Agency” means:

(1)    Egan-Jones Ratings Company; and

(2)    if Egan-Jones Ratings Company ceases to rate the Convertible Notes or fails to make a rating of the Convertible Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Egan-Jones Ratings Company.

Events of Default

Holders will have rights if an “event of default” occurs in respect of the Convertible Notes and the event of default is not cured, as described later in this subsection

Each of the following will constitute an “event of default” under the indenture:

(1)    we fail to pay the principal of any Note when due and payable;

(2)    we fail to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock due upon conversion of any Note (including any additional shares);

(3)    we fail to pay any interest on any Note when due and payable, and such failure is not cured within 30 days of such due date;

(4)    we fail to pay the fundamental change purchase price or the redemption price of any Note when due and payable;

(5)    we fail to provide timely notice of a fundamental change or a make-whole adjustment event in accordance with the terms of the indenture;

(6)    we fail to perform any other covenant required of us in the Convertible Notes or the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 days after notice is given in accordance with the indenture;

(7)    the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any indebtedness for borrowed money (other than non-recourse indebtedness) of us or any subsidiary of us and such payment has not been made, waived or extended within 120 days after such final stated maturity (giving effect to any applicable grace periods and any extensions thereof) (a “Payment Default”), or the acceleration of the final stated maturity of any indebtedness for borrowed money (other than non-recourse indebtedness) of us or any subsidiary of us and such acceleration has not been rescinded, annulled, waived or otherwise cured within 120 days after receipt by us or such subsidiary of us a written notice of any such acceleration (an “Acceleration”), if the aggregate principal amount of such indebtedness, together with the aggregate principal amount of any other indebtedness for borrowed money of us or any subsidiary of us as to which a Payment Default or an Acceleration has occurred and is continuing, aggregates $10.0 million or more at any time;

(8)    certain events of bankruptcy, insolvency or reorganization of us occur and remain undischarged or unstayed for a period of 60 days; or

(9)    pursuant to Section 18(a)(1)(C)(ii) and Section 61 of the 1940 Act, on the last business day of each of twenty-four consecutive calendar months, any class of securities will have an asset coverage (as such term is used in the 1940 Act and the rules and regulations promulgated thereunder) of less than 100% giving effect to any exemptive relief granted to us by the SEC.

If an event of default, other than an event of default described in clause (8) above with respect to us, occurs and is continuing, either the trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Convertible Notes may declare the principal amount of the Convertible Notes and accrued and unpaid interest thereon, if any, to be due and payable immediately. If an event of default described in clause (8) above occurs with respect to us, the principal amount of the Convertible Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Convertible Notes may, under certain circumstances and subject to certain exceptions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, have been cured or waived.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the Holders unless the Holders have offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the Holders of a majority in aggregate principal amount of the outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Convertible Notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders).

No Holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•        the Holder has previously given the trustee written notice of a continuing event of default;

•        the Holders of at least 25% in aggregate principal amount of the Convertible Notes then outstanding have made a written request and have offered indemnity, security, or both satisfactory to the trustee to institute such proceeding as trustee; and

•        the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the Holders of a majority in aggregate principal amount of the Convertible Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a Holder for the enforcement of payment of the principal, of or interest on, any Note on or after the applicable due date, the right to convert the Note or to receive the consideration due upon conversion or the right of a beneficial owner to exchange its beneficial interest in a global security representing Convertible Notes for a physical Note if an event of default has occurred and is continuing, in each case, in accordance with the indenture.

Generally, the Holders of not less than a majority of the aggregate principal amount of outstanding Convertible Notes may waive any default or event of default unless:

•        we fail to pay the principal of, or any interest on, any Note when due and payable;

•        we fail to deliver the consideration due upon conversion of any Note within the time period required by the indenture; or

•        we fail to comply with any of the provisions of the indenture the modification of which would require the consent of the Holder of each outstanding Note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each Holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of, or interest on, any Note or a default in the delivery of the consideration due upon conversion, the trustee may withhold notice if, and so long as, a committee of trust officers of the trustee, in good faith, determines that withholding notice is in the interests of the Holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each Holder will have the right to receive payment or delivery, as the case may be, of:

•        the principal (including the fundamental change purchase price, if applicable) of;

•        accrued and unpaid interest, if any, on; and

•        the consideration due upon conversion of,

its Convertible Notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates will not be impaired or affected without the consent of such Holder.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the Convertible Notes with the consent of the Holders of a majority in aggregate principal amount of the outstanding Convertible Notes. In addition, the Holders of a majority in aggregate principal amount of the outstanding Convertible Notes may waive our compliance in any instance with any provision of the indenture without notice to the other Holders of Convertible Notes. However, no amendment, supplement or waiver may be made without the consent of each Holder of outstanding Convertible Notes affected thereby if such amendment, supplement or waiver would:

•        change the stated maturity date of the principal of or any interest on the Convertible Notes;

•        reduce the principal amount of or interest on the Convertible Notes;

•        reduce the amount of principal payable upon acceleration of the maturity of the Convertible Notes;

•        reduce any amount payable upon redemption of any Convertible Notes;

•        change the currency of payment of principal of or interest on the Convertible Notes or change any Note’s place of payment;

•        impair the right of any Holder to receive payment of principal of and interest on such Holder’s Convertible Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the Convertible Notes;

•        modify the provisions with respect to the purchase rights of the Holders as described above under “— Purchase of Convertible Notes at Your Option upon a Fundamental Change” in a manner adverse to Holders of Convertible Notes;

•        change the ranking of the Convertible Notes;

•        adversely affect the right of Holders to convert Convertible Notes, or reduce the consideration due upon conversion; or

•        modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected Holder of Convertible Notes.

We and the trustee may amend or supplement the indenture or the Convertible Notes without notice to, or the consent of, the Holders of the Convertible Notes to:

•        cure any ambiguity, omission, defect or inconsistency;

•        provide for the assumption by a successor corporation of our obligations under the Convertible Notes and the indenture;

•        add guarantees with respect to the Convertible Notes;

•        secure the Convertible Notes;

•        add to our covenants for the benefit of the Holders or surrender any right or power conferred upon us;

•        make any change that does not adversely affect the rights of any Holder;

•        upon the occurrence of a share exchange event, solely (i) provide that the Convertible Notes are convertible into reference property and (ii) effect the related changes to the terms of the Convertible Notes described under “— Conversion of Convertible Notes — Recapitalizations, Reclassifications and Changes to Our Common Stock” above, in each case, in accordance with the applicable provisions of the indenture; or

•        conform the provisions of the indenture to the “Description of Convertible Notes” section in this prospectus.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the Holders a notice briefly describing such amendment. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Convertible Notes or depositing with the trustee or delivering to the Holders, as applicable, after all outstanding Convertible Notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion or otherwise, cash and/or (in the case of conversion) shares of common stock, sufficient to pay all of the outstanding Convertible Notes or satisfy our conversion obligations, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer, Exchange and Conversion

We will maintain an office, as designated in the indenture, where the Convertible Notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the security registrar for any registration of transfer or exchange of Convertible Notes, but any tax or similar governmental charge required by law or permitted by the indenture because a Holder requests any shares to be issued in a name other than such Holder’s name will be paid by such Holder. We are not required to transfer or exchange any Note surrendered for purchase or conversion except for any portion of that Note not being purchased or converted, as the case may be.

We reserve the right to:

•        vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•        appoint additional paying agents or conversion agents; or

•        approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global securities representing the Convertible Notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered Holder under the indenture. In the case of certificated Convertible Notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the Holder’s registered address (or, if requested by a Holder of more than $1,000,000 principal amount of Convertible Notes, by wire transfer to the account designated by such Holder). We will make any required interest payments to the person in whose name each Note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the Convertible Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the Convertible Notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, Holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The security registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any Convertible Notes surrendered to them by Holders for transfer, exchange, payment or conversion. All Convertible Notes delivered to the trustee will be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No Convertible Notes will be authenticated in exchange for any Convertible Notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such Convertible Notes are surrendered to us), purchase Convertible Notes in the open market or by tender offer at any price or by private agreement. We will cause any Convertible Notes so purchased (other than Convertible Notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Reports

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we will furnish to Holders of the Convertible Notes and the trustee, for the period of time during which the Convertible Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter). All such financial statements will be prepared, in all material respects, in accordance with applicable U.S. GAAP.

Rule 144A Information

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we will, so long as any of the Convertible Notes outstanding at such time, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act, furnish to any Holder, beneficial owner or prospective purchaser of such Convertible Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Replacement of Convertible Notes

We will replace mutilated, destroyed, stolen or lost Convertible Notes at the expense of the Holder upon delivery to the trustee of the mutilated Convertible Notes, or evidence of the loss, theft or destruction of the Convertible Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the Holder of such note before a replacement note will be issued.

Calculations in Respect of the Convertible Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the Convertible Notes. These calculations include, but are not limited to, determinations of our NAV per share, the closing sale price of our common stock, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the Convertible Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the Holders of Convertible Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any Holder upon the request of that Holder.

Notices

Except as otherwise described herein, notice to registered Holders of the Convertible Notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to Holders available on our website).

Governing Law

The indenture provides that it and the Convertible Notes, and any claim, controversy or dispute arising under or related to the indenture or the Convertible Notes, are governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law or any successor thereto).

Concerning the Trustee

U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with us and our affiliates with the same rights as if it were not trustee.

The trustee presently serves as our custodian, and we may maintain other banking relationships in the ordinary course of business with the trustee and its affiliates from time to time.

Book-Entry, Delivery and Form

The Convertible Notes are represented by global securities that have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. This means that, except in limited circumstances, you will not receive certificates for the Convertible Notes. Beneficial interests in the Convertible Notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Convertible Notes through either DTC, if they are a participant, or indirectly through organizations that are participants in DTC. Convertible Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•        a limited purpose trust company organized under the laws of the State of New York;

•        a “banking organization” within the meaning of the New York State Banking Law;

•        a member of the Federal Reserve System;

•        a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•        a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Securities

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Convertible Notes represented by such global security to the accounts of participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Convertible Notes represented by the global security for all purposes under the indenture and the Convertible Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the Convertible Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or Holder of any Convertible Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the Convertible Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of Convertible Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of Convertible Notes as to which such participant or participants has or have given such direction. However (i) DTC will exchange the global security for certificated securities that it will distribute to its participants if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the Convertible Notes has occurred and is continuing and any beneficial owner requests that its Convertible Notes be issued in physical, certificated form, DTC will exchange the corresponding portion of the global security for a physical, certificated security, which it will distribute to such beneficial owner.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law (the “MGCL”) and on our Articles of Amendment and Restatement (the “Charter”) and our Bylaws (“Bylaws”). This summary may not contain all of the information that is important to you, and we refer you to the MGCL and our Charter and Bylaws for a more detailed description of the provisions summarized below.

General

Under the terms of our Charter, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and no shares of preferred stock, par value $0.001 per share. There are no outstanding options or warrants to purchase our stock. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. Under our Charter, the Board is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of the shares of stock without obtaining stockholder approval. As permitted by the MGCL, our Charter provides that the Board, without any action by our stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following presents our outstanding classes of securities as of January 16, 2025:
Title of Class	Amount Authorized	Amount Held by Us or for Our Account	Amount Outstanding Exclusive of Amount Held by Us or for Our Account
Common Stock	200,000,000	—	62,121,797

Common Stock

All shares of our common stock will have equal rights as to earnings, assets, voting, and distributions and other distributions and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by the Board and declared by us out of funds legally available therefor. The shares of our common stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.

Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power.

Preferred Stock

Our Charter authorizes the Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. The cost of any such reclassification would be borne by our existing common stockholders. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our Charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Any issuance of preferred stock must comply with the requirements of the 1940 Act.

The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our Charter may provide and requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 66 2∕3% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and so long as distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions. However, we do not currently have any plans to issue preferred stock.

The issuance of any preferred stock must be approved by a majority of the independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the 1940 Act.

Our Charter authorizes us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our Bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as our director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our Bylaws also provide that, to the maximum extent permitted by Maryland law, with the approval of the Board and provided that certain conditions described in our Bylaws are met, we may pay certain expenses incurred by any such indemnified person in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay amounts we have so paid if it is ultimately determined that indemnification of such expenses is not authorized under our Bylaws. In accordance with the 1940 Act, we will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either, case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements provide our directors and executive officers the maximum indemnification permitted under Maryland law and the 1940 Act as of the date of such agreements.

Our insurance policy does not currently provide coverage for claims, liabilities and expenses that may arise out of activities that our present or former directors or officers have performed for another entity at our request. There is no assurance that such entities will in fact carry such insurance. However, we note that we do not expect to request our present or former directors or officers to serve another entity as a director, officer, partner or trustee unless we can obtain insurance providing coverage for such persons for any claims, liabilities or expenses that may arise out of their activities while serving in such capacities.

Certain Provisions of the MGCL and Our Charter and Bylaws; Anti-Takeover Measures

The MGCL and our Charter and Bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classified Board of Directors

The Board is currently classified as it is divided into three classes of directors serving staggered three-year terms in which directors of each class are elected to serve for three-year terms with one class of directors elected by stockholders each year. However, commencing as of the date of our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), the Board will cease to be classified and will be de-classified. As a result, the class of directors that stood for election at our 2024 Annual Meeting of Stockholders stood for election for three-year terms, the class of directors standing for election at our 2025 Annual Meeting of Stockholders will stand for election for two-year terms, and the class of directors standing for election at our 2026 Annual Meeting of Stockholders will stand for election for one-year terms, in each case expiring at the 2027 Annual Meeting. Commencing with the 2027 Annual Meeting, the directors elected at the 2027 Annual Meeting (and each meeting thereafter) will be elected for a term expiring at the next Annual Meeting of Stockholders. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

Election of Directors

Our Charter and Bylaws provide that, subject to the special rights of the holders of any class or series of preferred stock to elect directors, each director is elected by a majority of the votes cast with respect to such director’s election, except in the case of a “contested election” (as defined in our Bylaws), in which directors are elected by a plurality of the votes cast in the contested election of directors. There is no cumulative voting in the election of directors. Pursuant to our Charter, the Board may amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Charter provides that the number of directors will be set by the Board in accordance with our Bylaws. Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, unless our Bylaws are amended, the number of directors may never be less the minimum number required by the MGCL or greater than eleven. Our Charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the Board. Accordingly, at such time, except as may be provided by the Board in setting the terms of any class or series of preferred stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our Charter provides that a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least three-fourths of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous written consent, which our Charter does not). These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board at a special meeting may be made only (1) pursuant to our notice of the meeting, (2) by the Board or (3) provided that the Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our Bylaws do not give the Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by the Board and certain of our officers. Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our Charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by 75% or more of our continuing directors (in addition to approval by the Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter.

The “continuing directors” are defined in our Charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the Board or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Our Charter and Bylaws provide that the Board will have the exclusive power to adopt, alter, amend or repeal any provision of our Bylaws and to make new Bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the MGCL, our Charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of the Board determines such rights apply.

Control Share Acquisitions

The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter (the “Control Share Acquisition Act”). Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•        one-tenth or more but less than one-third;

•        one-third or more but less than a majority; or

•        a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our Bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our Bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. Accordingly, we have opted-out of the Maryland Control Share Acquisition Act. We can offer no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the Board determines that it would be in our best interests, including in light of the Board’s fiduciary obligations, applicable federal and state laws, and the particular facts and circumstances surrounding the Board’s decision.

Business Combinations

Under Maryland law, “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder (the “Business Combination Act”). These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•        any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•        an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the board of directors approved in advance the transaction by which the stockholder otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•        80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•        two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the Board, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution may be altered or repealed in whole or in part at any time. However, the Board will adopt resolutions so as to make us subject to the provisions of the Business Combination Act only if the Board determines that it would be in our best interests and if the SEC staff does not object to our determination that our being subject to the Business Combination Act does not conflict with the 1940 Act. If this resolution is repealed, or the Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with the 1940 Act

Our Bylaws provide that, if and to the extent that any provision of the MGCL, including the Control Share Acquisition Act (if we amend our Bylaws to be subject to such Act) and the Business Combination Act, or any provision of our Charter or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

Our Bylaws require that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City (or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company (ii) any action asserting a claim of breach of any standard of conduct or legal duty owed by any of the Company’s director, officer or other agent to the Company or to its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL or the Charter or the Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum selection provision in our Bylaws does not apply to claims arising under the federal securities laws, including the Securities Act and the Exchange Act.

There is uncertainty as to whether a court would enforce such a provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, this provision may increase costs for stockholders in bringing a claim against us or our directors, officers or other agents. Any investor purchasing or otherwise acquiring our shares is deemed to have notice of and consented to the foregoing provision.

The exclusive forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding such exclusive forum selection provision, a court could rule that such provision is inapplicable or unenforceable.

Transfer Restrictions

The shares of our common stock issued and sold by us in January 2020 in reliance upon the available exemptions from the registration requirements of the Securities Act (the “Private Common Stock Offering”) and issued by us in the Formation Transactions that were not registered for resale in connection with our IPO have not been registered under the Securities Act or the securities laws of any jurisdiction and, accordingly, until registered, may not be resold or transferred except as permitted under the Securities Act and the applicable securities laws of any jurisdiction. See “Securities Eligible For Future Sale” for additional information.

2025 Notes

In January 2020, concurrent with the completion of the Private Common Stock Offering, we completed the 144A Note Offering in reliance upon the available exemptions from the registration requirements of the Securities Act, pursuant to which we issued and sold $125 million in aggregate principal amount of the unsecured 2025 Notes. The 2025 Notes were issued pursuant to the 2025 Notes Indenture, unless repurchased or redeemed in accordance with their terms prior to such date. In July 2022, we issued $57.5 million in aggregate principal amount of the July 2025 Notes in an additional issuance of such 2025 Notes. The July 2025 Notes that were issued in the offering are treated as a single series with the January 2025 Notes and had the same terms as the January 2025 Notes (other than issue date and issue price). The 2025 Notes had the same CUSIP number and were fungible and ranked equally. In connection with the additional issuance of the July 2025 Notes, the 2025 Notes began trading on Nasdaq under the symbol “TRINL” on July 29, 2022.

On May 17, 2024, we redeemed $30.0 million in aggregate principal amount of outstanding 2025 Notes at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon.

The outstanding aggregate principal amount of the 2025 Notes was $152.5 million as of September 30, 2024. The 2025 Notes matured on January 16, 2025. The 2025 Notes were redeemable, in whole or in part, at any time, or from time to time, at our option, on or after January 16, 2023 at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to, but excluding, the date of redemption. The holders of the 2025 Notes did not have the option to have the 2025 Notes repaid or repurchased by us prior to the Maturity Date.

The 2025 Notes bore interest at a rate of 7.00% per year payable quarterly on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2020. The 2025 Notes were direct, general unsecured obligations of us and ranked senior in right of payment to all of our future indebtedness or other obligations that were expressly subordinated, or junior, in right of payment to the 2025 Notes. The 2025 Notes ranked pari passu, or equal, in right of payment with all of our existing and future indebtedness or other obligations that are not so subordinated, or junior. The 2025 Notes ranked effectively subordinated, or junior, to any of our future secured indebtedness or other obligations (including unsecured indebtedness that we later secure) to the extent of the value of the assets securing such indebtedness. The 2025 Notes ranked structurally subordinated, or junior, to all existing and future indebtedness and other obligations (including trade payables) incurred by our subsidiaries, financing vehicles or similar facilities including, without limitation, borrowings under the Credit Agreement, and effectively subordinated to any indebtedness which is secured.

August 2026 Notes

On August 24, 2021, we issued and sold $125 million in aggregate principal amount of our August 2026 Notes under our shelf Registration Statement on Form N-2 (File No. 333-257818) (the “2021 Registration Statement”) previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated August 19, 2021, a final prospectus supplement dated August 19, 2021, and a pricing term sheet dated August 19, 2021.

The August 2026 Notes were issued pursuant to the August 2026 Notes Indenture. The August 2026 Notes mature on August 24, 2026, unless repurchased or redeemed in accordance with their terms prior to such date. The August 2026 Notes are redeemable, in whole or in part, at any time, or from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the August 2026 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the August 2026 Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date; provided, however, that if we redeem any August 2026 Notes on or after July 24, 2026, the redemption price for the August 2026 Notes will be equal to 100% of the principal amount of the August 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, if a change of control repurchase event (as defined in the August 2026 Notes Indenture) occurs prior to the maturity date of the August 2026 Notes or our redemption of all outstanding August 2026 Notes, we will be required, subject to certain conditions, to make an offer to the holders thereof to repurchase for cash some or all of the August 2026 Notes at a repurchase price equal to 100% of the principal amount of the August 2026 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The August 2026 Notes bear interest at a fixed rate of 4.375% per year payable semiannually on February 15 and August 15 of each year, commencing on February 15, 2022. The August 2026 Notes are our direct, general unsecured obligations and rank pari passu, or equal in right of payment, with all of our existing and future unsecured indebtedness or other obligations that are not so subordinated.

December 2026 Notes

On December 15, 2021, we issued and sold $75 million in aggregate principal amount of our December 2026 Notes under our 2021 Registration Statement previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated December 10, 2021, a final prospectus supplement dated December 10, 2021, and a pricing term sheet dated December 10, 2021.

The December 2026 Notes were issued pursuant to the December 2026 Notes Indenture, between us and the Trustee. The December 2026 Notes mature on December 15, 2026, unless repurchased or redeemed in accordance with their terms prior to such date. The December 2026 Notes are redeemable, in whole or in part, at any time, or from time to time, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the December 2026 Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued and unpaid interest to the date of redemption) on the December 2026 Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date; provided, however, that if we redeem any December 2026 Notes on or after November 15, 2026, the redemption price for the December 2026 Notes will be equal to 100% of the principal amount of the December 2026 Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. In addition, if a change of control repurchase event (as defined in the December 2026 Notes Indenture) occurs prior to the maturity date of the December 2026 Notes or our redemption of all outstanding December 2026 Notes, we will be required, subject to certain conditions, to make an offer to the holders thereof to repurchase for cash some or all of the December 2026 Notes at a repurchase price equal to 100% of the principal amount of the December 2026 Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

The December 2026 Notes bear interest at a fixed rate of 4.25% per year payable semiannually on June 15 and December 15 of each year, commencing on June 15, 2022. The December 2026 Notes are our direct, general unsecured obligations and rank pari passu, or equal in right of payment, with all of our existing and future unsecured indebtedness or other obligations that are not so subordinated.

March 2029 Notes

On March 28, 2024, we issued and sold $115 million in aggregate principal amount of our unsecured March 2029 Notes, which amount includes the underwriters’ exercise, in full, of their option to purchase an additional $15.0 million in aggregate principal amount of the March 2029 Notes, under our shelf Registration Statement on Form N-2 (File No. 333-275970) previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated March 25, 2024, a final prospectus supplement dated March 25, 2024, and a pricing term sheet dated March 25, 2024.

The March 2029 Notes were issued pursuant to the March 2029 Notes Indenture. The March 2029 Notes mature on March 30, 2029, unless repurchased and redeemed in accordance with their terms prior to such date. The March 2029 Notes are redeemable, in whole or in part, at any time, or from time to time, at our option on or after March 30, 2026 upon not less than 30 days’ nor more than 60 days’ written notice prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount of the March 2029 Notes, plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. In addition, if a change of control repurchase event (as defined in the March 2029 Notes Indenture) occurs prior to maturity, unless we have exercised our right to redeem the March 2029 Notes in full, holders will have the right, at their option, to require us to repurchase for cash some or all of the March 2029 Notes at a repurchase price equal to 100% of the principal amount of the March 2029 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

The March 2029 Notes bear interest at a fixed rate of 7.875% per year payable quarterly on March 30, June 30, September 30 and December 30, commencing on June 30, 2024. The March 2029 Notes are direct, general unsecured obligations and rank pari passu, or equal in right of payment, with all of our existing and future unsecured indebtedness or other obligations that are not so subordinated.

September 2029 Notes

On July 19, 2024, we issued and sold $115 million in aggregate principal amount of our unsecured September 2029 Notes, which amount includes the underwriters’ exercise, in full, of their option to purchase an additional $15.0 million in aggregate principal amount of the September 2029 Notes, under our shelf Registration Statement on Form N-2 (File No. 333-275970) previously filed with the SEC, as supplemented by a preliminary prospectus supplement dated July 16, 2024, a final prospectus supplement dated July 16, 2024, and a pricing term sheet dated July 16, 2024.

The September 2029 Notes were issued pursuant to the September 2029 Notes Indenture. The September 2029 Notes mature on September 30, 2029, unless repurchased and redeemed in accordance with their terms prior to such date. The September 2029 Notes are redeemable, in whole or in part, at any time, or from time to time, at our option on or after September 30, 2026 upon not less than 30 days’ nor more than 60 days’ written notice prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount of the September 2029 Notes, plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. In addition, if a change of control repurchase event (as defined in the September 2029 Notes Indenture) occurs prior to maturity, unless we have exercised our right to redeem the September 2029 Notes in full, holders will have the right, at their option, to require us to repurchase for cash some or all of the September 2029 Notes at a repurchase price equal to 100% of the principal amount of the September 2029 Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.

The September 2029 Notes bear interest at a fixed rate of 7.875% per year payable quarterly on March 30, June 30, September 30 and December 30, commencing on September 30, 2024. The September 2029 Notes are direct, general unsecured obligations and rank pari passu, or equal in right of payment, with all of our existing and future unsecured indebtedness or other obligations that are not so subordinated.

REGULATION

The information contained in “Part I, Item 1. Business” of our most recent Annual Report on Form 10-K is incorporated herein by reference.

SECURITIES ELIGIBLE FOR FUTURE SALE

There is currently no active public trading market for the Convertible Notes. We cannot predict the effect, if any, that sales of the Convertible Notes or the availability of the Convertible Notes for sale will have on the market price of the Convertible Notes prevailing from time to time. Sales of substantial amounts of the Convertible Notes in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Convertible Notes.

Rule 144

In December 2020, the Company issued $50 million in aggregate principal amount of the Convertible Notes in connection with the Convertible Notes Offering. All of the Convertible Notes are considered “restricted” securities under the meaning of Rule 144 under the Securities Act (“Rule 144”) and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. Additionally, any Convertible Notes purchased by our affiliates, as that term is defined in Rule 144, would only be able to be sold in compliance with the Rule 144 limitations described below.

In general, under Rule 144, a person (or persons whose Convertible Notes are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those Convertible Notes, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those Convertible Notes without regard to the provisions of Rule 144.

A person (or persons whose Notes are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period an amount of Convertible Notes that does not exceed 10% of the then outstanding aggregate principal amount of the Convertible Notes. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Convertible Notes Registration Rights Agreement

The registration statement of which this prospectus is a part has been filed with the SEC pursuant to the Convertible Notes Registration Rights Agreement for the benefit of the holders of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes.

Under the Convertible Notes Registration Rights Agreement, we agreed to use our commercially reasonable efforts to cause a resale registration statement to become or be declared effective by the SEC at the earliest possible time after the initial filing thereof, but in no event later than 270 days after the Convertible Notes Issue Date (or if such 270th day is not a business day, the next succeeding business day), and to continuously maintain such resale registration statement’s effectiveness under the Securities Act, subject to certain permitted blackout periods described below, until all of the Convertible Notes covered by such resale registration statement have been sold pursuant to such resale registration statement or are otherwise no longer registrable securities as set forth in the Convertible Notes Registration Rights Agreement. The resale registration statement initially filed in connection with the Convertibles Notes was declared effective on August 2, 2024.

As discussed above, we will be permitted, under limited circumstances, to suspend the use, from time to time, of any such resale registration statement, including the prospectus that is part of this registration statement (and therefore suspend sales under any such registration statement) for certain periods, referred to as “blackout periods.”

The blackout periods for the resale registration statement will be for such times as we may reasonably determine is necessary and advisable, but in no event (i) will occur on more than two occasions during any rolling 12-month period, (ii) be for more than an aggregate of 90 days in any rolling 12-month period, or (iii) be for more than 60 days in any rolling 90-day period. Blackout periods shall occur if, among other things, any of the following occurs:

•        the representative(s) of the underwriter(s) in the sale of shares our common stock has advised that the sale of the Convertible Notes and the shares of our common stock issuable upon conversion thereof (collectively, the “Registrable Securities”) pursuant to any such resale registration statement would have a material adverse effect on such underwritten offering of shares of our common stock;

•        a majority of the independent members of our Board determines in good faith that: (i) the offer or sale of the Registrable Securities would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination or other significant transaction involving us; (ii) upon the advice of counsel, the sale of the Registrable Securities would require disclosure of material non-public information not otherwise required to be disclosed under applicable law; or (iii) (a) we have a bona fide business purpose for preserving the confidentiality of any such transaction, (b) disclosure of any such proposed transaction would have a material adverse effect on us or our ability to consummate such proposed transaction, or (c) any such proposed transaction would render us unable to comply with SEC requirements, in each case under circumstances that would make it impracticable or inadvisable to cause such resale registration statement (or such filings) to become effective or to amend or supplement such resale registration statement on a post-effective basis, as applicable; or

•        we determine in good faith, upon the advice of counsel, that we are required by applicable law, or that it is in our best interests, to supplement such resale registration statement for the Registrable Securities or file a post-effective amendment thereto in order to incorporate information for the purpose of: (i) including in such resale registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (ii) reflecting in the prospectus included in such resale registration statement any facts or events arising after the effective date of such resale registration statement (or of the most-recent post-effective amendment) that, individually or in the aggregate, represent a fundamental change in the information set forth therein; or (iii) including in the prospectus included in such resale registration statement any material information with respect to the plan of distribution not disclosed in such resale registration statement or any material change to such information.

We can offer no assurance that we will be able to maintain the resale registration statement’s effectiveness, or that the shares of our common stock to be issued upon conversion of the Convertible Notes will continue to be listed on a national securities exchange.

Pursuant to the Convertible Notes Registration Rights Agreement, we will pay certain fees and expenses incurred in offering and in disposing of the securities covered thereby, including all registration and filing fees, any other regulatory fees, printing and delivery expenses, listing fees and expenses, fees and expenses of counsel, independent certified public accountants, and any special experts retained by us, and reasonable and documented fees and expenses of counsel to the Selling Securityholders in an amount not to exceed $75,000. The Selling Securityholders will be responsible for (i) all discounts and commissions payable to underwriters or brokers and all transfer taxes and transfer fees, and (ii) the fees and expenses of any counsel to the Selling Securityholders exceeding $75,000.

SELLING SECURITYHOLDERS

The registration statement of which this prospectus is a part has been filed with the SEC pursuant to the Convertible Notes Registration Rights Agreement to register for resale up to $50,000,000 in aggregate principal amount of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes. We entered into the Convertible Notes Registration Rights Agreements for the benefit of the Selling Securityholders in connection with the Convertible Notes Offering. The Selling Securityholders may, from time to time, offer and sell any or all of the Convertible Notes and the shares of our common stock issuable upon conversion of the Convertible Notes pursuant to this prospectus and any accompanying prospectus supplement, if any. See “Securities Eligible for Future Sale — Convertible Notes Registration Rights Agreement.”

The following table sets forth, as of September 30, 2024:

•        the name of each Selling Securityholder;

•        the principal amount of Convertible Notes and the percentage of the aggregate principal amount of the Convertible Notes outstanding that each Selling Securityholder beneficially owned;

•        the number of shares of our common stock and the percentage of the total shares of our common stock outstanding that each Selling Securityholder beneficially owned;

•        the principal amount of Convertible Notes that may be offered for resale by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, if any;

•        the number of shares of our common stock issuable upon conversion of the Convertible Notes that may be offered for resale by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement, if any;

•        the principal amount of Convertible Notes and the percentage of the aggregate principal amount of the Convertible Notes to be beneficially owned by each Selling Securityholder following this offering; and

•        the number of shares of common stock and the percentage of the total shares of our common stock to be beneficially owned by each Selling Securityholder following this offering.

The information included in the below table under “Principal Amount of Convertible Notes Beneficially Owned After Offering” and “Shares of Common Stock Beneficially Owned After Offering” assume that each Selling Securityholder listed below elects to sell all of its Convertible Notes and all of its shares of our common stock issuable upon conversion thereof. The Selling Securityholders may sell all, some or none of their Convertible Notes and their shares of our common stock issuable upon conversion thereof in this offering. See “Plan of Distribution.” We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their Convertible Notes and their shares of our common stock issuable upon conversion thereof. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Convertible Notes and the shares of our common stock issuable upon conversion thereof in transactions exempt from the registration requirements of the Securities Act after the date for which the information set forth in the below table is provided. The information regarding the identity of the Selling Securityholders and their affiliations, including their beneficial ownership of Convertible Notes and the shares of our common stock, is based solely on information provided by or on behalf of the Selling Securityholders.

The Convertible Notes and the shares of our common stock issuable upon conversion thereof sold by any of the Selling Securityholders will generally be freely tradable. Sales of substantial amounts of our Convertible Notes and the shares of our common stock, including by the Selling Securityholders, or the availability of such Convertible Notes and the shares of our common stock for sale, whether or not sold, could adversely affect the prevailing market prices for the Convertible Notes and the shares of our common stock.

	Principal Amount of Convertible Notes Beneficially Owned Prior to Offering(2)(3)		Shares of Common Stock Beneficially Owned Prior to Offering (2) (4) (5)		Principal Amount of Convertible Notes That May Be Offered	Shares of Common Stock Issuable Upon Conversion That May Be Offered(6)	Principal Amount of Convertible Notes Beneficially Owned After Offering(7)		Shares of Common Stock Beneficially Owned After Offering(2)(4)(7)
Name(1)	Amount	Percent	Amount	Percent			Amount	Percent	Number	Percent
Wilton Reassurance Company	$15,404,000	30.81%	1,257,643	2.18%	$15,404,000	1,257,643	—	—	—	—
EP DIF Delaware I LLC	$15,450,353	30.90%	1,261,427	2.19%	$15,450,353	1,261,427	—	—	—	—
BlueCross BlueShield of Tennessee, Inc.	$8,344,000	16.69%	681,237	1.18%	$8,344,000	681,237	—	—	—	—
EP DIF Cayman I LP	$5,410,647	10.82%	441,746	*	$5,410,647	441,746	—	—	—	—
Clarendon National Insurance Company	$3,338,000	6.68%	272,527	*	$3,338,000	272,527	—	—	—	—
PCT Partners LLC	$2,053,000	4.11%	167,615	*	$2,053,000	167,615	—	—	—	—
Total	$50,000,000	100%	4,082,195	7.08%	$50,000,000	4,082,195	—	—	—	—

____________

*        Less than 1%.

(1)      The securities set forth in the table are directly owned by the Selling Securityholders, each of which are managed by Eagle Point Credit Management LLC (“Eagle Point’’), as investment manager pursuant to an investment management agreement with each Selling Securityholder. Accordingly, Eagle Point could be deemed to have a pecuniary interest in such securities held by the Selling Securityholders. Thomas P. Majewski is the managing partner and a member of the portfolio management team of Eagle Point, and has certain economic rights with respect to Eagle Point that could be deemed to constitute a pecuniary interest in such securities held by the Selling Securityholders. Each of Eagle Point and Mr. Majewski disclaim beneficial ownership of such securities held by the Selling Securityholders. In addition, as investment manager to each Selling Securityholder, Eagle Point, pursuant to such investment management agreement with each Selling Securityholder, has discretionary investment authority and voting power, as applicable, with respect to such securities held by the Selling Securityholders. As a result, Eagle Point could be deemed to have the sole power to vote and dispose or direct the disposition, as applicable, of such securities held by the Selling Securityholders.

(2)      Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(3)      Applicable percentage of ownership is based on $50.0 million in aggregate principal amount of the Convertible Notes outstanding as of September 30, 2024.

(4)      Applicable percentage of ownership is based on 57,642,040 shares of our common stock outstanding as of September 30, 2024.

(5)      Reflects 4,082,195 shares of common stock issuable upon conversion of the Convertible Notes at the current conversion rate of 81.6439 shares per $1,000 principal amount of the Convertible Notes. The 4,082,195 shares of common stock issuable upon conversion of the Convertible Notes are not deemed outstanding, including for the purposes of computing the percentage ownership of any other person.

(6)      Assumes conversion of the entire principal amount of the Convertible Notes held by the Selling Securityholder at the current conversion rate of 81.6439 shares per $1,000 principal amount of the Convertible Notes. The number of shares of common stock issuable upon conversion of the Convertible Notes may be adjusted under certain circumstances, as described under “Description of the Convertible Notes.” Under the terms of the Convertible Notes, cash will be paid instead of issuing any fractional shares.

(7)      Assumes the sale of all of such securities eligible for sale in this prospectus and any accompany prospectus supplement, and no other purchases or sales of such securities. This assumption has been made under the rules and regulations of the SEC and does not reflect any knowledge that we have with respect to the present intent of persons listed as Selling Securityholders.

PLAN OF DISTRIBUTION

We are registering the Convertible Notes and the shares of our common stock issuable upon conversion thereof (collectively, the “Registrable Securities”) to permit the resale of such Registrable Securities by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the resale by the Selling Securityholders of the Registrable Securities. The aggregate proceeds to the Selling Securityholders from the sale of the Registrable Securities will be the purchase price thereof less any discounts and commissions, and applicable fees and expenses. Each Selling Securityholder reserves the right to accept and, together with their respective agents, to reject, any proposed purchases of any such Registrable Securities to be made directly or through agents.

Pursuant to the Convertible Notes Registration Rights Agreement, we will pay certain fees and expenses incurred in this offering and in disposing of the Registrable Securities, including all registration and filing fees, any other regulatory fees, printing and delivery expenses, listing fees and expenses, fees and expenses of counsel, independent certified public accountants, and any special experts retained by us, and reasonable and documented fees and expenses of counsel to the Selling Securityholders in an amount not to exceed $75,000. The Selling Securityholders will be responsible for (i) all brokers’ and underwriters’ discounts and commissions, transfer taxes and transfer fees, and (ii) the fees and expenses of any counsel to the Selling Securityholders exceeding $75,000.

The Selling Securityholders may sell all or a portion of the Registrable Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, or in private transactions. The Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The prices at which the Selling Securityholders may sell the Registrable Securities may be determined by the prevailing market price for such Registrable Securities at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. These sales may be effected in one or more of the following transactions, which may involve crosses or block transactions:

•        an underwritten offering;

•        on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•        in the over-the-counter market;

•        in transactions otherwise than on these exchanges or systems or in the over-the-counter market

•        through the writing of options, whether such options are listed on an options exchange or otherwise;

•        in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        in block trades in which the broker-dealer will attempt to sell the Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        via an exchange distribution in accordance with the rules of the applicable exchange;

•        through privately negotiated transactions;

•        through short sales;

•        in sales pursuant to Rule 144;

•        through broker-dealers who may agree with the selling securityholders to sell a specified principal amount of such Registrable Securities at a stipulated price per share;

•        via a combination of any such methods of sale; or

•        in any other method permitted pursuant to applicable law.

If the Selling Securityholders effect such transactions by selling any of the Registrable Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of any such Registrable Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The Selling Securityholders and any broker-dealer participating in the distribution of any of the Registrable Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe the amount of the Registrable Securities being offered, the method of distribution and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation from the Selling Securityholders, any discount, commission or concession allowed or re-allowed or paid to any dealer, the proposed selling price to the public, the proceeds a Selling Securityholder with receive from the sale and any other information believed to be material. At the time a particular offer of the Registrable Securities is made, if required, such a prospectus supplement will be distributed. We will make copies of this prospectus and any accompanying prospectus supplement, if any, available to the Selling Securityholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

In connection with sales of any of the Registrable Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Registrable Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell any of the Registrable Securities short and deliver such Registrable Securities covered by this prospectus and any accompanying prospectus supplement, if any, to close out short positions and to return borrowed Registrable Securities in connection with such short sales. The Selling Securityholders may also loan or pledge any of the Registrable Securities to broker-dealers that in turn may sell such Registrable Securities.

The Selling Securityholders may pledge or grant a security interest in some or all of the Registrable Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such Registrable Securities from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424 or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Registrable Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, any Registrable Securities that qualify for sale pursuant to Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act, may be sold under Rule 144 or any such other available exemption rather than pursuant to this prospectus or any accompanying prospectus supplement, if any.

Under the securities laws of some states, the Registrable Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Registrable Securities may not be sold unless such Registrable Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Registrable Securities by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Registrable Securities to engage in market-making activities with respect to the Registrable Securities. All of the foregoing may affect the marketability of any of the Registrable Securities and the ability of any person or entity to engage in market-making activities with respect to the Registrable Securities.

We will pay all fees and expenses related to the registration of the Registrable Securities pursuant to the Convertible Notes Registration Statement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Securityholder will pay all underwriting discounts and selling commissions, if any, as described above. We will indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, in accordance with the Convertible Notes Registration Rights Agreement, or the Selling Securityholders will be entitled to contribution. We may be indemnified by the Selling Securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Securityholder specifically for use in this prospectus and any accompanying prospectus supplement, if any, in accordance with the Convertible Notes Registration Rights Agreement, or we may be entitled to contribution. Subject to applicable law, we and the Selling Securityholders each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale by the Selling Securityholders of the Registrable Securities, including liabilities arising under the Securities Act. Such indemnification will not occur with respect to the conduct described in Section 17(i) of the 1940 Act for which indemnification is prohibited.

There can be no assurance that any Selling Securityholders will sell any or all of the Registrable Securities registered pursuant to the registration statement of which this prospectus forms a part.

Once sold under the registration statement of which this prospectus forms a part, the Registrable Securities will be freely tradable in the hands of persons other than our affiliates.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Our securities are held by our custodian, Wells Fargo Bank, National Association, under a custody agreement. The principal address of our custodian is: 600 S. 4th St., Minneapolis, Minnesota 55479. Equiniti Trust Company, LLC serves as our transfer agent, plan administrator, dividend paying agent and registrar. The principal business address of our transfer agent is 6201 15th Avenue, Brooklyn, NY 11219, telephone number: (718) 921-8200.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since we generally acquire and dispose of our investments in privately negotiated transactions, we infrequently use brokers in the normal course of our business. Our management team is primarily responsible for the execution of the publicly traded securities portion of our portfolio transactions and the allocation of brokerage commissions. We do not expect to execute transactions through any particular broker or dealer, but seek to obtain the best net results for us, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities. While we generally seek reasonably competitive trade execution costs, we do not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements, we may select a broker based partly upon brokerage or research services provided to us. In return for such services, we may pay a higher commission than other brokers would charge if we determine in good faith that such commission is reasonable in relation to the services provided.

LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters for us in connection with the offering will be passed upon for us by Dechert LLP, Washington, DC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of the Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The address of Ernst & Young LLP is 725 South Figueroa Street, Suite 200, Los Angeles, CA 90017.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities offered by this prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus.

We also file with or submit to the SEC periodic and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act.

We furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law.

We make available on our website (www.trinitycap.com) our annual reports on Form 10-K, quarterly reports on Form 10-Q, our current reports on Form 8-K, our proxy statements and other information filed with the SEC. This information is available free of charge by contacting us at 1 N. 1st Street, Suite 302, Phoenix, Arizona 85004, calling us at (480) 374-5350 or visiting our corporate website. The SEC also maintains a website (www.sec.gov) that contains such information. The reference to our website is an inactive textual reference only and the information contained on our website is not a part of this registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to such information incorporated by reference. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file any such document. Any reports filed by us with the SEC subsequent to the date of this prospectus and before the date that any offering of any securities by means of this prospectus and any accompanying prospectus supplement, if any, is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus our filings listed below and any future filings that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus until all of the securities offered by this prospectus and any accompanying prospectus supplement, if any, have been sold or we otherwise terminate the offering of those securities; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus and any accompanying prospectus supplement, if any. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and may supersede information in this prospectus, any accompanying prospectus supplement, if any, and other information previously filed with the SEC.

The prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024;

•        our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 26, 2024;

•        our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 1, 2024, August 7, 2024 and October 30, 2024, respectively;

•        our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 5, 2024, March 28, 2024, March 28, 2024, April 16, 2024, June 14, 2024, June 28, 2024, July 19, 2024, August 5, 2024, August 23, 2024, and November 7, 2024; and

•        the description of our Common Stock referenced in our Registration Statement on Form 8-A (No. 001-39958), as filed with the SEC on January 28, 2021, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the common stock registered hereby.

See “Available Information” for information on how to obtain a copy of these filings.

TRINITY CAPITAL INC.

Up to $50,000,000 in Aggregate Principal Amount of
6.00% Convertible Notes due 2025 and
Shares of Common Stock Issuable Upon Conversion Thereof
by the Selling Securityholders

_______________________________

PROSPECTUS

_______________________________

January 24, 2025